UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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EMULEX CORPORATION

3333 Susan Street

Costa Mesa, California 92626

(714) 662-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 20, 2012

To the Stockholders of EMULEX CORPORATION:

You are cordially invited to attend the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation, which will be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Tuesday, November 20, 2012, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement which is incorporated herein by this reference:

1.  To elect a board of nine directors to serve until the next annual meeting of Emulex’s stockholders and until their successors have been elected and qualified;

2.  To ratify and approve Emulex’s amended and restated 2005 Equity Incentive Plan, including amendments to (i) increase the number of shares of common stock reserved for issuance thereunder by 1,500,000 shares, and (ii) to extend the termination date of such plan to September 30, 2020;

3.  To ratify and approve Emulex’s amended and restated 1997 Stock Award Plan for Non-Employee Directors to (i) increase the number of shares authorized for issuance under the Director by 500,000, (ii) extend the termination date of the Director Plan to September 30, 2020, and (iii) to change the name of the Director Plan to the “Emulex Corporation Stock Award Plan for Non-Employee Directors”;

3.  To ratify and approve an advisory resolution to approve executive compensation;

4.  To ratify the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2013; and

5.  To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record of Emulex’s common stock at the close of business on September 21, 2012, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

Whether or not they expect to attend, to make sure all votes are received, stockholders are urged to vote their shares promptly by mail, telephone or internet as instructed on the enclosed proxy card or voting instruction card. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 20, 2012. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended July 1, 2012 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

MICHAEL J. ROCKENBACH

Executive Vice President, Chief Financial Officer,

Secretary and Treasurer

Costa Mesa, California

October 8, 2012

EMULEX CORPORATION

3333 Susan Street

Costa Mesa, California 92626

(714) 662-5600

PROXY STATEMENT

Approximate date proxy material first sent

to stockholders: October 8, 2012

The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation (referred to as “we,” “us” or “Emulex”), to be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Tuesday, November 20, 2012, and adjournments thereof (the “Annual Meeting”), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

Record Date and Share Ownership

Only stockholders of record on the books of Emulex at the close of business on September 21, 2012 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Each share of common stock is entitled to one vote with respect to the matters presented at the Annual Meeting. At the Record Date, 89,604,836 shares of Emulex’s common stock were issued and outstanding and held of record by approximately 435 stockholders. Emulex knows of no contractual arrangements which may at a subsequent date result in a change of control of Emulex.

Voting and Solicitation

Representation at the Annual Meeting by the holders of a majority of the outstanding common stock of Emulex on the Record Date, either by personal attendance or by proxy, will constitute a quorum.

A form of proxy is being furnished to stockholders herewith by Emulex on behalf of the Board of Directors. Proxies properly completed, duly submitted to and received by us before the Annual Meeting, and not revoked, will be voted and cast in accordance with the specifications given. Internet and telephonic voting is available through 8:59 p.m. (Pacific Time) on November 19, 2012.

Unless a contrary choice is specified in the proxy, the proxy will be voted:

“FOR” the election of all nine of the nominee-directors specified herein;

“FOR” ratification and approval of the amended and restated 2005 Equity Incentive Plan (the “Equity Incentive Plan”);

“FOR” ratification and approval of the amended and restated 1997 Stock Award Plan for Non-Employee Directors (the “Director Plan”);

“FOR” ratification and approval of an advisory resolution to approve executive compensation; and

“FOR” ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2013.

It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Meeting, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. Each of the persons named as proxies is a director of Emulex and was recommended by the Nominating/Corporate Governance Committee and approved by Emulex’s Board of Directors.

Under Emulex’s Bylaws and Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal and has not received instructions from the beneficial owner) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) or voted against a nominee will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Abstentions as to the proposals regarding the amended and restated Equity Incentive Plan, the amended and restated Director Plan, the advisory resolution to approve executive compensation and the ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm will have the same effect as votes against such proposals. Broker non-votes with respect to these proposals will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposals.

The New York Stock Exchange (“NYSE”) has adopted regulations that prevent brokers or other nominees that are NYSE member organizations from voting in favor of “non-routine” items unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. The election of the nominees for Director, the proposals to approve the amended and restated Equity Incentive Plan and the amended and restated Director Plan, and the proposal to approve an advisory resolution to approve executive compensation are each considered “non-routine” items and the NYSE rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year is the only proposal that should be considered to be a routine item. To the extent your brokerage firm votes shares on your behalf on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm, your shares will also be counted as present for the purpose of determining a quorum.

The entire cost of soliciting proxies in connection with the Annual Meeting will be borne by Emulex. Emulex may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. In that connection, Emulex has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies and Morrow and Company LLC, Stamford, Connecticut to solicit proxies. The aggregate cost of these services, excluding out-of-pocket expenses, is not expected to exceed $30,000. Emulex may also retain other firms or individuals to assist with the solicitation of proxies. Members of the management of Emulex may also solicit some stockholders in person, or by telephone, email or facsimile, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

Revocability of Proxies

Your execution of the enclosed proxy or submitting your vote by telephone or on the internet will not affect your right as a stockholder to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated vote, in person at the Annual Meeting, via the internet, by telephone or by mail, or (ii) a written revocation sent to and received by the Secretary of Emulex prior to the Annual Meeting. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the notice of internet availability of proxy materials, or this Proxy Statement and the 2012 Annual Report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of any of these documents, please contact our Investor Relations Department at 3333 Susan Street, Costa Mesa, California 92626, telephone (714) 662-5600. If you want to receive separate copies of the notice of Internet availability of proxy materials, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

VOTING SECURITIES AND STOCK OWNERSHIP

Stock Ownership of Management

The following table sets forth, as of the Record Date, information as to the beneficial ownership of our common stock by all Directors, by the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”), and by all our Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Fred B. Cox	170,641	(3)	*
Michael P. Downey	117,006	(4)	*
Bruce C. Edwards	115,803	(5)	*
Paul F. Folino	205,971	(6)	*
Robert H. Goon	115,006	(7)	*
Beatriz V. Infante	13,606		*
Don M. Lyle	115,006	(8)	*
Nersi Nazari	31,127		*
Dean A. Yoost	140,924	(9)	*
James M. McCluney	923,951	(10)	1.0%
Michael J. Rockenbach	679,618	(11)	*
Jeffrey W. Benck	310,465	(12)	*
Jeffery L. Hoogenboom	164,818	(13)	*
Margaret A. Evashenk	52,524	(14)	*
All Directors and executive officers as a group (15 persons) (15)	3,400,183		3.7%

(1)	This column lists voting securities. Except as otherwise indicated and subject to applicable community property and similar laws, we assume that each named owner has the sole voting and investment power with respect to their shares (other than shares subject to options). Amount of shares beneficially owned includes shares which are subject to options that are currently, or within 60 days following the Record Date will be, exercisable.

(2)	Percent of class is based on the number of shares outstanding on the Record Date (89,604,836 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)	Consists of (i) 21,641 shares held by Mr. Cox; (ii) 9,000 shares held in an irrevocable trust with the trustees having voting and investing control (Mr. and Mrs. Cox are not trustees but are beneficiaries of this trust); (iii) 100,000 shares held by a limited liability company owned by members of Mr. Cox’s family (Mr. Cox and his wife have no ownership, beneficial or otherwise and no management or investment control in this limited liability company); and (iv) 40,000 shares which are subject to options held by Mr. Cox which are currently, or within 60 days following the Record Date will be, exercisable.

(4)	Consists of (i) 77,006 shares held by Mr. Downey; and (ii) 40,000 shares which are subject to options held by Mr. Downey which are currently, or within 60 days following the Record Date will be, exercisable.

(5)	Consists of (i) 51,803 shares held by Mr. Edwards; (ii) 4,000 shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power; and (iii) 60,000 shares which are subject to options held by Mr. Edwards which are currently, or within 60 days following the Record Date will be, exercisable.

(6)	Consists of (i) 77,659 shares held by a trust of which Mr. Folino is the sole trustee and has sole voting and investment power; and (ii) 128,312 shares which are subject to options held by Mr. Folino which are currently, or within 60 days following the Record Date will be, exercisable.

(7)	Consists of (i) 55,006 shares held by Mr. Goon; and (ii) 60,000 shares which are subject to options held by Mr. Goon which are currently, or within 60 days following the Record Date will be, exercisable.

(8)	Consists of (i) 55,006 shares held by Mr. Lyle; and (ii) 60,000 shares which are subject to options held by Mr. Lyle which are currently, or within 60 days following the Record Date will be, exercisable.

(9)	Consists of (i) 60,924 shares held by a living trust of which Mr. Yoost and his wife are co-trustees and share voting and investment power; and (ii) 80,000 shares which are subject to options held by Mr. Yoost which are currently, or within 60 days following the Record Date will be, exercisable.

(10)	Consists of (i) 334,256 shares held by Mr. McCluney; and (ii) 589,695 shares which are subject to options held by Mr. McCluney which are currently, or within 60 days following the Record Date will be, exercisable.

(11)	Consists of (i) 276,019 shares held by Mr. Rockenbach; (ii) 25,360 shares held by his children; and (iii) 378,239 shares which are subject to options held by Mr. Rockenbach which are currently, or within 60 days following the Record Date will be, exercisable.

(12)	Consists of (i) 156,209 shares held by Mr. Benck; and (ii) 154,256 shares which are subject to options held by Mr. Benck which are currently, or within 60 days following the Record Date will be, exercisable.

(13)	Consists of (i) 94,787 shares held by Mr. Hoogenboom; and (ii) 70,031 shares which are subject to options held by Mr. Hoogenboom which are currently, or within 60 days following the Record Date will be, exercisable.

(14)	Consists of (i) 19,461 shares held by Ms. Evashenk; and (ii) 33,063 shares which are subject to options held by Ms. Evashenk which are currently, or within 60 days following the Record Date will be, exercisable.

(15)	Includes persons who serve as executive officers of Emulex’s principal subsidiaries.

Principal Stockholders

The following table sets forth information regarding ownership of outstanding shares of our common stock by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Wellington Management Company, LLP	6,316,776	(2)	7.0%
280 Congress Street Boston, MA 02210
BlackRock, Inc.	4,787,134	(3)	5.3%
40 East 52nd Street New York, NY 10022

(1)	Percent of class is based on the number of shares outstanding on the Record Date (89,604,836 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date.

(2)	Based on its Form 13-G/A filed on September 10, 2012, we believe that Wellington Management Company, LLP beneficially owned the number of shares indicated as of August 31, 2012.

(3)	Based on its Form 13-G/A filed on February 13, 2012, we believe that BlackRock, Inc. beneficially owned the number of shares indicated as of December 30, 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

Emulex’s Directors are to be elected at each annual meeting of stockholders. In May 2012, the Board increased the size of the Board from nine members to ten members and appointed Beatriz V. Infante to the Board. In June 2012, Fred B. Cox announced that he would not seek reelection to the Board. Accordingly, at this Annual Meeting, nine directors will be elected to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors may elect to fill interim vacancies of directors.

The nine nominees for election as directors at the Annual Meeting set forth in the table below are all recommended by the Board of Directors of Emulex. Emulex’s policy is to encourage nominees for director to attend the Annual Meeting and each of the nominated directors attended and was elected as a director at the 2011 Annual Meeting of Stockholders, with the exception of Ms. Infante.

In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by Emulex’s existing Board of Directors and its Nominating/Corporate Governance Committee.

The nine nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as Emulex’s Directors to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Subject to certain exceptions specified below, stockholders of record on the Record Date are entitled to cumulate their votes in the election of Emulex’s Directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No stockholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the stockholder has given notice at the Meeting, prior to the voting, of the stockholder’s intention to cumulate his or her votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

Director Nomination Process

The Board of Directors and the Nominating/Corporate Governance Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Such assessment is made in light of actual or expected changes in Emulex’s business, regulatory environment and other trends. While the factors such as age, business and international experience, technical and financial knowledge, diversity and reputation of a particular candidate will be considered, the Nominating/Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. One of the Board’s priorities going forward is to increase its diversity through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

In general, candidates for nomination to the Board are provided by Board members, employees or others having knowledge of Emulex’s particular needs. The Nominating/Corporate Governance Committee has a policy of considering candidates for membership to the Board who are nominated by stockholders in the same manner as candidates recommended by members of the Board. In fiscal 2012, the Nominating/Corporate Governance Committee retained the services of a third party search firm to help identify and evaluate candidates for the Board position that was filled by Beatriz V. Infante in May 2012.

Emulex’s Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by, or at the direction of, the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at Emulex’s principal executive offices not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at Emulex’s principal executive offices not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.

The following table sets forth certain information concerning the nominees for election as directors. All of the nominees are continuing members of Emulex’s present Board of Directors.

Nominee	Principal Occupation	Age(4)
Michael P. Downey(2)(3)	Private Investor and Executive Consultant	65
Bruce C. Edwards(1)(2)	Business Consultant	59
Paul F. Folino	Chairman of the Board of Emulex	67
Robert H. Goon(2)(3)	Attorney	72
Beatriz V. Infante(1)	Chief Executive Officer of Business Excelleration LLC	58
Don M. Lyle(1)(2)	Principal of Technology Management Company	73
James M. McCluney	Chief Executive Officer of Emulex	61
Nersi Nazari(2)	Chairman and Chief Executive Officer of Private Health Care Technology	53
Dean A. Yoost(2)(3)	Financial Advisor	62

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Nominating/Corporate Governance Committee of the Board of Directors.

(3)	Member of the Audit Committee of the Board of Directors.

(4)	As of the date of the Annual Meeting.

Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, finance and risk management that are necessary to effectively oversee Emulex. In addition, the Board believes that each of the directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of the stockholders.

Mr. Downey has served as a Director of Emulex since February 1994 and is Chairman of the Audit Committee. Since 1998, Mr. Downey has been a private investor and executive consultant. From 1986 to 1997, Mr. Downey served as the senior financial executive of Nellcor Puritan Bennett and one of its predecessors, a manufacturer of medical instruments. From 1984 to 1986, Mr. Downey was Vice President of Finance with Shugart Corporation, a manufacturer of disk drives. Mr. Downey also serves as a Director and a member of the Audit, Nominating and Compensation committees of Vertical Communications, Inc. (previously known as Artisoft Inc.), a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000 and as its Chairman from October 1998 to February 2004. Mr. Downey served as a Director and a member of the Audit and Compensation committees of First Consulting Group, Inc., a consulting and integration management company for the health care and pharmaceutical industries until it was acquired by Computer Sciences Corporation in February 2008 and as a Director and member of the Audit and Compensation committees of Adeza Biomedical Corporation, a designer, developer and manufacturer, and marketer of women’s healthcare products until it was acquired by Cytec Corporation in May 2007.

Mr. Downey’s financial expertise, exemplified by his background and experience in a number of companies as a senior financial officer, and his broad experience with technology companies make him a valuable asset to the Board and to serve as a qualified financial expert and Chairman of the Audit Committee. In addition, Mr. Downey provides leadership and governance experience through his current and prior service on the boards of various other public companies, including service on the Audit and Compensation committees of such companies.

Mr. Edwards has served as a Director of Emulex since May 2000 and is Chairman of the Compensation Committee of the Board. From February 2005 to November 2007 he served as the Executive Chairman of the Board of Powerwave Technologies, Inc. (“Powerwave Technologies”), a designer, manufacturer and supplier of advance coverage and capacity solutions for the wireless communications industry, and from February 1996 until February 2005, Mr. Edwards served as Chief Executive Officer and as a Director of Powerwave Technologies. Mr. Edwards also served as the President of Powerwave Technologies from February 1996 to May 2004. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994. Mr. Edwards also serves as a Director and member of the Compensation Committee of Semtech Corporation, a supplier of analog and mixed-signal semiconductor products and also served as a Director, Chairman of the Audit Committee and member of the Nominating and Governance Committee of SouthWest Water Company, an owner and operator of water and wastewater utilities and related services from August 2009 until SouthWest Water Company was acquired in September 2010.

Mr. Edwards has leadership experience through his past experience as the chairman and chief executive officer of a publicly traded global technology company. His management and operational expertise is accompanied by his experience with the design and manufacturing of technology products and skills relating to financial statement and accounting matters.

Mr. Folino has served as Chairman of the Board since July 2002 including service as the Executive Chairman of Emulex from September 2006 until November 2011. In July 2011, Mr. Folino announced that he would end his tenure as Executive Chairman effective on November 29, 2011 in accordance with a transition plan adopted by Emulex and Mr. Folino, but would remain available for service as Chairman of the Board. Mr. Folino previously served as a Director and as Chief Executive Officer of Emulex since May 1993 and served as its President from May 1993 until July 2002. From January 1991 to May 1993, Mr. Folino was President and Chief Operating Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products. Mr. Folino is also a Director and member of the Compensation Committee of Microsemi Corporation, a designer, manufacturer and marketer of high-performance analog and mixed-signal integrated circuits and high reliability discrete semiconductors and is a Director and member of the Compensation Committee and Acquisition Committee of CoreLogic, Inc., a leading provider of consumer, financial and property information, analytics and services to business and government. In addition, Mr. Folino serves as a Director, Chairman of the Corporate Governance and Nominating Committee and as a member of the Audit Committee and Compensation Committee of Lantronix, Inc., a global provider of smart M2M connectivity solutions. Mr. Folino also serves as a member of the Board of Directors of a private company.

Mr. Folino served as Chief Executive Officer of Emulex for over 14 years and has served as Chairman for over ten years. Through these positions, Mr. Folino brings to the Board of Directors recognized executive leadership and vision, as well as knowledge of Emulex’s business, strategy and financial position. In addition, he brings with him a global network of customer and industry contacts.

Mr. Goon has served as a Director of Emulex since its inception in 1979. He also serves as the Chairman of the Nominating/Corporate Governance Committee and as a member of the Audit Committee. He was engaged in the practice of law for over 40 years, specializing in complex corporate and securities transactions. He has been a sole practitioner since October 1999.

Having served on the Board for over 30 years, Mr. Goon provides the Board with insight into Emulex’s history and important issues that Emulex faces. During his tenure, Mr. Goon has directly participated in almost every significant legal issue and many of the major business transactions entered into by Emulex. In addition, as a practicing attorney for over 40 years, Mr. Goon brings strong legal and corporate governance knowledge and skills to the Board. The Board believes that Mr. Goon’s background and long history with Emulex make him a valuable asset to the Board and Emulex.

Ms. Infante was named a Director of Emulex in May 2012. Since January 2009, Ms. Infante has served as Chief Executive Officer of Business Excelleration LLC, a business consultancy specializing in corporate renewal. From May 2010 to October 2011, Ms. Infante served as Chief Executive Officer and a Director of ENXSuite Corporation until ENXSuite Corporation was acquired in October 2011. From March 2006 to December 2008, Ms. Infante served as Chief Executive Officer and as a Director of VoiceObjects, Inc. until VoiceObjects, Inc. was acquired in December 2008. From December 2004 to June 2005, Ms. Infante served as Interim Chief Executive Officer and a Director of Sychron, Inc. From October 1998 to October 2003, Ms. Infante held various positions with Aspect Communications Corporation, including the roles of Chairman, Chief Executive Officer and President. Ms. Infante also serves as a Director and member of the Compensation Committee and member of the Corporate Development & Investment Committee of Sonus Networks, Inc., and Director and Chairman of the Compensation Committee of 1010data, Inc.

Ms. Infante’s strong technical expertise, executive and technical managerial positions and her service on multiple boards provide strategic and corporate compensation experience to the Board. Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology.

Mr. Lyle has served as a Director of Emulex since February 1994. Since 1983 he has served as an independent consultant to various computer and venture capital companies and as a principal of Technology Management Company, a management consulting firm specializing in high technology companies. Mr. Lyle also serves as a member of the Board of Directors of several private companies.

Mr. Lyle’s strong technical expertise, executive and technical managerial positions and his service on numerous boards provide strategic and corporate governance experience to the Board. As an independent consultant to various computer and venture capital companies, Mr. Lyle has evaluated and invested in numerous companies and provides valuable insight on potential acquisition opportunities and other operational matters.

Mr. McCluney joined Emulex in November 2003 as President and Chief Operating Officer, and was subsequently appointed to the position of President and Chief Executive Officer in September 2006. In August 2010, Mr. McCluney relinquished his President title but retained his Chief Executive Officer title. Prior to Emulex’s acquisition of Vixel Corporation (“Vixel”) in November 2003, Mr. McCluney had served as Vixel’s Chairman, President and Chief Executive Officer. From October 1997 to January 1999, Mr. McCluney served as President and Chief Operating Officer of Crag Technologies (formerly Ridge Technologies), a storage system manufacturer. From October 1994 to September 1997, Mr. McCluney served in various positions at Apple Computer, Inc., including Senior Vice President of Worldwide Operations and Vice President of European Operations.

As Chief Executive Officer of Emulex, Mr. McCluney not only provides intimate knowledge of Emulex’s operations that are a vital component of Board discussions, but he also leads the formulation of the long term strategies of Emulex which are reviewed and discussed by the Board of Directors. In addition, Mr. McCluney’s extensive experience in the technology industry and broad based customer and partner contacts provide the Board with insight into important issues that Emulex faces.

Mr. Nazari has served as a Director of Emulex since June 2011. Since January 2011, Mr. Nazari has been Executive Chairman of Vital Connect, Inc., formerly known as Vigilo Networks, Inc., an early-stage health care technology company. From 2009 to 2010, Mr. Nazari served as Chief Executive Officer and President of Teranetics, Inc., a leader in 10GBASE-T Ethernet Phy chips. Since 2003, Mr. Nazari has served as President of Pacific General Ventures, a venture capital company that invests in semiconductor and software companies. From 1997 to 2003, Mr. Nazari served as Vice President for Signal Processing Technology of Marvell Technology Group Ltd. (“Marvell”). Prior to Marvell, Mr. Nazari served as Chief Technologist at GEC Plessey Semiconductor.

Mr. Nazari’s technical engineering expertise and history of developing new market segments provide valuable insight to the Board as Emulex continues to identify and expand into new market segments. Mr. Nazari holds a PhD in Electrical Engineering from the University of Colorado, Boulder and is the holder of eight patents.

Mr. Yoost was named as a Director of Emulex in August 2005. Prior to his retirement in August 2005, Mr. Yoost was a Partner of PricewaterhouseCoopers, a global professional services firm providing industry-focused services in the fields of assurance, tax, human resources, transactions, performance improvement and crisis management. From October 2002 until his retirement, Mr. Yoost served as the Managing Partner of the Orange County, California office of PricewaterhouseCoopers, served on the Global Oversight Board of such firm from 2001 to 2005, and served as the leader of the Western Region’s Dispute Analysis & Investigation practice. From April 2006 to June 2007, Mr. Yoost served as a senior advisor to Misuzu Audit Corporation, a Japanese accounting and consulting firm and a member of the PricewaterhouseCoopers network. Mr. Yoost also serves as a member of the Board of Directors of Pacific Life Insurance Company, Union BanCal Corporation and Belden Inc.

Mr. Yoost’s financial expertise, exemplified by his qualifications as a Certified Public Accountant, his background and experience as a Partner of a multi-national accounting firm make him a valuable asset to the Board and to serve as a qualified financial expert and member of the Audit Committee.

There were 23 meetings of the Board of Directors of Emulex during fiscal 2012. Each of the Directors of Emulex attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he served during the last fiscal year.

Compensation of Directors

Emulex provides its non-employee Directors with a total compensation program that recognizes the expertise of each Board member and aligns Director’s interests with those of stockholders. Accordingly, the compensation plan for Emulex’s Directors consists of cash retainers for Board, Committee and Chair responsibilities, as well as stock grants upon election to the Board and annually thereafter.

Directors’ Fees.    In fiscal 2012, Directors who were not employees of Emulex received a quarterly retainer of $13,750, $1,500 per meeting attended in excess of twelve meetings during the fiscal year and reimbursement for travel expenses. The Chairman of the Board received an additional quarterly retainer of $13,750 for the period during which he was not serving as Executive Chairman. In addition, the Chairman of the Nominating/Corporate Governance Committee received an additional quarterly retainer of $1,500, while committee members received an additional quarterly retainer of $1,000; the Chairman of the Compensation Committee received an additional quarterly retainer of $2,000, while committee members received an additional quarterly retainer of $1,000; and the Chairman of the Audit Committee received an additional quarterly retainer of $3,000, while committee members received an additional quarterly retainer of $2,000. Directors who are employees of Emulex receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for their out-of-pocket expenses in connection with attendance at Board and committee meetings.

Equity-Based Compensation.    On October 9, 1997, the Board of Directors adopted Emulex’s 1997 Stock Option Plan for Non-Employee Directors (later renamed the 1997 Stock Award Plan for Non-Employee Directors) (the “Director Plan”) under which shares of Emulex’s common stock may be issued pursuant to the exercise of stock options, restricted stock awards or stock appreciation rights granted to Directors who are not employees of Emulex or any of its subsidiaries.

Each Director of Emulex is eligible to receive awards under the Director Plan only if such Director is not then an employee of Emulex or any of its subsidiaries (“Plan Eligible Director”). Only Plan Eligible Directors may receive awards under the Director Plan. There are currently nine Plan Eligible Directors — Ms. Infante and Messrs. Cox, Downey, Edwards, Folino, Goon, Lyle, Nezari and Yoost.

The Director Plan provides that an option to purchase 60,000 shares of common stock of Emulex is to be granted automatically to each Plan Eligible Director upon the date on which such director first becomes a Plan Eligible Director. In addition, the Director Plan provides that on each yearly anniversary of the date of grant of the initial option to each Plan Eligible Director, each Plan Eligible Director is to automatically be granted an additional option to purchase 20,000 shares of common stock. No option granted under the Director Plan shall be exercisable after the expiration of the earlier of (i) ten years following the date the option is granted or (ii) one year following the date the optionee ceases to be a director of Emulex for any reason. The initial option granted to a director under the Director Plan is exercisable as to one-third of the shares on each anniversary of the date the option is granted if the director to whom the option is granted is still a director of Emulex on such anniversary. The subsequent options to purchase 20,000 shares are exercisable as to one-half of the shares on the six month anniversary of the date the option is granted and shall be exercisable for an additional one quarter of the shares on the nine month and one year anniversary of the grant date, respectively.

The Board or a designated committee of the Board may grant additional compensation under the Director Plan to Plan Eligible Directors in the form of restricted stock awards or stock appreciation rights which compensation may be in addition to or in lieu of the formula-based option grants.

Beginning with fiscal 2011, in lieu of an annual option under the Director Plan and any other restricted stock grants, each Plan Eligible Director receives an annual grant of restricted stock equal to $125,000 in market value of common stock based on the closing price of Emulex’s common stock on the date of grant. Beginning with fiscal 2012, the Chairman of the Board, if a Plan Eligible Director, receives an additional annual grant of restricted stock equal to $125,000 in market value of common stock which vests as to one half of the shares twelve months after the date of grant and as to one half of the shares eighteen months after the date of grant.

In addition, beginning with fiscal 2011, in lieu of an initial stock option award of 60,000 shares under the Director Plan, each newly appointed or elected Plan Eligible Director receives an initial grant of shares of restricted stock equal to $200,000 in market value of common stock based on the closing price of Emulex’s common stock on the date of the award. However, each newly appointed or elected Plan Eligible Director receives a reduced pro-rata annual grant of restricted stock on December 2 in the first year if the December 2 annual grant is less than one year from the date the newly appointed or elected director received his or her initial grant.

The restricted stock grants are made in the form of restricted stock awards which automatically entitle their holders to one share of common stock per restricted stock award upon vesting. Except as noted above with respect to the additional annual grant to the Chairman of the Board, these restricted stock awards shall vest as to one half of the shares on the date of grant and one half of the shares six months after the date of grant.

The following table sets forth information concerning the compensation of Emulex’s non-employee directors during fiscal 2012.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(4)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Fred B. Cox	64,000	125,000	—	N/A	N/A	—	189,000
Michael P. Downey	78,500	125,000	—	N/A	N/A	—	203,500
Bruce C. Edwards	73,000	125,000	—	N/A	N/A	—	198,000
Paul F. Folino(5)	64,000	250,000	—	N/A	N/A	—	314,000
Robert H. Goon	78,000	125,000	—	N/A	N/A	—	203,000
Beatriz V. Infante(6)	—	200,000	—	N/A	N/A	—	200,000
Don M. Lyle	70,500	125,000	—	N/A	N/A	—	195,500
Nersi Nazari	67,500	62,500	—	N/A	N/A	—	130,000
Dean A. Yoost	76,000	125,000	—	N/A	N/A	—	201,000

(1)	Any Director who is also an employee does not receive any additional compensation for serving on our Board of Directors. The compensation of James M. McCluney is reflected in the Summary Compensation Table.

(2)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2012. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to stock option and award grants, refer to Note 11 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended July 1, 2012, as filed with the SEC. These amounts reflect our accounting value for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the director.

(3)	The aggregate number of unvested restricted stock awards at the end of fiscal 2012 are: Mr. Cox — 0 shares; Mr. Downey — 0 shares; Mr. Edwards — 0 shares; Mr. Folino — 190,276 shares (16,276 of which comprise of grants received as a non-employee director and the remainder of which comprise grants received as Executive Chairman); Mr. Goon — 0 shares; Ms. Infante — 13,605 shares; Mr. Lyle — 0 shares; Mr. Nazari — 0 shares and Mr. Yoost — 0 shares.

(4)	The aggregate number of stock options outstanding at the end of fiscal 2012 are: Mr. Cox — 40,000 shares; Mr. Downey — 40,000 shares; Mr. Edwards — 60,000 shares; Mr. Folino — 155,000 shares (all of which comprise of grants received as Executive Chairman and not as a non-employee director); Mr. Goon — 60,000 shares; Ms. Infante — 0 shares; Mr. Lyle — 60,000 shares; Mr. Nazari — 0 shares and Mr. Yoost — 80,000 shares. No stock options were granted to Directors in fiscal 2012 or fiscal 2011.

(5)	Mr. Folino’s service as a non-employee Director commenced in November 2011. Prior to such time, Mr. Folino served as our Executive Chairman and received compensation as an employee of Emulex.

(6)	Ms. Infante’s service as a Director commenced in May 2012.

Board Committees

Compensation Committee.    The Board has established a Compensation Committee currently consisting of three members, none of whom is an employee of Emulex. The Compensation Committee reviews the performance of our executive officers and the executive officers of our subsidiaries and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and equity grants under our equity compensation plans, including the Equity Incentive Plan. See “Report of the Compensation Committee of the Board of Directors.” A copy of the charter of the Compensation Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Compensation Committee.” A copy of the charter of the Compensation Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Compensation Committee held eight meetings during our last fiscal year. Please note that none of the information contained on our websites is incorporated by reference into this Proxy Statement, and the website addresses are included as inactive textual references only.

Compensation Committee Interlocks and Insider Participation.    In fiscal 2012, Bruce C. Edwards and Don M. Lyle served as members of Emulex’s Compensation Committee. Nersi Nazari was appointed as a member of the Compensation Committee in November 2011 and served in such capacity until August 2012 at which time he was replaced by Beatriz V. Infante. None of Mr. Edwards, Mr. Lyle, Mr. Nazari or Ms. Infante are now, nor have at any time been, an officer or employee of Emulex. During fiscal 2012, none of Emulex’s executive officers served as a member of the Compensation Committee (or its equivalent) or as a director of any entity whose executive officers served on either Emulex’s Compensation Committee or its Board of Directors.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee was formed in August 2002 and currently consists of six directors, none of whom is an employee of Emulex. The nominees for election as directors at the Annual Meeting were recommended by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee reviews and approves nominees for service on the Board, considers any nominees recommended by stockholders, and adopts and reviews corporate governance policies and procedures. All members of the Nominating/Corporate Governance Committee are independent within the meaning of the New York Stock Exchange listing standards. A copy of the charter of the Nominating/Corporate Governance Committee is available in the “Investors” section of our website at

www.emulex.com under the heading “Corporate Governance — Nominating/Corporate Governance Committee.” A copy of charter of the Nominating/Corporate Governance Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Nominating/Corporate Governance Committee held six meetings during our last fiscal year.

Audit Committee.    The Audit Committee currently consists of three directors and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Emulex. See “Report of the Audit Committee of the Board of Directors” below. A copy of the charter of the Audit Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Audit Committee.” A copy of charter of the Audit Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Audit Committee held eight meetings during our last fiscal year.

Each member of the Audit Committee is an “independent director” (as defined in the Corporate Governance Standards of the New York Stock Exchange). Each member also meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee is financially literate under the requirements of the New York Stock Exchange and that both Messrs. Downey and Yoost are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. The designation of members of our Audit Committee as “audit committee financial experts” does not impose on those members any duties, obligations, or liabilities that are greater than are generally imposed on them as members of the Audit Committee and Board of Directors, and does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or Board of Directors.

In addition to his service as a Director and member of the Audit Committee of Emulex, Mr. Downey serves as a director and a member of the audit committee and certain other committees of Vertical Communications, Inc. (previously known as Artisoft Inc.). Mr. Downey also served as a director and a member of the audit and compensation committees of First Consulting Group, Inc. until February 2008. Pursuant to the New York Stock Exchange Listed Company Manual, Section 303A.07, the Board of Directors has determined that Mr. Downey’s simultaneous service on the Audit Committees of Emulex and Vertical Communications would not impair the ability of Mr. Downey to effectively serve on Emulex’s Audit Committee.

Corporate Governance

Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines to reflect the principles by which Emulex operates. These Guidelines are available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Corporate Governance Guidelines.” The Corporate Governance Guidelines are also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626.

Director Independence.    It is the objective of the Board that all non-employee directors meet the criteria for independence required by the New York Stock Exchange absent unusual and compelling circumstances. Only those directors who the Board affirmatively determines have no material relationship with Emulex (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Emulex) and who meet the additional qualifications prescribed under the New York Stock Exchange rules will be considered independent. In addition, our Corporate Governance Guidelines require that members of the Audit Committee also satisfy the independence requirements for members of audit committees prescribed under the Sarbanes-Oxley Act of 2002.

In determining independence, each year the Board affirmatively determines whether directors have any “material relationship” with Emulex. When assessing the “materiality” of a director’s relationship with Emulex, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. No director who is a former employee of Emulex can be “independent” until five years after the employment has ended. In addition, no director who is, or in the last five years has been, affiliated with or employed by a present or former independent registered public accounting firm of Emulex or an affiliate can be “independent” until five years after the end of either the affiliation or the auditing relationship. In addition, no director can be “independent” if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of Emulex serves on the compensation committee of another company that employs that director. Directors with immediate family members in the categories described above are subject to the five year “cooling off” periods described above for purposes of determining whether the director is “independent.”

Under Emulex’s Corporate Governance Guidelines, the Board reviews in advance any substantial charitable contribution made by Emulex to organizations to which any director is affiliated, and any consulting contract with (or the provision of other indirect form of compensation to) any director.

Consistent with these considerations, after review of all relevant transactions, business and charitable relationships between each director, or any of his family members, and Emulex, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all Directors are independent directors within the meaning of the New York Stock Exchange listing standards and its Corporate Governance Guidelines, except for Paul F. Folino, the Chairman of the Board and former Executive Chairman of Emulex, and James M. McCluney, the Chief Executive Officer of Emulex.

Related Party Transactions.    Emulex is not currently a party to, and since the beginning of fiscal 2012 was not a party to, any “related-person transactions” which are transactions between Emulex and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For such purposes, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Emulex’s common stock and their immediate family members. To the extent that any “related-person transaction” is proposed, it is Emulex’s policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to Emulex, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. Emulex does not currently have a written policy with respect to consideration of related person transactions although certain aspects of such types of transactions are the subject of Emulex’s Corporate Governance Guidelines and its Business Ethics and Confidentiality Guidelines.

Meetings of Independent Directors.    As required under the rules of the New York Stock Exchange, Emulex’s independent Directors meet in regularly scheduled executive sessions at which only independent Directors are present. Mr. Goon generally presides over these executive sessions.

Board Leadership Structure.    At certain points during the more than 30 years in which Emulex has been a public company, Emulex has chosen to combine the positions of Chairman of the Board and Chief Executive Officer. However, the Board re-evaluated its leadership structure and appointed Mr. McCluney as Emulex’s new President and Chief Executive Officer in September 2006. The Board determined that it would be preferable to separate the roles of Chairman of the Board and Chief Executive Officer, with Mr. Folino continuing in the role of Executive Chairman and Mr. McCluney serving as President and Chief Executive Officer. On August 25, 2010, Mr. McCluney relinquished his President title while retaining his Chief Executive Officer title. In accordance with a transition plan adopted by Emulex and Mr. Folino following the 2011 Annual Meeting, Mr. Folino’s service as Executive Chairman of Emulex ended but he continues to serve as non-employee Chairman of the Board.

Emulex believes this Board leadership structure is best for Emulex and its stockholders as it ensures that the Chief Executive Officer’s primary focus and responsibility will be running the company while the Chairman can focus his energy on the Board’s oversight functions. As directors continue to have more oversight responsibilities than ever before, Emulex believes it is beneficial to have a separate chairman whose sole job is leading the

Board. In making its decision to keep the positions of Chief Executive Officer and Chairman separate, the Board considered the time that Mr. McCluney will be required to devote to the Chief Executive Officer position in the current economic environment.

Business Ethics and Confidentiality Policy.    All of our Directors and employees, including our Chief Executive Officer and Chief Financial Officer (our principal accounting officer), are required to abide by our Business Ethics and Confidentiality Policy to ensure that our business is conducted in a legal and ethical manner and that our proprietary trade secrets are protected. The Business Ethics and Confidentiality Policy is available in the “Investors” section of our website at www.emulex.com under the heading “Investors — Corporate Governance — Business Ethics and Confidentiality Policy.” The Business Ethics and Confidentiality Policy is also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Emulex has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Board Involvement in Risk Oversight.    Our management is principally responsible for defining the various risks facing Emulex, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. While management regularly reports to the Board on its assessment of significant new and emerging risks, the Board’s responsibility is to monitor our risk management processes by assessing our material risks and evaluating whether management has reasonable controls in place to mitigate the material risks. The Board is not principally responsible, however, for defining or managing our various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management. This factor is considered by the Board and the Nominating and Governance Committee when determining which directors serve on the Audit Committee. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2012. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing Emulex, including operational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an efficient approach for addressing risk management.

Stockholder Communications with Directors.    The Board has approved a policy by which stockholders and other interested parties may communicate directly with the Board or the non-employee directors. All communications should be in writing and indicate in the address whether it is intended for the entire Board, the non-employee directors as a group, or an individual director. Any such communications should be directed to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Each communication intended for the Board or non-employee directors received by the Secretary will be forwarded to the intended recipients subject to compliance with instructions from the Board in effect from time to time concerning the treatment of inappropriate communications.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee of the Board of Directors with respect to Emulex’s audited financial statements for the fiscal year ended July 1, 2012 which are included in Emulex’s Annual Report on Form 10-K for such year. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of Emulex’s filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report shall not be incorporated by reference into any such filings, except to the extent that Emulex specifically incorporates it by reference in such filing.

Emulex’s management has primary responsibility for its internal controls and for the preparation of financial statements. Emulex’s independent registered public accounting firm is responsible for conducting an independent audit of Emulex’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for monitoring the integrity of Emulex’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, monitoring the independence and performance of Emulex’s independent registered public accounting firm, and providing an avenue of communication among the independent registered public accounting firm, management and the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of Emulex’s independent registered public accounting firm. The Audit Committee has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

During the most recent fiscal year, the Audit Committee:

•	reviewed and discussed the audited financial statements and interim financial statements with Emulex’s management and KPMG LLP, Emulex’s independent registered public accounting firm;

•	reviewed and discussed the results of the audit of internal control over financial reporting with Emulex’s management and KPMG LLP;

•	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG LLP its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Emulex’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee on the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services up to $25,000 per engagement to one or more of its members, provided that any pre-approvals are reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all auditing services and permitted non-audit services (including the fees and terms thereof) performed by KPMG LLP for Emulex during fiscal 2011 and fiscal 2012, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of

1934, as amended, which were approved by the Audit Committee prior to the completion of the applicable audit. The Audit Committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided.

Submitted by the Audit Committee of the Board of Directors,

MICHAEL P. DOWNEY, Chairman

ROBERT H. GOON

DEAN A. YOOST

PROPOSAL 2

RATIFICATION AND APPROVAL OF THE AMENDED AND RESTATED

2005 EQUITY INCENTIVE

General

At the Meeting, Emulex’s stockholders will be asked to consider a proposal to ratify and approve an amendment and restatement of the Emulex Corporation 2005 Equity Incentive Plan (the “Equity Incentive Plan”) to (i) increase the number of shares authorized for issuance by 1,500,000 shares, and (ii) extend the termination date to September 30, 2020.

The Equity Incentive Plan is a broad-based plan in which all employees and consultants of Emulex and its subsidiaries are eligible to participate. The purpose of the Equity Incentive Plan is to further the growth and development of Emulex and its subsidiaries by providing, through ownership of stock of Emulex and other equity-based awards, an incentive to its officers and other key employees and consultants who are in a position to contribute materially to the prosperity of Emulex, to increase such persons’ interests in Emulex’s welfare, by encouraging them to continue their services to Emulex or its subsidiaries, and by enabling Emulex to attract individuals of outstanding ability to become employees or consultants of Emulex or its subsidiaries.

The Equity Incentive Plan was originally approved by the Board of Directors on October 24, 2005, and was ratified and approved by the stockholders at the 2005 Annual Meeting of Stockholders. In connection with the adoption of the Equity Incentive Plan in 2005, the Board amended the 2004 Employee Stock Incentive Plan and the Employee Stock Option Plan (together with the Aarohi Plan, the Sierra Plan and the ServerEngines Plan, as described below, the “Prior Plans”) to provide that no additional awards may be granted under the Prior Plans subsequent to approval of the Equity Incentive Plan by the stockholders. At the time of the initial approval of the Equity Incentive Plan by the stockholders in 2005, the number of shares of common stock available for awards consisted of (i) 2,000,000 newly authorized shares; (ii) an aggregate of 857,318 shares that were available for grant under the Prior Plans but which were not the subject of outstanding options or other awards (“Available Shares”) at the time the Equity Incentive Plan was approved; and (iii) the number of shares that were subject to outstanding options granted under the Prior Plans (“Prior Outstanding Options”) to the extent that such Prior Outstanding Options expire, are forfeited, cancelled or terminate for any reason without being exercised in full.

At the 2006 Annual Meeting of Stockholders, Emulex’s stockholders approved amendments to the Equity Incentive Plan to increase the number of shares authorized for issuance by 1,500,000 shares. At the 2007 Annual Meeting of Stockholders, Emulex’s stockholders approved amendments to the Equity Incentive Plan to increase the number of shares authorized for issuance by an additional 1,500,000 shares and to provide that shares available for grant under the Aarohi Communications, Inc. 2001 Stock Option Plan (the “Aarohi Plan”) and the Sierra Logic, Inc. 2001 Stock Option Plan (the “Sierra Plan”) may be used for awards granted under the Equity Incentive Plan. Emulex had previously assumed the Aarohi Plan in connection with its acquisition of Aarohi Communications, Inc. on May 1, 2006 and the Sierra Plan in connection with its acquisition of Sierra Logic, Inc. on October 2, 2006.

At the 2008 Annual Meeting of Stockholders, the stockholders approved an amended and restated version of the Equity Incentive Plan that modified and clarified certain aspects of the Equity Incentive Plan including (i) providing for the issuance of awards to non-employee consultants who provide services for or on behalf of Emulex and its subsidiaries, (ii) clarifying that awards of restricted stock units may be granted under the plan, and (iii) amending the maximum term of the awards from six years to ten years.

At the 2010 Annual Meeting of stockholders, the stockholders approved an amended and restated version of the Equity Incentive Plan to increase the number of shares authorized for issuance by 2,000,000 shares and to provide that shares that were the subject of options granted under the ServerEngines Corporation 2008 Amended and Restated Stock Option Plan (the “ServerEngines Plan”) that expire, are forfeited, cancelled or terminate without being exercised in full, may be reserved for awards under the Equity Incentive Plan. Emulex had previously assumed the ServerEngines Plan in connection with its acquisition of ServerEngines Corporation in August 2010 and all options and other awards granted under the ServerEngines Plan were automatically converted into the right to receive shares of Emulex’s common stock.

As indicated by Emulex in its Proxy Statement for the 2010 Annual Meeting of stockholders, in order to address potential shareholder concerns regarding the number of options or other stock awards that may be granted in a given year, the Board of Directors determined it will take appropriate steps over the three fiscal years ending with fiscal 2013 to control the granting of shares subject to options or other stock awards to employees, nonemployee directors, and consultants at an average rate not greater than 5.16% of the annual weighted average shares of our common stock that we believe will be outstanding over such three year period. The 5.16% equity burn rate is a simple average of the annual equity grant burn rate guideline established by Institutional Shareholder Services (“ISS”) for the Technology Hardware & Equipment sector for 2009 and 2010. For purposes of calculating the number of shares granted in a year, any full-value awards are counted as equivalent to two shares.

Amendment of the Equity Incentive Plan.

On October 1, 2012, the Board of Directors of Emulex amended and restated the Equity Incentive Plan, subject to approval of the stockholders, to increase the number of shares authorized for issuance by 1,500,000 shares and to extend the termination date of the Equity Incentive Plan from October 23, 2015 to September 30, 2020.

Reasons for Amendment of the Equity Incentive Plan

The Board of Directors believes that the Equity Incentive Plan furthers the growth and development of Emulex and its subsidiaries by providing, through ownership of stock or equity-based awards of Emulex, an incentive to officers and other key employees and consultants of Emulex who are in a position to contribute materially to the prosperity of Emulex, to increase such persons’ interests in Emulex’s welfare, and to encourage them to continue their services to Emulex or its subsidiaries. In addition, the Board believes that the Equity Incentive Plan enables Emulex to attract individuals of outstanding ability to become employees or consultants of Emulex and its subsidiaries.

The Board believes that to enhance long-term stockholder value it needs to maintain competitive employee compensation, incentive and retention programs. An equity stake in the success of Emulex is a critical component of these programs. The increase in the number of authorized shares and extension of the termination date under the Equity Incentive Plan are intended to assure that Emulex has the ability to make grants of equity based awards in the foreseeable future and has sufficient shares available to attract and retain such employees and to further the growth and development of Emulex and its subsidiaries in this manner.

Description of the Equity Incentive Plan

The following description of the Equity Incentive Plan is qualified in all respects by reference to the Equity Incentive Plan, as proposed to be amended, the full text of which is attached as Appendix A.

Types of Awards.    The following awards may be granted under the Equity Incentive Plan: (i) options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) non-qualified stock options not specifically authorized or qualified for favorable federal income tax consequences, (iii) restricted stock awards consisting of shares of common stock or restricted stock units (which may be settled in shares or cash) that are subject to a substantial risk of forfeiture (vesting) restriction for some period of time, (iv) unrestricted stock awards that are free of any vesting restrictions, (v) performance awards entitling the recipient to receive cash, shares of common stock, restricted stock or \hypothetical shares of common stock or to vest in cash, shares of common stock, restricted stock or hypothetical shares of common stock upon the attainment of specified performance goals, and (vi) stock appreciation rights.

Administration.    The Equity Incentive Plan is administered by the Board of Directors, or in the discretion of the Board, by a committee (“Committee”) consisting of two or more Directors of Emulex. The Compensation Committee administers the Equity Incentive Plan. All members of the Compensation Committee are “non-employee directors” (within the meaning of amended Rule 16b-3 under the Securities Exchange Act of 1934) and are “outside directors” within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162-27(e)(3). The administrator of the Equity Incentive Plan (the “administrator”) may delegate duties to one or more officers of Emulex, including the ability to make awards within designated parameters that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act. The administrator shall have exclusive authority to determine employees and consultants to whom awards will be granted, the timing and manner of the grant of awards, the number of shares to be subject to any award, the purchase price or exercise price and medium of payment, vesting provisions and repurchase provisions of awards and to specify the provisions of any agreement relating to such grant or sale, the duration and purpose of leaves of absence which may be granted to optionees and grantees without constituting termination of employment for purposes of the Equity Incentive Plan and all other discretionary determinations necessary or advisable for administration of the Equity Incentive Plan. The administrator’s discretionary determinations shall be final and binding on all parties unless they are determined by a court to be arbitrary and capricious. Members of the Committee are appointed by and serve at the pleasure of the Board and may be removed by the Board at its discretion.

Eligibility.    Any employee of Emulex or any of its subsidiaries who is designated by the administrator is eligible to receive an award under the Equity Incentive Plan as of the Record Date. In addition, awards may be granted to consultants and advisors who provide consulting services to Emulex and its subsidiaries. As of September 21, 2012, 1,018 employees of Emulex are eligible to receive awards under the Equity Incentive Plan. Emulex has not regularly provided equity awards to non-employee consultants. As of the Record Date, equity awards were outstanding with respect to one non-employee consultant of Emulex.

Shares Subject to the Equity Incentive Plan.    The aggregate number of shares which, as of the Record Date, may be issued pursuant to exercise of awards granted under the Equity Incentive Plan excluding unissued shares subject to currently outstanding awards granted under the Plan and outstanding shares previously issued under the Plan (whether by exercise of options or otherwise), is currently 3,953,235 shares, plus up to 1,369,180 shares which may become available under the Equity Incentive Plan if Prior Outstanding Options granted under the Prior Plans expire, are forfeited, cancelled or terminate for any reason without having been exercised in full. If the amendment to the Equity Incentive Plan described in this Proposal 2 to this Proxy Statement is approved by our stockholders, then the aggregate number of shares which may be issued under the Equity Incentive Plan shall increase by 1,500,000 newly authorized shares and the maximum aggregate amount of shares which may be issued upon exercise of all awards under the Plan shall not exceed 23,716,908 shares. The aggregate number of shares available for grant shall be subject to adjustment pursuant to the “capitalization adjustment” provisions of the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the administrator may determine, in its sole discretion, the number of shares of common stock of Emulex with respect to which stock options, stock awards, performance based awards and stock appreciation rights may be granted. The maximum number of shares with respect to which options and stock appreciation rights can be granted to any employee in any calendar year is limited to 500,000 shares.

Terms and Conditions of Options.    The purchase price for the shares subject to any option granted under the Equity Incentive Plan shall not be less than 100% of the fair market value of the shares of common stock of Emulex on the date the option is granted. The closing price of Emulex stock as of September 21, 2012 was $7.40.

The purchase price for any shares purchased pursuant to exercise of an option granted under the Equity Incentive Plan must be paid in full upon exercise of the option in cash or, at the discretion of the administrator, upon such terms and conditions as it may approve, by transferring to Emulex for redemption shares of previously acquired common stock at their fair market value or, provided Emulex’s common stock continues to be publicly traded, by a broker assisted cashless exercise procedure. Notwithstanding the foregoing and subject to any applicable limitations on loans to officers under the rules and regulations of the Securities and Exchange Commission, Emulex may extend and maintain, or arrange for the extension and maintenance of, credit to any optionee to finance his or her purchase of shares pursuant to exercise of an option on such terms as may be approved by the administrator, subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such credit is extended. No option shall be exercisable during the lifetime of an optionee by any other person. The administrator has the power to set the time(s) within which each option shall be exercisable and to accelerate the time(s) of exercise. Unless otherwise provided by the administrator, each option shall become exercisable on a cumulative basis as to 30% of the total number of shares covered by the option at any time after one year from the date the option is granted, an additional 7 1/2% after the end of each of the next four consecutive quarterly anniversaries of the date of grant, and as to an additional 10% after the end of each of the next four consecutive quarterly anniversary dates thereafter.

No option shall be exercisable after the earliest of the following: (i) the expiration of ten years after the date the option is granted; (ii) unless otherwise approved by the administrator, three months after the date the optionee’s continuous service as an employee, director or consultant with Emulex and its subsidiaries terminates if termination is for any reason other than permanent disability, death, or cause; the date the optionee’s continuous service terminates if termination is for cause; or (iii) one year after the date the optionee’s continuous service terminates if termination is a result of death or permanent disability. The administrator has discretion to provide in the terms of any option agreement for a term that is less than ten years, or a post-service exercise period that exceeds three months. Stock options may be granted alone or in certain circumstances discussed below under “Restricted Stock Awards,” in tandem with stock appreciation rights. The exercise or lapse of any number of tandem stock appreciation rights will cause a corresponding reduction in the number of shares of common stock then available for purchase by exercise of the related stock option.

To the extent the aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable by any employee for the first time during any calendar year exceeds $100,000, the options or portions thereof will be treated as nonstatutory options and will not be treated as incentive stock options.

Within certain limitations, the administrator has the power to modify, extend, or renew outstanding options granted under the Equity Incentive Plan, and accept the surrender of outstanding options and authorize the granting of new options in substitution therefor. The Equity Incentive Plan prohibits the Board and Committee from doing any of the following without stockholder approval: (i) repricing or otherwise reducing the exercise price of outstanding options granted under the Equity Incentive Plan, or (ii) canceling previously granted options and issuing new options to the same optionholder at a lower exercise price.

Each option will contain certain additional terms and conditions that will apply in the event the administrator determines that the option constitutes a “nonqualified deferred compensation arrangement” that is subject to the additional requirements of Section 409A of the Code (see “Federal Income Tax Consequences”).

Terms and Conditions of Awards Other Than Options.

Restricted Stock Awards and Restricted Stock Units.    The administrator may award (or sell at a purchase price determined by the administrator) restricted shares of Emulex’s common stock. The restricted stock may not be sold, assigned, transferred or otherwise disposed of for such period as the administrator shall determine. The vesting of an award of restricted stock will be determined by the administrator for each grant. In the event a recipient’s continuous service to Emulex terminates, Emulex may reacquire unvested shares acquired in consideration of past services and all unvested shares of restricted stock as of the date of termination will be forfeited. If restricted stock is acquired for consideration other than prior services, the forfeiture will be accomplished by repurchasing the shares at the lesser of the original purchase price or the current fair market value. The administrator, in its sole discretion, may (but shall not be required to) provide for payment of a concurrent cash award in an amount equal, in whole or in part, to the estimated after tax amount required to satisfy applicable federal, state or local tax withholding obligations arising from the receipt and deemed vesting of restricted stock for which an election under Section 83(b) of the Code may be required.

In lieu of awards of restricted stock, the administrator may award (or sell at a purchase price determined by the administrator), restricted stock units. Like an award of restricted stock, an award of a restricted stock unit is a grant valued in terms of Emulex’s common stock. Unlike an award of restricted stock, however, no shares of common stock are issued at the time a restricted stock unit is granted. Instead, after a grant recipient satisfies the applicable vesting requirements, Emulex distributes shares or the cash equivalent value of such shares to the extent the applicable award requires settlement in cash. Recipients of restricted stock units have no voting rights with respect to shares of common stock underlying their units unless and until the restricted stock units vest and the shares of common stock underlying the award are issued to the recipient.

Unrestricted Stock Awards.    The administrator may award (or sell at a purchase price determined by the administrator) unrestricted shares of Emulex’s common stock, which shares shall be free of any vesting restriction. Awards of unrestricted stock may be granted or sold in respect of past services or other valid consideration, or in lieu of cash compensation due such individual.

Performance Awards.    A Performance Award is an Award entitling the recipient to acquire cash, actual shares of common stock or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of Common Stock, or a cash bonus not denominated by reference to shares of common stock, upon the attainment of specified performance goals. Performance Awards will be subject to the attainment of performance goals within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder. The administrator may make Performance Awards independent of or in connection with the granting of any other award under the Equity Incentive Plan. The administrator shall determine whether and to whom Performance Awards shall be made, the performance goals applicable under each award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded shares. Performance goals shall be based on a pre-established objective formula or standard that specifies the manner of determining the number of Performance Award shares that will be granted or will vest if the performance goal is attained. Performance goals will be determined by the administrator prior to the time 25% of the service period has elapsed and may be based on one or more business criteria that apply to an individual, a business unit or Emulex. Such business criteria may include, by way of example and without limitation, the following:

•	revenue

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”)

•	funds from operations

•	funds from operations per share

•	operating income

•	pre or after tax income

•	cash available for distribution

•	cash available for distribution per share

•	net earnings

•	earnings per share

•	return on equity

•	return on assets

•	return on capital

•	economic value added

•	share price performance

•	improvements in Emulex’s attainment of expense levels and

•	implementing or completion of critical projects, or improvement in cash-flow (before or after tax).

A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

The administrator will establish the time periods in which the performance goals are to be met. Following the completion of each performance period, the administrator shall certify in writing whether the performance objectives and other material terms of a performance award have been achieved or met. Participants shall have no rights as stockholders until such shares are actually received under the Equity Incentive Plan and not with respect to shares subject to the award but not actually received. Except as may be otherwise provided by the administrator, a participant’s rights in all Performance Awards shall automatically terminate upon the participant’s termination of continuous service with Emulex or its subsidiaries for any reason.

Stock Appreciation Rights.    A stock appreciation right entitles the holder to receive the appreciation in the value of common stock underlying the stock appreciation right. The administrator may grant a stock appreciation right either as a stand alone right or, if such right does not provide for the deferral of compensation within the meaning of Section 409A of the Code, in tandem with all or any part of the shares of common stock that may be purchased upon the exercise of a stock option. Upon the exercise of a stock appreciation right, Emulex shall pay the amount, if any, by which the fair market value of a share of common stock on the date of exercise exceeds the stock appreciation right exercise price. A stock appreciation right is not exercisable if the fair market value of a share of common stock on the grant date exceeds the fair market value of such share of common stock on the date of exercise. In the discretion of the administrator, payment with respect to the exercise of a stock appreciation right may be made either in cash or in shares of common stock, valued at fair market value on the date of exercise. Stock appreciation rights granted in relation to a stock option shall be exercisable only to the extent the stock option is exercisable and the exercise or lapse of a stock option shall cause an equivalent reduction in the number of tandem stock appreciation rights.

In the event that a stock appreciation right is granted under the Equity Incentive Plan with a stock appreciation right exercise price less than the fair market value of the common stock underlying the award on the date the stock appreciation right is granted, or is otherwise determined to constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, then the stock appreciation right may provide that it is exercisable at any time permitted under the governing written instrument, but such exercise will be limited to fixing the measurement of the amount, if any, by which the fair market value of a share of common stock on the date of exercise exceeds the stock appreciation right exercise price (the “SAR Amount”). In such event, once the stock appreciation right is exercised, the SAR Amount may only be paid on the fixed time or payment schedule in the governing written instrument, but not later than ten years from the award date or grant date; provided, however, that if the written instrument does not specify a fixed time or schedule, the time will be the date that is the fifth anniversary of the award date or grant date.

Effect of Mergers, Reorganizations and Consolidations on Awards.    In the event of a liquidation of Emulex or a merger, reorganization or consolidation of Emulex with any other corporation in which Emulex is not the surviving corporation or Emulex becomes a subsidiary of another corporation, the maximum number of shares of common stock subject to options or awards under the Equity Incentive Plan, the maximum number of options, restricted stock units and stock appreciation rights that can be granted to any employee in any calendar year, and the number of shares and exercise price per share subject to outstanding options or awards under the Equity Incentive Plan will be appropriately adjusted by the administrator to reflect any increase or decrease in the number of outstanding shares of common stock. Any outstanding awards previously granted under the Equity Incentive Plan shall either (i) be assumed or replaced by substitute awards by the surviving corporation, or (ii) not assumed or replaced by the surviving corporation, in which case the awards shall be deemed canceled. However, in the event the surviving corporation does not elect to assume the awards or to use substitute awards, the participant shall have the right, exercisable during a ten day period ending on the fifth day prior to such liquidation, merger or consolidation, to fully exercise or receive the participant’s award in whole or in part without regard to any installment exercise or vesting provisions otherwise provided in the Equity Incentive Plan.

Equity Incentive Plan Amendments.    The Equity Incentive Plan may be terminated or amended by the Board as it shall deem advisable. Without the authorization and approval of the stockholders, however, the Board may not make any amendments which would (i) increase the total number of shares covered by the Equity Incentive Plan, (ii) change the class of persons eligible to participate, or (iii) extend the term of the Equity Incentive Plan beyond ten years from the date of adoption. In addition, stockholder approval is required to the extent required to satisfy the applicable corporate governance standards to be listed on any stock exchange and for any amendment of an outstanding option that would result in repricing or other reduction in the exercise price of unexercised options, or the cancellation of previously granted options in exchange for new options having a lower exercise price.

Term of Equity Incentive Plan.    Unless sooner terminated by the Board in its sole discretion, the Equity Incentive Plan, as amended, will expire on September 30, 2020.

Federal Income Tax Consequences

Both non-qualified stock options and incentive stock options may be granted under the Equity Incentive Plan. The federal income tax consequences to Emulex and to any person granted an option under the Equity Incentive Plan, under the existing applicable provisions of the Code and the regulations thereunder, are substantially as set forth below. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. State and local income taxes, which may vary from locality to locality, are not discussed.

Non-Qualified Options and Stock Appreciation Rights.    Under current federal income tax law, the grant of a non-qualified option or a stock appreciation right under the Equity Incentive Plan will have no federal income tax consequences to Emulex or the optionee. Generally, upon exercise of a non-qualified stock option or a stock appreciation right granted under the Equity Incentive Plan, the excess of the fair market value of the stock at the date of exercise over the option price (the “Spread”) is taxable to the participant as ordinary income. All such amounts taxable to a participant are deductible by Emulex as compensation expense. The deduction will be allowed for the taxable year of Emulex which includes the end of the taxable year in which the participant includes the amount in income.

Code Section 162(m) generally denies a tax deduction to any publicly held corporation for compensation that exceeds one million dollars paid to certain senior executives in a taxable year, subject to an exception for “performance based compensation” as defined in the Code and subject to certain transition provisions. Emulex currently has structured the Equity Incentive Plan and stock option and stock appreciation rights grants to senior executive officers who may be subject to Section 162(m) in a manner that is intended to satisfy the performance-based compensation exception. However, Emulex reserves the authority to award non-deductible compensation as it deems appropriate. In addition, notwithstanding Emulex’s efforts, ambiguities and uncertainties regarding the application and interpretation of Section 162(m) make it impossible to provide assurance that performance-based compensation will, in fact, satisfy the requirements for deductibility under Section 162(m). Thus, Section 162(m) could limit the deductibility of compensation related to the exercise of options granted under the Equity Incentive Plan.

Generally, the shares received upon exercise of an option or stock appreciation right under the Equity Incentive Plan are not subject to restrictions on transfer or risks of forfeiture and, therefore, the participant will recognize income on the date of exercise of a non-qualified stock option or stock appreciation right. However, if the optionee is subject to Section 16(b) of the Exchange Act, the Section 16(b) restriction will be considered a substantial risk of forfeiture for tax purposes. Under current law, employees who are either directors or officers of Emulex will be subject to restrictions under Section 16(b) of the Exchange Act during their term of service and for up to six months after termination of such service. SEC Rule 16b-3 provides an exemption from the restrictions of Section 16(b) for the grant of derivative securities, such as stock options, under qualifying plans. Because the Equity Incentive Plan satisfies the requirements for exemption under SEC Rule 16b-3, the grant of awards will not be considered a purchase and the exercise of the awards to acquire the underlying shares of Emulex common stock will not be considered a purchase or a sale. Thus, ordinary income will be recognized and the Spread will be measured on the date of exercise.

The taxable income resulting from the exercise of a non-qualified stock option or a stock appreciation right will constitute wages subject to withholding and Emulex will be required to make whatever arrangements are necessary to ensure that funds equaling the amount of tax required to be withheld are available for payment, including the deduction of required withholding amounts from the participant’s other compensation and requiring payment of withholding amounts as part of the exercise price. The tax basis for Emulex common stock acquired is the exercise price plus the taxable income recognized. A participant will recognize gain or loss on the subsequent sale of shares acquired upon exercise of a non-qualified stock option or a stock appreciation right in an amount equal to the difference between the amount realized and the tax basis of such shares. Such gain or loss will be long-term or short-term capital gain or loss, depending upon whether the shares have been held for more than one year.

Incentive Stock Options.    There will be no federal income tax consequences to Emulex or the employee as a result of the grant of an incentive stock option. The optionee also will not recognize income when the incentive stock option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the Spread. However, incentive stock option treatment will only be available if the participant has been an employee of Emulex or its subsidiaries within three months of the date of exercise. Generally, Emulex receives no deduction at the time of exercise.

In the event of a disposition of shares acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the employee has held the shares. If the employee does not dispose of the shares within two years after the incentive stock option was granted, or within one year after the incentive stock option was exercised and shares were purchased, then the participant must recognize only a long-term capital gain or loss. Emulex is not entitled to any deduction under these circumstances.

If the optionee fails to satisfy either of the foregoing holding periods, then he or she must recognize ordinary income in the year of disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is determined under the rules applicable to non-qualified options (see above) based on the Spread at the date of exercise. However, such ordinary income will in no event exceed the amount of the gain realized on the sale, provided that the disposition involves an arm’s-length sale or exchange with an unrelated party. Any gain in excess of the amount taxed as ordinary income will be treated as capital gain. Emulex, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

Payment of Option Exercise Price in Shares.    To the extent an optionee pays all or part of the option exercise price of a non-qualified stock option by tendering shares of common stock owned by the optionee, the tax consequences described above apply except that the number of shares of common stock received upon such exercise which is equal to the number of shares surrendered in payment of the option price will have the same tax basis and holding periods as the shares surrendered. The additional shares of common stock received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the day following the date of recognition of such income. Under Treasury regulations, if an optionee exercises an incentive stock option by tendering shares of Emulex common stock previously acquired by the exercise of an incentive stock option that have not satisfied statutory holding period requirements, a disqualifying disposition will occur and the optionee will recognize income and be subject to other basis allocation and holding period requirements.

Restricted Stock Awards.    Stock granted under the Equity Incentive Plan may, in the determination of the administrator, be subject to rights of repurchase and other transfer restrictions. The tax consequences of stock granted under the Equity Incentive Plan depends on whether the stock is subject to restrictions and if so, whether the restrictions are deemed to create a “substantial risk of forfeiture” under Code Section 83 (for example, stock granted under the Equity Incentive Plan which is subject to our right to repurchase the stock at a price that is less than fair market value which right lapses over a period of continued employment is considered a “substantial risk of forfeiture” under Code Section 83).

If stock is not subject to a “substantial risk of forfeiture,” the recipient normally will recognize taxable ordinary income equal to the value of the stock in the year in which the stock is granted less the amount paid for that stock. If the stock is subject to a “substantial risk of forfeiture,” the recipient normally will recognize taxable ordinary income as and when the “substantial risk of forfeiture” lapses in the amount of the fair market value of the shares no longer subject to the “substantial risk of forfeiture” less the amount paid for the stock. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon grant or vesting of the stock. The gain or loss will be long or short-term depending on how long the recipient held the stock.

A recipient of stock subject to a “substantial risk of forfeiture” may make an election under Code Section 83(b) to recognize ordinary income in the year the recipient purchases the restricted stock, rather than waiting until the “substantial risk of forfeiture” lapses. If the stock recipient makes a Section 83(b) election, the recipient will be required to recognize as ordinary income in the year the recipient purchases the stock the difference, if any, between the fair market value of the stock on the purchase date and the purchase price paid. If the stock recipient makes a Section 83(b) election, the recipient will not be required to recognize any income when the “substantial risk of forfeiture lapses.”

Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the stock recipient.

Restricted Stock Units.    No taxable income is recognized upon receipt of a restricted stock unit award. In general, the recipient will recognize ordinary income in the year in which the shares subject to that unit vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Emulex will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Compliance With Section 409A Of The Code.    Code Section 409A imposes requirements on nonqualified deferred compensation plans. The requirements include the timing of elections to defer, the timing of distributions and prohibitions on the acceleration of distributions. Failure to satisfy these requirements may result in the immediate taxation of the arrangement, the imposition of an additional 20% income tax on the participant and the possible imposition of interest and penalties on the unpaid tax. Applicable regulations generally provide that the type of equity incentives provided under the Equity Incentive Plan will not be considered nonqualified deferred compensation. However, some awards could be covered by Section 409A of the Code. For example, the grant or modification of a stock option or stock appreciation right with an exercise price less than fair market value of the underlying common stock could constitute nonqualified deferred compensation. In such event, the administrator normally would expect to design and administer any such award in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant. Notwithstanding the foregoing, the Equity Incentive Plan expressly provides that there is no commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person who participates or is eligible to participate in the Equity Incentive Plan.

In the event that a grant or award under the Equity Incentive Plan is granted with an exercise price less than the fair market value of the common stock subject to the grant or award on the grant date (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than fair market value, or such grant is materially modified and deemed a new grant at a time when the fair market value exceeds the exercise price) or is otherwise determined to constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (a “409A Award”), then the following additional conditions shall apply to such grant or award and shall supersede any contrary provision of the Equity Incentive Plan:

(1) A 409A Award shall not be exercisable or distributable until the earlier of: (a) A specified time or a fixed schedule set forth in the award agreement or, if the award agreement does not specify a fixed time or schedule, the date that is the fifth anniversary of the award or grant date; (b) Separation of service; provided, however, that if the 409A Award recipient is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and Emulex’s stock is publicly traded on an established securities market or otherwise, exercise or distribution may not be made before the date which is six months after the date of separation of service; (c) The date of the participant’s death; (d) The date the participant becomes disabled; (e) The occurrence of an unforeseeable emergency; or (f) The occurrence of a change in control event.

(2) The term of a 409A Award shall expire and such award shall no longer be exercisable on the date that is the later of: (a) 2 1/2 months after the end of Emulex’s taxable year in which the 409A Award first becomes exercisable or distributable and is not subject to a substantial risk of forfeiture; or (b) 2 1/2 months after the end of the 409A Award recipient’s taxable year in which the 409A Award first becomes exercisable or distributable and is not subject to a substantial risk of forfeiture, but not later than the earlier of (i) the expiration of ten years from the date of the 409A Award was granted or (ii) the term specified in the 409A Award agreement.

(3) A 409A Award may not be accelerated or exercised prior to the times noted above in paragraph (1), except (a) to an individual other than the participant as may be necessary to comply with the terms of a domestic relations order, (b) to comply with the terms of a certificate of divestiture (as defined in Section 1 043(b)(2) of the Code) or (c) upon a change in control event or to terminate the Equity Incentive Plan or any 409A Award within 12 months of the change in control event and cancel the 409A Award for compensation.

Amended Equity Incentive Plan Benefits

Because awards under the Equity Incentive Plan are discretionary, it is not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Equity Incentive Plan. As of the Record Date, options to purchase an aggregate of 2,733,026 shares of common stock at an average exercise price of $12.55 per share were outstanding under the Equity Incentive Plan, 3,433,035 shares were subject to restricted stock grants, and 3,953,235 shares were available for grant, exclusive of 1,369,180 shares subject to Prior Outstanding Options that may become available for grant under the Equity Incentive Plan as a result of the expiration, forfeiture, cancellation or termination of Prior Outstanding Options without exercise after the Record Date. If the stockholders approve the amended and restated Equity Incentive Plan contemplated by this Proposal 2, the aggregate number of shares which may be issued under the Equity Incentive Plan shall increase by 1,500,000 newly authorized shares.

Vote Required

Ratification and approval of the amended and restated Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock of Emulex present, or represented, and entitled to vote at the Annual Meeting.

Board Recommendation

The Board of Directors recommends a vote “FOR” ratification and approval of the amended and restated Equity Incentive Plan to increase the number of shares authorized for issuance under the Equity Incentive Plan by 1,500,000 shares and to extend the termination date to September 30, 2020.

PROPOSAL 3

RATIFICATION AND APPROVAL OF THE

1997 STOCK AWARD PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED

General

At the Meeting, Emulex’s stockholders will be asked to consider a proposal to ratify and approve an amendment and restatement of the Emulex Corporation 1997 Stock Award Plan for Non-Employee Directors (the “Director Plan”) to (i) increase the number of shares authorized for issuance by 500,000 shares, (ii) extend the termination date of the Director Plan to September 30, 2020, and (iii) to change the name of the Director Plan to the “Emulex Corporation Stock Award Plan for Non-Employee Directors.”

The Director Plan is intended to increase the proprietary and vested interest of the non-employee directors of Emulex in the growth and performance of Emulex and to help enable Emulex to continue to retain and attract highly qualified persons to serve as non-employee directors. The Director Plan was adopted by the Board of Directors in 1997 and was approved by the stockholders at the 1997 Annual Meeting of Stockholders. The stockholders approved certain amendments to the Director Plan, including expansion of the types of awards authorized under the Director Plan, and increases in the number of shares authorized for issuance thereunder, at the 1999, 2000, 2002, 2004, 2005 and 2006 Annual Meetings of Stockholders.

Amendment of the Director Plan

On October 1, 2012, the Board of Directors of Emulex amended and restated the Director Plan, subject to approval of the stockholders, to (i) increase the number of shares authorized for issuance by 500,000 shares to 2,380,000, (ii) extend the termination date from September 30, 2015 to September 30, 2020, and (iii) to change the name of the Director Plan to the “Emulex Corporation Stock Award Plan for Non-Employee Directors.”

Reasons for Amendment of the Director Plan

The Board of Directors believes that the grants of restricted stock, options, and other equity-based awards under the Director Plan increase the proprietary and vested interest of the non-employee directors in the growth and performance of Emulex and help enable Emulex to continue to attract and retain highly qualified persons to serve as non-employee directors. The increase in the number of authorized shares under the Director Plan is intended to assure that Emulex has the ability to make grants of equity-based awards in the foreseeable future and has sufficient shares available to attract and retain qualified non-employee directors through grants of equity-based awards.

Description of the Director Plan

Following is a summary of the principal provisions of the Director Plan, qualified by reference to the complete text of the Director Plan, as so amended, the full text of which is attached as Appendix B.

Types of Awards.    The following awards may be granted under the Director Plan: (i) non-qualified stock options not specifically authorized or qualified for the favorable federal income tax consequences given to incentive stock options, (ii) restricted stock awards consisting of shares of common stock that are subject to a substantial risk of forfeiture (vesting) restriction for some period of time, and (iii) stock appreciation rights.

Administration.    The Board of Directors is authorized to administer the Director Plan in accordance with its terms. The Board may, in its sole discretion, delegate any or all of its administrative duties to a committee of not fewer than two members of the Board. The Board shall have no discretion with respect to the selection of directors to receive options, the number of shares of Emulex common stock subject to any such options, or the exercise price thereof. However, the Board has the discretion to make additional awards in the form of restricted stock or stock appreciation rights and such discretion will include the ability to determine whether such awards are in addition to or in lieu of the formula based option grants.

Eligibility.    Each member of the Board of Directors shall be eligible to receive an award under the Director Plan only if such director is not then an employee of Emulex or any of its subsidiaries (“Eligible Director”). Only

Eligible Directors may receive awards under the Director Plan. There are currently nine Eligible Directors — Messrs. Cox, Downey, Edwards, Folino, Goon, Lyle, Nazari, and Yoost, and Ms. Infante. However, Mr. Cox has given notice of his intention not to seek reelection to the Board of Directors and will not be an Eligible Director following the date of Annual Meeting.

Shares Subject to the Director Plan.    As in effect on the Record Date, options and awards to purchase an aggregate of 340,000 shares were subject to outstanding stock options under the Director Plan and an aggregate of 382,359 shares were available for future awards under the Director Plan. After giving effect to the proposed amendment to the Director Plan, the aggregate number of shares of Emulex common stock which may be issued pursuant to awards theretofore or thereafter granted under the Director Plan will increase by 500,000 shares and the maximum aggregate amount of shares which may be issued upon exercise of all awards under the Director Plan shall not exceed 2,380,000 shares (subject to adjustment pursuant to the “capitalization adjustment” provisions of the Director Plan).

Grant, Term and Conditions of Awards.    The Director Plan provides that an option to purchase 60,000 shares of Emulex common stock is to be granted automatically to each Plan Eligible Director upon the date on which such director first becomes a Plan Eligible Director. In addition, the Director Plan provides that on each yearly anniversary of the date of grant of the initial option to each Plan Eligible Director, each such Plan Eligible Director would automatically be granted an additional option to purchase 20,000 shares of common stock. In addition, the Board of Directors (or a designate committee) has the discretion to make additional awards in the form of restricted stock or stock appreciation rights and such discretion will include the ability to determine whether such awards are in addition to or in lieu of the formula based option grants.

Beginning with fiscal 2007 through fiscal 2010, in lieu of the 20,000 share annual stock option grant, each Plan Eligible Director received a restricted stock grant of 7,000 shares. Beginning with fiscal 2011, the Board of Directors determined that each Plan Eligible Director would instead receive an annual grant of restricted stock equal to $125,000 in market value based on the closing price of Emulex’s common stock on the date of grant. Vesting of such restricted stock grants will occur with respect to one-half of the shares on the grant date and with respect to the other half of the shares six months after the grant date. Beginning with fiscal 2012, the Chairman of the Board, if a Plan Eligible Director, receives an additional annual grant of restricted stock equal to $125,000 in market value of common stock which vests as to one half of the shares twelve months after the date of grant and as to one half of the shares eighteen months after the date of grant.

In addition, beginning with fiscal 2011, in lieu of the one time initial stock option award of 60,000 shares, each newly appointed or elected Plan Eligible Director will receive an initial restricted stock grant equal to $200,000 in market value based on the closing price of Emulex’s common stock on the date of grant. Vesting of such restricted stock grants will occur with respect to one-half of the shares on the grant date and with respect to the other half of the shares six months after the grant date. However, each newly appointed or elected Plan Eligible Director receives a reduced pro-rata annual grant of restricted stock on December 2 in the first year if the December 2 annual grant is less than one year from the date the newly appointed or elected director received his or her initial grant.

Option Terms.    Stock options granted under the Director Plan are non-qualified stock options not eligible for the favorable tax consequences given to incentive stock options by Section 422 of the Code. The purchase price per share of Emulex common stock issuable upon exercise of the option shall be 100% of the fair market value per share of such common stock. Payment for shares purchased on exercise of an option shall be made in either, (i) cash, (ii) in Emulex common stock having a fair market value (determined in the manner the exercise price of options is determined) equal to the aggregate exercise price of the shares being purchased, or (iii) by cashless exercise through the sale of the common stock underlying the option and remission to Emulex of the aggregate exercise price from the proceeds of such sale. However, payment for exercises of less than 1,000 shares of common stock must be made in cash.

No option granted under the Director Plan shall be exercisable after the expiration of the earlier of (i) ten years following the date the option is granted or (ii) one year following the date the optionee ceases to be a director for any reason.

Any initial options granted to a director under the Director Plan shall be exercisable as to one-third of the shares on each anniversary of the date the option is granted if the director to whom the option is granted is still a director of on such anniversary. Any subsequent automatic annual option grants to purchase 20,000 shares are exercisable as to one-half of the shares on the six month anniversary of the date the option is granted and are exercisable for an additional one quarter of the shares on the nine month and one year anniversary of the grant date.

In the event of the death of an optionee, any option (or unexercised portion thereof) held by the optionee, to the extent exercisable by him or her on the date of death, may be exercised by the optionee’s personal representatives, heirs, or legatees in accordance with the Director Plan. No option shall be transferable by an optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of the individual to whom an option is granted it may be exercised only by such individual or such individual’s guardian or legal representative.

Restricted Stock Awards.    The administrator may award (or sell at a purchase price determined by the administrator) restricted shares of Emulex common stock. The restricted stock may not be sold, assigned, transferred or otherwise disposed of for such period as the administrator shall determine. The vesting of an award of restricted stock will be determined by the administrator for each grant. In the event a recipient’s continuous service as a Director terminates, Emulex may reacquire unvested shares acquired in consideration of past services and all unvested shares of restricted stock as of the date of termination will be forfeited. If restricted stock is acquired for consideration other than prior services, the forfeiture will be accomplished by repurchasing the shares at the lesser of the original purchase price or the current fair market value.

Stock Appreciation Rights.    A stock appreciation right entitles the holder to receive the appreciation in the value of common stock underlying the stock appreciation right. The administrator may grant a stock appreciation right either as a standalone right or, if such right does not provide for the deferral of compensation within the meaning of Section 409A of the Code, in tandem with all or any part of the shares of common stock that may be purchased by the exercise of a stock option. Upon the exercise of a stock appreciation right, Emulex shall pay the amount, if any, by which the fair market value of a share of common stock on the date of exercise exceeds the stock appreciation right exercise price. A stock appreciation right is not exercisable if the fair market value of a share of common stock on the grant date exceeds the fair market value of such share of common stock on the date of exercise. In the discretion of the administrator, payment with respect to the exercise of a stock appreciation right may be made either in cash or in shares of common stock, valued at fair market value on the date of exercise. Stock appreciation rights granted in relation to a stock option shall be exercisable only to the extent the stock option is exercisable and the exercise or lapse of a stock option shall cause an equivalent reduction in the number of tandem stock appreciation rights.

In the event that a stock appreciation right is granted under the Director Plan with a stock appreciation right exercise price less than the fair market value of the common stock underlying the award on the date the stock appreciation right is granted, or is otherwise determined to constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, then the stock appreciation right may provide that it is exercisable at any time permitted under the governing written instrument, but such exercise will be limited to fixing the measurement of the amount, if any, by which the fair market value of a share of common stock on the date of exercise exceeds the stock appreciation right exercise price (the “SAR Amount”). However, once the stock appreciation right is exercised, the SAR Amount may only be paid on the fixed time or payment schedule in the governing written instrument, but not later than ten years from the award date or grant date; provided, however, that if the written instrument does not specify a fixed time or schedule, the time will be the date that is the fifth anniversary of the award date or grant date.

Mergers, Reorganizations and Changes in Control.    The administrator may provide for acceleration of vesting of restricted stock awards or stock appreciation rights at any time, including in the event of a change in control of Emulex as a result of a merger, reorganization or consolidation

In the event of a liquidation of Emulex, or a merger, reorganization, or consolidation of Emulex with any other corporation in which Emulex is not the surviving corporation or Emulex becomes a subsidiary of another corporation, any unexercised awards theretofore granted under the Director Plan shall be deemed cancelled unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume the awards under the Director Plan or to use substitute awards in place thereof; provided, however, that, notwithstanding the foregoing, if such awards would otherwise be cancelled in accordance with the foregoing, the holder shall have the right, exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger, or consolidation, to fully exercise the award in whole or in part without regard to any vesting provisions. In the event of a Change in Control, as defined below, any unexercised stock option or stock appreciation right granted under the Director Plan shall become fully exercisable upon such Change in Control. In addition, any unvested shares of restricted stock shall become fully vested upon a Change in Control.

For purposes of the Director Plan, a “Change in Control” shall be deemed to have occurred if: (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially one-third (1/3 ) or more of Emulex’s outstanding common stock; or (ii) if following a tender or exchange offer for Emulex voting securities (other than any such offer made by Emulex), or a proxy contest for election of Directors, the persons who were Directors immediately before the initiation of such event (or Directors who were appointed by such Directors) cease to constitute a majority of the Board upon the completion of such tender or exchange offer or proxy contest or within one year after such completion. .

Director Plan Amendment.    The Director Plan may be terminated or amended by the Board as it shall deem advisable. Without the authorization and approval of the stockholders, however, the Board may not increase the total number of shares covered by the Director Plan, change the class of directors eligible to receive options or other awards under the Director Plan, or materially increase benefits accruing to participants under the Director Plan.

Term of Director Plan.    Unless sooner terminated by the Board in its sole discretion, the Director Plan, as proposed to be amended, will expire on September 30, 2020.

Federal Income Tax Consequences

Non-Qualified Options and Stock Appreciation Rights.    The federal income tax treatment of non-qualified stock options and stock appreciation rights granted under the Director Plan will be substantially the same as those described with respect to the Equity Incentive Plan on page 24 of this Proxy Statement under “Federal Income Tax Consequences — Non-Qualified Options and Stock Appreciation Rights.”

Payment of Option Exercise Price in Shares.    To the extent an optionee pays all or part of the option exercise price of a non-qualified stock option by tendering shares of common stock owned by the optionee, the tax consequences described above apply except that the number of shares of common stock received upon such exercise which is equal to the number of shares surrendered in payment of the option price will have the same tax basis and holding periods as the shares surrendered. The additional shares of common stock received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the day following the date of recognition of such income.

Restricted Stock Awards.    The federal income tax treatment of restricted stock awards granted under the Director Plan will be substantially the same as those described with respect to the Equity Incentive Plan on page 25 of this Proxy Statement under “Federal Income Tax Consequences — Restricted Stock Awards.”

Compliance With Section 409A Of The Code.    In the event that any award granted under the Director Plan is deemed a 409A Award, additional conditions will apply to such grant or award and shall supersede any contrary provisions in the Director Plan. Such additional conditions are substantially the same as those described with respect to the Equity Incentive Plan on page 26 of this Proxy Statement under “Federal Income Tax Consequences — Compliance With Section 409A of the Code.”

Amended Director Plan Benefits

Prior to giving effect to the proposed amendment of the Director Plan, a total of 1,880,000 shares of common stock were reserved for issuance under the Director Plan. As of the Record Date and prior to giving effect to the proposed amendment of the Director Plan, (i) options to purchase an aggregate of 340,000 shares of common stock at an average exercise price of $19.82 per share were outstanding under the Director Plan and held by six Eligible Directors, (ii) 29,881 shares were subject to unvested restricted stock awards, and (iii) 382,359 shares were available for grant.

Vote Required

Ratification and approval of the amendment of the Director Plan requires the affirmative vote of the holders of a majority of the shares of common stock of Emulex present, or represented, and entitled to vote at the Meeting.

Board Recommendation

The Board of Directors recommends a vote “FOR” ratification and approval of the Director Plan, as amended, to (i) increase the number of shares authorized for issuance under the Director by 500,000 shares to 2,380,000, (ii) to extend the termination date of the Director Plan to September 30, 2020, and (iii) to change the name of the Director Plan to the “Emulex Corporation Stock Award Plan for Non-Employee Directors.”

PROPOSAL 4

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve executive compensation. In accordance with such policy and pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution to approve our executive compensation. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Align Company and Stockholder Interests

• Providing a majority of total direct compensation paid to our Named Executive Officers in the form of equity awards for which the ultimate economic value to the officers depends on future performance of our stock.

• Establishing stock ownership requirements for our directors and executive officers.
Pay for Performance	• Tying cash incentive payments to achievement of specific revenue and operating income goals.
• Awarding performance based shares that are tied directly to total stockholder return and/or financial operating metrics that are calibrated to our industry peers.
Recruit, Retain and Motivate Exceptional Talent	• Targeting total target direct compensation at the 50th percentile among companies with which we compete for executive talent.
• Providing meaningful opportunities for increased compensation that are tied to individual and company achievement aligned with stockholder values
• Competing effectively for the highest quality people who will determine our long-term success.

We attempt to maintain a regular dialogue with our major stockholders to discuss various corporate governance topics that may be of interest to them. The insights we have gained from these discussions over the years have provided guidance for the Compensation Committee as they consider and adopt compensation policies affecting our employees, including our Named Executive Officers. At our November 2011 Annual Meeting of Stockholders, our stockholders voted to approve our fiscal year 2011 executive compensation program, but more than one-third of the votes cast did not support the measure. The Compensation Committee noted that a number of our largest stockholders supported the proposal, and in discussions with them, as well as some stockholders that voted against the proposal, these stockholders did not express significant concerns regarding our executive compensation program.

The Compensation Committee reviewed the investor feedback we received in connection with our last annual meeting and evaluated the results concerning the vote on the advisory resolution on executive compensation at our 2011 Annual Meeting of Stockholders. As the Compensation Committee had already decided to make significant changes to our fiscal year 2012 executive compensation program prior to the filing of our fiscal year 2011 Proxy Statement, no specific component of the fiscal year 2012 executive compensation program was altered based on stockholder feedback since it was received after the Compensation Committee had established the fiscal year 2012 executive compensation program. Among the changes made in executive compensation for fiscal year 2012, the Compensation Committee increased the percentage of the executive compensation program tied to Emulex’s performance, reflecting the desires of our stockholders that executive compensation should be impacted, favorably or unfavorably, by Emulex’s performance. In addition, consistent with feedback we received from some of our stockholders related to our fiscal year 2011 Proxy Statement, we have modified our current Proxy Statement disclosures to provide better clarity in how certain components of the executive compensation program are calculated. Therefore, the Compensation Committee believes that our fiscal year 2012 executive compensation programs have improved the alignment of pay for performance and incorporated best practices regarding executive compensation. Going forward, the Compensation Committee will continue to consider stockholder sentiments about our core principles and objectives when determining executive compensation.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 36 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 53 through 59, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to Emulex’s recent and long-term success.

In accordance with the requirements of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Emulex Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur in 2013.

The Board of Directors recommends a vote “FOR” ratification and approval of the advisory resolution to approve executive compensation.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP serves Emulex as its independent registered public accounting firm at the direction of the Board of Directors of Emulex. One or more representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the independent registered public accounting firm for Emulex for fiscal year 2013. This matter is not required to be submitted for stockholder approval, but, as a matter of corporate governance, the Board of Directors has elected to seek ratification of its selection of the independent registered public accounting firm by the affirmative vote of a majority of the shares represented and voting on the proposal at the Annual Meeting. In the event that this selection of auditors is not ratified by the requisite vote of stockholders, the Audit Committee will review Emulex’s future selection of auditors.

Notwithstanding the ratification by stockholders of the appointment of KPMG LLP, the Board of Directors may, if the circumstances dictate, appoint other auditors.

Fees Incurred by Emulex for KPMG LLP During Fiscal 2011 and 2012

The table below provides a summary of the aggregate fees for professional services rendered to Emulex by KPMG LLP for the fiscal years ended July 3, 2011 and July 1, 2012. These fees are described in more detail below.

	Fiscal 2011	Fiscal 2012
Audit Fees	$1,891,014	$1,674,996
Audit-Related Fees	—	—
Tax Fees	445,469	353,407
All Other Fees	3,245	1,650

Total	$2,339,728	$2,030,053

Audit Fees.    Audit fees for the fiscal years ended July 3, 2011 and July 1, 2012 were for professional services rendered for the audits of Emulex’s annual consolidated financial statements and internal control over financial reporting and for the reviews of the consolidated financial statements included in Emulex’s quarterly reports on Form 10-Q.

Audit-Related Fees.    Audit-related fees for the fiscal years ended July 3, 2011 and July 1, 2012 were for audit and related services that are reasonably related to the performance of the audit or review of Emulex’s financial statements, including services related to the acquisition activity of Emulex during the fiscal years presented.

Tax Fees.    Tax fees for the fiscal years ended July 3, 2011 and July 1, 2012 were for the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance and planning services.

All Other Fees.    Other fees consist primarily of a subscription to KPMG LLP’s accounting research tool during the fiscal years ended July 3, 2011 and July 1, 2012.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview of Executive Compensation Policies and Practices

In fiscal 2012, despite a challenging macroeconomic climate, we were able to achieve a number of positive developments relating to our business including the following:

•

an increase in net revenues by approximately 11% over fiscal 2011, placing us at the 86th percentile relative to the performance of our peer group, and exceeding $500 million for the first time in our history;

•	over 70% increase in net revenues related to our 10G business over fiscal 2011;

•	an increase in non-GAAP operating income of 91%, placing us at the 93rd percentile relative to the performance of our peer group;

•	continued progress in securing more than 10 significant next generation design wins for our 10GbE and 16G Fibre Channel (“FC”) products; and

•	continued expansion of our overall number one position in converged networking.

In addition, during fiscal 2012, we continued to make significant investments in new products, many of which take several years of investment in development before they start to contribute to our revenue and income. As a result of these investments and our continued success in penetrating existing markets, we believe we remain well positioned and on target with our corporate long term strategy which we believe will contribute significant value to our stockholders in the coming years.

Our fiscal year 2012 compensation decisions are reflective of our performance as well as our commitment to aligning executive compensation with our stockholder’s interests. Key highlights of our fiscal year 2012 compensation decisions include the following:

•

No Changes to Base Salary — With the exception of any first-time Named Executive Officers in this Proxy Statement, we did not give merit increases in base salary for fiscal 2012 after considering a number of factors including continued challenges associated with the overall economic environment, a desire to maintain base salaries at the 50th percentile relative to our peer group for 2012, and a desire to emphasize those elements of compensation that are directly related to Emulex’s performance and changes in stockholder value.

•

Competitive Pay Position — Our target competitive position for total cash compensation remained at the 50th percentile of compensation paid to similarly situated executive officers of the companies in our compensation peer group. Our target total direct compensation for 2012 was also at the 50th percentile of our compensation peer group.

•

Aligning Pay for Performance — Our pay for performance programs include both short and long-term incentives. In fiscal 2012, we continued the trend towards increasing the percentage of compensation that is performance based. In particular, performance based compensation specifically tied to the achievement of certain performance metrics accounted for, on average, approximately 33% of the total direct compensation for our Named Executive Officers. In addition, on average, approximately 44% of total direct compensation paid to our Named Executive Officers in fiscal 2012 consisted of equity awards for which the ultimate economic value to the officers depends on future performance of our stock. The following graph illustrates the performance-based compensation elements for each Named Executive Officers as percentage of total direct compensation.

Named Executive Officers Pay Mix

•

Increases in the Proportion of Equity Awards Tied Directly to Performance — Consistent with our continuing desire to align pay for performance, we increased the portion of the equity awards granted to certain of our executive officers that are tied directly to achievement of specific financial targets. Specifically, a total of 30% of the equity-based awards eligible to be granted to our President and Chief Operating Officer, and our Executive Vice President and Chief Financial Officer, and 50% for our Chief Executive Officer, were designated as “performance-based shares.” These performance-based shares were awarded to these executive officers based on the percentage of Emulex’s revenue growth and adjusted operating income growth for fiscal 2012 over fiscal 2011 compared to the percentage of revenue growth and adjusted operating income growth of certain designated peer companies over the same period. Adjusted operating income is computed as GAAP operating income, excluding the impact of stock-based compensation, amortization or impairment of intangibles, restructuring charges and litigation settlement or recovery of expenses disclosed in SEC filings. (See Reconciliation of GAAP Operating Income [Loss] to Non-GAAP and Core Non-GAAP Operating Income on page 47 of this Proxy Statement). In the case of our Chief Executive Officer, awards of a portion of the performance-based shares was also tied to the percentage growth of our stock price as compared to the stock price of our designated peer companies. For fiscal 2012, the percentage of the targeted amount of performance-based shares granted to each of these executive officers ranged from 150% of the targeted performance-based shares if our total revenues places us in the 75th percentile relative to our peer companies down to 0% of the targeted amount if our total revenues placed us below the 25th percentile relative to our peer companies.

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Cash Incentive Payments — Our executive incentive plan is designed to focus our leadership team on the achievement of both company-wide and individual accomplishments that contribute to the creation of stockholder value. In fiscal 2012, we continued the use of revenue and “core” non-GAAP operating income as the metrics for our cash incentive plan. (See Reconciliation of GAAP Operating Income [Loss] to Non-GAAP and Core Non-GAAP Operating Income on page 47 of this Proxy Statement). For 2012, we included a deceleration modifier on awards below 104% of target. Specifically, for any cash incentive payments payable as a result of our achieving 104% or less of our target goals, such awards were reduced by multiplying by a factor of .90 for our Chief Executive Officer and by multiplying by a factor of .95 for our other Named Executive Officers. In addition, we limited the cash incentive plan awards to 150% of target.

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Elimination of Certain Personal Benefits — In fiscal 2012, we eliminated accrual for Paid Time Off for our Named Executive Officers. Instead, such officers were allowed to take time off with pay at management’s discretion, subject to fulfilling performance expectations.

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Ownership Guidelines — The Compensation Committee believes in linking the interests of management and stockholders and as a result, the Board maintains stock ownership guidelines for our executive officers that specify a value, in dollars, of shares the executive officers must accumulate and hold within five years after they have taken their appointment or promotion as an executive officer, or December 24, 2010, the initial adoption of this guideline. The guidelines provide that the value of the shares (common stock, restricted stock, restricted stock units) equal the officer’s annualized base salary.

Changes for Fiscal 2013

For fiscal 2013, our compensation programs continue to tie compensation directly to company performance and increases in value to our stockholders. We believe that the investments we have made in new products over the past few years will significantly contribute to our revenue and income and to providing value to our stockholders. As was the case for fiscal 2012, in designing our compensation policies for fiscal 2013 and beyond, we tried to provide opportunities to our Named Executive Officers to realize significant increases in their overall compensation if their efforts in developing new products proved successful in generating growth in revenue and non-GAAP operating income while, at the same time, deemphasizing those elements of compensation that are not directly related to our company’s performance.

This philosophy was reflected in our compensation decisions for fiscal 2013 as follows:

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No Changes to Base Salary — Consistent with our desire to emphasize those elements of compensation that are directly related to our company’s performance and changes in stockholder value, we did not give merit increases in base salary for fiscal 2013 after considering a number of factors including continued challenges associated with the overall economic environment.

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Adjustment to Cash Incentive Payments if Targets are not Achieved — In order to continue to incentivize our executives to exceed performance targets, the Compensation Committee set more aggressive targeted performance goals for the Named Executive Officers whereby their cash incentive awards were reduced from the amount that would have been paid using the regular company targets and methodology until the higher targets are met. The reduction for the Chief Executive Officer will be to 90% of the regular award, and to 95% of the regular award for the other Named Executive Officers.

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Continued Emphasis on Equity Awards Tied Directly to Performance — For 2013 we continued our emphasis to tie the compensation of certain of our executive officers directly to achievement of specific financial targets. Specifically, a total of 30% of the equity-based awards eligible to be granted to our President and Chief Operating Officer, and our Executive Vice President and Chief Financial Officer, and 50% for our Chief Executive Officer, will be designated as “performance-based shares.” These performance-based shares are awarded to these executive officers based on the percentage of Emulex’s revenue growth and adjusted operating income growth for fiscal 2013 and fiscal 2014 over fiscal 2012 compared to the percentage of revenue growth and adjusted operating income growth of certain designated peer companies over the same two year period. Adjusted operating income is computed as GAAP operating income, excluding the impact of stock-based compensation, amortization or impairment of intangibles, restructuring charges and litigation settlement or recovery of expenses disclosed in SEC filings. In the case of our Chief Executive Officer, awards of a portion of the performance-based shares is also tied to the percentage growth of our stock price as compared to the stock price of our designated peer companies. In order to reflect our focus on a longer term incentive, vesting of 30% of the performance-based shares is tied to performance for fiscal 2013 while vesting of the remainder of the award is tied to performance over the two year period ending with fiscal 2014. For fiscal 2013, the percentage of the targeted amount of performance-based shares to be granted to each of these executive officers will range from 150% of the targeted performance-based shares if our total revenues places us in the 75th percentile relative to our peer companies down to 0% of the targeted amount if our total revenues places us below the 25th percentile relative to our peer companies.

Equity awards included stock options for the executive officers in fiscal 2013. The Committee believes that the use of stock options helps strengthen the senior team’s strong alignment with shareholder interest since the value of the options is dependent on the performance of the stock.

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Cash Settled Units — For fiscal 2013, in order to provide more flexibility in designing compensation to incentivize our executives, we began awarding cash settled units (“CSUs”) as part of our overall long-term incentive compensation. CSUs are stock based awards that are based on a hypothetical number of shares of common stock but are settled, when vested, through the payment of a cash amount equal to the value of the underlying shares rather than through the issuance of shares of common stock.

Compensation Philosophy

The purpose of this Compensation Discussion and Analysis is to provide key information and details on how we pay our executive officers. In this discussion, we will focus on the executive compensation programs for our Chief Executive Officer and the other Named Executive Officers included in the Summary Compensation Table beginning on page 53 of this Proxy Statement. As a group, these executive officers are referred to as our “Named Executive Officers”. Our Named Executive Officers for fiscal year 2012 are:

James McCluney — Chief Executive Officer,

Michael Rockenbach — Executive Vice President and Chief Financial Officer,

Jeffrey Benck — President and Chief Operating Officer,

Jeffery Hoogenboom — Senior Vice President, Worldwide Sales; and

Margaret A. Evashenk — Senior Vice President, Chief Development Executive.

Compensation is an important tool that we use to help recruit, retain and motivate our executive team who are entrusted to achieve our corporate success. The Compensation Committee and our management team emphasize performance-based compensation and seek to reward our executives for the achievement of short and long-term corporate goals which are intended to enhance stockholder value. In designing our compensation programs, our key priorities are to:

•	align company and stockholder interests;

•	pay for performance; and

•	recruit, retain and motivate exceptional talent.

For fiscal 2012, we have targeted total compensation for Named Executive Officers, including salary and short and long term incentive targets, at the 50th percentile of compensation paid to similarly situated executive officers of the companies in our compensation peer group. Actual pay levels are determined based primarily on corporate performance. However, individual achievement factors such as leadership for functional team, exceptional business acumen, mastery of key leadership competencies and demonstration of our core values are also considerations in compensation decisions. Our Compensation Committee reviews both the performance and compensation of key employees quarterly throughout the year in order to ensure adherence to our compensation philosophy.

Compensation Practices

The Compensation Committee believes that the following principles and practices support our compensation philosophy:

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the award of performance-based shares to our Chief Executive Officer is tied directly to operational business results and total stockholder return, rather than individual performance. There is no positive discretion allowed by management or the Board in calculating these awards;

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the awards of performance-based shares to our President and Chief Operating Officer and Executive Vice President and Chief Financial Officer are tied directly to operational business results rather than individual performance. There is no positive discretion allowed by management or the Board in calculating such awards;

•	the ultimate award provided by our long term incentive plan is based purely on the performance of our stock;

•	our executives are required to maintain an investment in our stock, which helps align their economic interests with those of our stockholders;

•	our cash incentive program is capped, which limits any disproportionate increases in payouts in order to minimize excessive risk taking by our executive officers;

•	our performance metrics are counter-balanced so that achieving one metric at the cost of another does not result in a higher payout;

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recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and human resources employees and advisors, as well as input from our compensation consultant, in order to ensure diversity of thought and overall consensus;

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we maintain the competitiveness of our compensation by comparing our compensation plans with those of our comparable companies and annually monitoring and evaluating our plans against executive compensation trends and survey data;

•	we have embraced an egalitarian philosophy related to perquisites and have worked over the past several years to eliminate benefits based on rank; and

•	we believe that our core values provide the foundation for our continued success and serve as a basis for selection, development and rewards for our executive officers.

Compensation Terms

Our comprehensive executive compensation program includes the following elements of compensation:

Base salary — refers to the annual fixed (non-variable) pay rate;

Cash incentive — refers to our Executive Incentive Plan (“EIP”), which is our annual short-term cash incentive plan and includes quarterly cash incentive payments;

Total cash compensation — refers to base salary plus cash incentive payments;

Equity-Based awards — include restricted stock units (“RSUs”), CSUs and stock options, all of which use time-based vesting, and performance-based shares which vest upon meeting the specified performance objectives and, if achieved, include time-based vesting with respect to the share award; and

Total direct compensation — refers to total cash compensation and equity awards.

Elements of Compensation

Compensation Element	Objective	Key Features

Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Generally, base pay has been aligned with our target market position. Adjustments are considered annually based on individual performance, level of pay relative to the market and internal pay equity.

Cash Incentive Payments	To encourage and reward executive officers’ contributions toward individual goals and corporate-level financial and operational results	Annual incentive cash payments under the EIP are based on a formula that includes revenue and operating income performance relative to operational goals, as well as an individual performance adjustment.

Total cash compensation	To reflect fixed and short-term variable pay targeted to encourage performance and reflect market- based pay	Total cash compensation (base salary plus cash incentive) is evaluated against the 50th percentile of our compensation peer group’s total cash compensation for the executive team overall; the actual percentile will vary by individual and will be based on reviews of the individuals’ quarterly performance against specific objectives.

Equity-Based Awards	To retain executive officers and align their interests with those of our stockholders	Targeted at a level that will provide total direct compensation (base salary, cash incentive payments and equity awards) approximating the 50th percentile of our compensation peer group’s total direct compensation. Includes different equity types, including stock options, restricted stock units, cash settled units, and performance-based shares to balance multiple objectives.

Fiscal 2012 Compensation

In the first quarter of 2012, the Board of Directors approved, upon the recommendation of the Compensation Committee, the compensation parameters of our Named Executive Officers for fiscal 2012, including their base salaries, cash incentive targets and operational goals and annual equity awards. In addition, at the beginning of each subsequent fiscal quarter during fiscal 2012, the Compensation Committee reviewed and approved the short-term incentive plan calculation for awards and evaluated individual performance adjustments under the EIP.

Base Salary

The Compensation Committee considered the following factors in its recommendations to the Board of the appropriate base salaries for our Named Executive Officers:

•	the role of the executive officer with Emulex;

•	his or her level of responsibility;

•	individual performance for the prior year;

•	internal equity; and

•	base salaries paid to persons in similar positions at the peer companies for which we compete for talent.

In fiscal 2012, base salary comprised approximately 34%, on average, of total direct compensation for our Named Executive Officers. For fiscal 2012, the Compensation Committee elected not to provide our Named Executive Officers with any material increases in their base salaries over fiscal 2011. However, as a result of her promotion to the position of Senior Vice President, Chief Development Executive, the base salary of Ms. Evashenk increased relative to her base salary in May 2011. In making its decision to generally maintain base salary levels, the Compensation Committee determined that maintaining base salaries at current levels was consistent with its analysis of current market trends and would assist us in aligning total cash compensation at approximately the 50th percentile relative to our peer companies. The following table shows the changes in base salaries paid to our Named Executive Officers in fiscal 2012 relative to fiscal 2011:

Executive	Base Salary of FY’12	Base Salary of FY’11	Percentage Increase
James M. McCluney	$587,155	$585,750	—
Michael J. Rockenbach	$383,962	$379,293	1%
Jeffrey W. Benck	$439,551	$433,376	1%
Jeffery L. Hoogenboom	$333,936	$326,262	2%
Margaret A. Evashenk	$342,293	$319,619	7%
Average increase for Named Executive Officers:			2%

Cash Incentive Payments

We pay our Named Executive Officers cash incentive awards on a quarterly basis pursuant to our EIP. The plan provides an opportunity for our executive officers to receive cash compensation upon the achievement of specific quantified financial objectives. The plan also has a performance contribution factor that allows for a modification to the calculated award based on individual performance. For fiscal 2012, we continued to use net revenue and “core” non-GAAP operating income results as the objective performance measures for purposes of determining cash incentive payments under the EIP. Non-GAAP financial measures exclude certain expenses and reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our results of operations and the factors and trends affecting our business. A reconciliation between GAAP and non-GAAP and core non-GAAP operating income for fiscal 2012 is contained on page 47 below. The Compensation Committee used net revenue as an objective performance measure because it believes that this performance measure gives executives a definitive target that is within their ability to control. The Compensation Committee also used core non-GAAP operating income rather than non-GAAP operating income or GAAP operating income because it does not want to provide officers with a disincentive to make certain desirable strategic decisions that may adversely affect Emulex’s net income under GAAP in the short-term. Award formulas under the EIP are established at the beginning of each fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee. The Compensation Committee generally seeks to establish corporate performance goals that are achievable, but that are set at a level such that the achievement of the goals will take significant effort by the executive officers and is not assured.

We pay cash incentives under the EIP on a quarterly rather than an annual basis as we believe that a quarterly review of each Named Executive Officer’s performance against his or her specific objectives, combined with quarterly incentive payments based upon the successful achievement of the quarterly financial objectives, provides a timely and efficient tool to manage the overall effectiveness and achievement of our tactical and strategic objectives. For participants in the EIP, including the Named Executive Officers, the Compensation Committee establishes the performance targets and incentive payment percentages based on our annual operating plan which is approved by the entire Board of Directors at the beginning of our fiscal year.

Each of our executive officers has a quarterly target award opportunity expressed as a percentage of quarterly gross base salary at the end of the quarter in question. For fiscal 2012, the quarterly/annual target award opportunity for our executives ranged from 55% to 100% of quarterly base salary. These percentages are determined by the Compensation Committee and are calculated in order to achieve our stated goal of targeting total cash compensation (i.e., base salary and performance based cash compensation) at approximately the 50th percentile of our peer companies based on an above-average level of performance. The Compensation Committee determines the specific percentage of base salary for each executive officer within this range based on the position each executive officer holds with Emulex and his or her level of responsibility.

On a quarterly basis, the Compensation Committee reviews our results versus our principal corporate objectives to determine whether the objectives have been met. For each participant in the EIP, the Compensation Committee approves the payment of cash incentive payments based on our actual level of achievement in comparison to our annual operating plan.

Under the EIP for fiscal 2012, 45% of the Named Executive Officers’ incentive payments were based on achieving our targeted net revenue and 55% were based on achieving our targeted core non-GAAP operating income, other than with respect to Mr. Hoogenboom whose incentive payments were 50% based on achieving our targeted net revenue and 50% based on achieving our targeted core non-GAAP operating income. Mr. Hoogenboom’s incentive payments differed by 5% from the other Named Executive Officers because, as the Senior Vice President, Worldwide Sales, Mr. Hoogenboom’s primary focus in his position is to promote the sales of our products and grow our revenues.

The quarterly incentive payments are adjusted by application of a formula in which incentive payments are increased to reward for over-achievement of targets and decreased to minimize or eliminate incentive payments for performance below targeted levels. Net revenue and core non-GAAP operating income incentive payments are calculated separately. No net revenue incentive payment or core non-GAAP operating income incentive payment was paid for a given quarter unless at least 80% of the corresponding net revenue or core non-GAAP operating income goal, as the case may be, is achieved. In addition, no incentive payment of any kind was made if core non-GAAP operating income was less than 50% of the applicable core non-GAAP operating income goal. Finally, prorated payments were made for employment for less than an entire quarter so long as the participant has been employed for a minimum of 30 calendar days during the quarter.

While the overall performance targets for 2012 were approximately $505 million (Revenue) and approximately $101 million (Core Non-GAAP Operating Income), the Compensation Committee set more aggressive targeted performance goals for the Named Executive Officers whereby their cash incentive awards were reduced from the amount that would have been paid using the regular company targets and methodology until the higher targets were met, which did not occur. The reduction for the Chief Executive Officer was to 90% of the regular award and to 95% of the regular award for the other Named Executive Officers.

The following table contains the targeted and actual levels of net revenue and core non-GAAP operating income for each quarter used for purposes of determining the incentive payments paid to our executive officers during such periods, as well as the percentage of targeted net revenue and core non-GAAP operating income actually achieved each quarter (in thousands, except for percent):

Fiscal Quarter	Targeted Net Revenue	Actual Net Revenue	% of Target Achieved	Targeted Core Non-GAAP Operating Income	Actual Core Non-GAAP Operating Income	% of Target Achieved
Q1 FY’12	$113,810	$118,397	104%	$15,449	$18,922	122%
Q2 FY’12	$130,402	$128,671	99%	$27,707	$28,905	104%
Q3 FY’12	$126,482	$125,746	99%	$25,531	$23,970	94%
Q4 FY’12	$134,345	$128,955	96%	$31,861	$27,674	87%

Our aggregate targeted net revenue of approximately $505 million represented an increase of approximately 10%, and the aggregate targeted core non-GAAP operating income represented an increase of approximately 59%, both compared to the levels targeted in fiscal 2011. By comparison, our actual net revenue for fiscal 2012 represented an increase of approximately 11% over net revenue for fiscal 2011 and actual core non-GAAP operating income represented an increase of approximately 55% compared to the actual results for fiscal 2011. As is reflected in the table below, both our actual net revenue and core non-GAAP operating income for fiscal 2012 over fiscal 2011 were slightly less than the targeted amounts, and the actual quarterly incentive payments paid to each Named Executive Officer were slightly less than their respective aggregate quarterly target cash incentive payment opportunities.

Executive	2012 Target Incentive	2012 Actual Incentive Paid
James M. McCluney	$587,231	$534,960
Michael J. Rockenbach	$230,409	$221,560
Jeffrey W. Benck	$351,651	$338,190
Jeffery L. Hoogenboom	$233,764	$225,203
Margaret A. Evashenk	$188,311	$181,113

As shown in the Summary Compensation Table on page 53, the total cash compensation paid to our Named Executive Officers remained relatively unchanged in fiscal 2012 over fiscal 2011 other than with respect to Ms. Evashenk. This relatively flat compensation between fiscal 2012 and fiscal 2011 was primarily the result of our decision not to materially increase base salaries combined with somewhat lower performance-based short-term incentive compensation in fiscal 2012, based on the adjustments described above. In fiscal 2012, as in fiscal 2011, we met most of our specific financial objectives which resulted in payments to our Named Executive Officers of approximately 95% of targeted incentive payments in fiscal 2012 (91% for the Chief Executive Officer) as compared to approximately 98% in fiscal 2011. With respect to Ms. Evashenk, her total cash compensation increased by 14% compared to fiscal 2011 primarily as a result of an increase in her base salary due to her promotion to the position of Senior Vice President, Chief Development Executive towards the end of fiscal 2011.

Equity Awards

We believe that equity ownership by executive officers provides incentives to build stockholder value by aligning the interests of executive officers with the stockholders and by providing an opportunity for increased compensation if the officers deliver results over time that increase the value of our stock. As such, these awards comprise a major element of our pay-for-performance compensation program and the majority of an executive officers’ total direct compensation.

Our equity awards are granted in connection with the annual performance review and compensation adjustment cycle. The Compensation Committee considers a number of qualitative and quantitative factors in determining the size of the periodic grants of equity awards. The qualitative factors considered by the Compensation Committee in awarding equity grants to our executive officers include the executive’s performance during the current fiscal year, his or her expected contributions during the succeeding fiscal year and our desire to encourage retention. The quantitative factors include our philosophy to utilize a total compensation package that will place its executive officers at approximately the 50th percentile compared to its peer companies.

The Compensation Committee also considers the equity compensation offered by our peer group companies, although the Compensation Committee does not tie equity grants specifically to our designated peer companies. Instead, the information from the peer group of companies and other companies in the technology industry is used to provide a general guideline on equity grants and to provide the Compensation Committee with guidance on the appropriate mix of cash and non-cash compensation.

Our long-term incentive awards are designed to focus our leadership on taking actions that lead to sustainable growth and to align their long term interests with those of our stockholders. Of the target long-term incentive values awarded in fiscal 2012, 31% consisted of performance-based share units and the remaining 69% consisted of restricted stock units.

In fiscal 2012, we shifted the mix of equity awards from stock options to restricted stock awards. The Compensation Committee has shifted from granting stock options to awards of RSUs primarily because awards of RSUs require fewer shares of common stock than options to grant awards of equal value and are therefore less dilutive to our stockholders.

Restricted Stock Awards

Restricted stock awards are awards that are paid in shares of common stock upon vesting and have immediate value to the recipients because they generally are paid in shares as soon as the award vests, with little out-of pocket cost to the recipient. Restricted stock awards differ from stock options in that the holder of a restricted stock award realizes value immediately upon the vesting of the award, even if the price of the underlying common stock has decreased since the date of grant. As a result, restricted stock awards encourage their recipients to remain with Emulex until their awards vest and to work towards creating stockholder value, thereby increasing the value of the award.

The vesting schedule of the restricted stock awards is determined by the Compensation Committee, but restricted stock typically has vested on a cumulative basis as follows:

•	30% of the total number of shares vest on the first anniversary of the date of grant;

•	30% of the total number of shares vest on the second anniversary of the date of grant; and

•	40% of the total number of shares vest on the third anniversary of the date of grant

The restricted stock awards provided to the Named Executive Officers at the beginning of fiscal 2012 will vest based on the fulfillment of the above service-based requirement. The Compensation Committee and the entire Board review the vesting terms associated with the restricted stock awards to the executive officers on an ongoing basis.

Performance-Based Shares

The Compensation Committee has elected to tie a portion of the equity awards granted to certain of our executive officers directly to achievement of specific financial targets. Specifically, a total of 50% of the eligible equity-based awards granted to our Chief Executive Officer, and 30% of the eligible equity-based awards granted to our President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer were designated as “performance-based shares” in fiscal 2012.

Performance-based shares were awarded to these executive officers based on our performance against specified financial metrics for fiscal 2012 relative to the performance of our fiscal 2012 peer companies over the same period. Adjustments to the number of shares awarded were made for over- and under-performance based on the following matrix:

Performance vs. Performance of Peer Companies	% of Target RSUs Earned
75th Percentile and Above	150%
50th to 74th Percentile	100%
25th to 49th Percentile	50%
<25th Percentile	0%

The performance-based share awards were granted on September 2, 2011 in the form of restricted stock units under our Equity Incentive Plan. The number of shares actually distributed pursuant to these performance-based share awards was based on our actual performance against the specified financial metrics relative to our designated subset peer companies for fiscal 2012 (see page 50) pursuant to the matrix above. As a result, certain of these performance-based shares were issued in fiscal 2013. Similar to restricted stock units, performance-based share awards vest as follows: 30% on the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant.

The fiscal 2012 performance results for each financial metric and the final resulting performance-based share awards were as follows:

Performance Matric	Emulex Performance Percentile	% of Target RSUs Earned
Cumulative Total Stockholder Return	57%	100%
Revenue Growth	86%	150%
Adjusted Operating Income Growth	86%	150%

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP and Core Non-GAAP Operating Income

The following is the reconciliation of GAAP operating income (loss) to Non-GAAP operating income and core non-GAAP operating income (in thousands) used for calculating cash incentive payments and performance-based equity awards for fiscal 2012:

	Q1 FY’12	Q2 FY’12	Q3 FY’12	Q4 FY’12	Total FY’12
GAAP operating income (loss) in fiscal 2012 based on quarterly and annual results included in Forms 10-Q and 10-K	$(5,948)	$11,767	$8,078	$(23,831)	$(9,934)

Items excluded from GAAP operating income (loss) to calculate non-GAAP operating income:
Stock-based compensation	6,440	6,139	5,857	3,733	22,169
Amortization of intangibles	10,336	6,751	6,762	6,751	30,600
Site closure related expenses	1,284	(142)	—	—	1,142
Net charges associated with patent damages, sunset period royalties and/or partial settlement related to the Broadcom patent litigation	388	—	708	39,798	40,894

Non-GAAP operating income included in press releases filed under Item 2.02 of Form 8-K used for performance-based equity awards	$12,500	$24,515	$21,405	$26,451	$84,871

Additional reconciling items excluded from GAAP operating income (loss) to calculate non-GAAP operating income to determine executive cash incentive awards:
Net charge associated with Broadcom’s patent litigation legal costs	3,074	44	823	(212)	3,729
Executive incentive plan compensation expense	3,085	1,987	1,416	1,404	7,892
Thailand flooding related expense	—	2,127	186	(14)	2,299
Net acquisition related costs	46	45	40	—	131
Retention related expense	159	127	18	18	322
Workers compensation expense	58	60	82	27	227

Core Non-GAAP operating income used for fiscal 2012 cash incentive payments	$18,922	$28,905	$23,970	$27,674	$99,471

Compensation of the Chief Executive Officer

Our Chief Executive Officer’s compensation includes three elements: (i) base salary, (ii) short-term cash incentive, and (iii) long-term equity incentive. The Compensation Committee believes that the elements of Mr. McCluney’s overall compensation reflect an appropriate balance of strategic and operational objectives and financial objectives. The short-term cash incentive provides for compensation which is based on our performance against our annual financial objectives. Mr. McCluney’s long-term equity-based compensation is highly weighted to our performance versus our peer group companies which, the Compensation Committee believes, strongly aligns with our corporate objectives and stockholder value.

As shown in the Summary Compensation Table on page 53, Mr. McCluney’s total compensation decreased by approximately 13% in fiscal 2012 compared to fiscal 2011. In fiscal 2012, Mr. McCluney’s base salary and short-term incentive target remained substantially unchanged from fiscal 2011. However, Mr. McCluney’s total cash compensation decreased in fiscal 2012 compared fiscal 2011 as a result of a decrease in his performance-based short-term incentive compensation in fiscal 2012 compared to fiscal 2011. As described previously, the executive officers were given higher targets for the financial goals which, if not achieved, resulted in a reduction of their short-term incentive awards. For the Chief Executive Officer, this reduction was to 90% of the award that would have been paid using the regular company targets and methodology. The impact to Mr. McCluney was a reduction from 101% to 91% of his short-term incentive target in fiscal 2012.

The most significant part of the decrease in Mr. McCluney’s total compensation for fiscal 2012 was the result of a decrease in his total equity based compensation and, in particular, a reduction in compensation from stock option awards in fiscal 2012 that was not offset by a corresponding increase in the value of restricted stock awards. As discussed elsewhere in this Proxy Statement, we continue to believe that compensation that is tied directly to our performance is a critical to our objective of aligning company and stockholder interests and incentivizing superior performance. Accordingly, we did not grant options to Mr. McCluney over concerns about the dilutive effects of these awards and instead increased the percentage of Mr. McCluney’s equity awards that are tied directly to our performance from 10% of his total equity awards to 50% in fiscal 2012.

Although the Summary Compensation Table reflects an increase in the value of restricted stock awards granted to Mr. McCluney and a decrease in option awards granted in fiscal 2012 compared to fiscal 2011, as discussed in the footnotes to that table, the amounts reflected in the table do not reflect the amounts actually paid to or realized by Mr. McCluney in fiscal 2012 and fiscal 2011 but instead, reflect the grant date fair value of those awards. The actual amount realized by Mr. McCluney in connection with these awards may be higher or lower than their grant date fair value based on the performance of our stock.

In summary, the Compensation Committee believes that the elements of the Chief Executive Officer’s compensation individually and in total represent a strong pay-for-performance program which closely aligns the Chief Executive Officer’s compensation with Emulex’s objectives and the creation of long-term stockholder return.

Other Compensation

In addition to benefits generally available to all employees, we provide other compensation, including perquisites as described below, to our Named Executive Officers. We have worked over the past several years to eliminate benefits based on rank. We do not provide our executive officers with any significant perquisites beyond what is available to all of our employees.

Club Memberships:    We reimburse some of our Named Executive Officers for the cost of certain club membership fees.

Life Insurance Premiums:    We reimburse our Named Executive Officers for the cost of certain group term life insurance premiums, up to a maximum coverage amount of four times the officer’s base salary.

Entertainment and Sporting Event Tickets:    We subscribe for season tickets and lease suites at certain venues for business-related entertainment. Tickets for individual events that remain unused by us for business-related entertainment are periodically made available to the Named Executive Officers and other employees for personal use. However, as such subscriptions and leases are made for entire seasons or annual periods rather than individually by event, there is no incremental cost to us associated with periodically providing such tickets for personal use.

Other Benefits

The Named Executive Officers also participate in the same medical, dental, life insurance, disability coverage and other benefits that are provided to all of our employees, as described below. In addition, Named Executive Officers (along with all other employees) are eligible to participate in our Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows our employees to purchase shares of our common stock through payroll deductions at 85% of the lower of the fair market value of the stock at the beginning or the end of each six-month offering period.

The Named Executive Officers are also entitled to participate in our 401(k) plan, which we maintain for the benefit of all of our employees in order to allow our employees to accumulate savings for retirement. We match 50% of the first 4% of an employee’s eligible compensation. In addition, we may elect to make an additional discretionary profit-sharing contributions to our 401(k) plan each year based on our profitability during the year, subject to the maximum contributions and other rules prescribed by Federal law governing such plans. Our Named Executive Officers are eligible to participate in our 401(k) plan and receive employer matching contributions on the same basis as any other salaried employee but do not participate in any discretionary employer profit-sharing contributions.

In fiscal 2011, we also provided Paid Time Off (“PTO”) and other paid holidays to all of our employees, including the Named Executive Officers. Our PTO policy allows employees to receive a cash payment for a portion of their accrued but unused PTO and requires this cash payment with respect to any accrued and unused PTO in excess of the amount that is permitted to be carried-over to the next year. This benefit was eliminated for all senior executives, including Named Executive Officers, at the beginning of fiscal year 2012.

We do not maintain any pension plans or supplemental executive retirement plans for the Named Executive Officers or for any of our other employees.

Determining Competitive Compensation Practices

The Compensation Committee considers a variety of information when making compensation decisions, including:

•	our performance;

•	aligning actual compensation with our compensation philosophy;

•	budget constraints;

•	internal pay equity;

•	individual performance and contribution to the overall corporate performance;

•	Mr. McCluney’s recommendations; and

•	Named Executive Officers compensation data for similarly-situated executives in our peer companies for whom we compete for executive talent.

In overseeing our executive officer compensation programs, the Compensation Committee reviews and analyzes the compensation practices of comparable companies as well as industry best practices. Compensation data is gathered with respect to base salary, incentive cash payment targets and awards and all equity awards but does not include generally available benefits, such as 401(k) plans or health care coverage.

Peer Companies

To benchmark total cash and total direct compensation levels, we use a core peer group of companies that are considered our primary competitors in the marketplace and competitors for executive talent. For fiscal 2012, our peer group included the 14 technology companies listed below, comprised of semiconductor, storage systems, and storage components and networking companies which are in a comparable revenue range. The Compensation Committee also examines other peer companies to stay cognizant of industry trends and practices. These companies are selected by the Compensation Committee with input from Emulex’s management and with the assistance of the Compensation Consultant.

Applied Micro Circuits Corporation Brocade Communications Systems, Inc. Digi International Inc. Integrated Device Technology, Inc. Mellanox Technologies, Ltd. Micrel, Inc. Microsemi Corporation	PMC-Sierra, Inc. QLogic Corporation Quantum Corporation Semtech Corporation Silicon Image, Inc. STEC, Inc. Xyratex, Ltd.

The Compensation Committee believes that the above peer group represents the optimal cross-section of companies with which we compete for talent or which are similar to us in size, business focus and proximity to Emulex’s principal corporate office. Brocade Communications Systems, Inc. (“Brocade”) is notably larger than us; however, they are direct competitors with respect to executive talent. QLogic Corporation is likely our closest competitor for executive talent because of its similar product portfolios and its close proximity to our corporate headquarters in Southern California. The other companies in the peer group are in industries similar to ours but, because of the diversity of their product portfolios and/or their location outside of Southern California, are not considered to be direct competitors for executive talent.

For fiscal 2012, in order to obtain more precise and accurate comparative information, the Compensation Committee, with input from Emulex’s management and with the assistance of the Compensation Consultant, utilized a designated subset of the above-referenced peer group for purposes of establishing performance-based equity awards for our Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Such designated subset consisted of the following companies:

Brocade Communications Systems, Inc. Mellanox Technologies, Ltd. PMC-Sierra, Inc. QLogic Corporation	Quantum Corporation STEC, Inc. Xyratex, Ltd.

We gather data on the compensation practices and policies of the companies listed above through searches of publicly available information, including publicly available databases where available. In addition, we rely upon compensation and benefits surveys, including the Radford Technology Survey (specifically the hardware sub-industry). The Compensation Committee does not believe that compensation peer group benchmarking is appropriate as a stand-alone tool for setting compensation levels as certain aspects of our business and objectives are unique to us. However, the Compensation Committee does consider this information an important part of its decision making process in maintaining a market-competitive compensation program.

Individual Performance Reviews

Each quarter, the Compensation Committee reviews the details of how each executive officer including, our Chief Executive Officer, performs against identified corporate and functional objectives. These evaluations are considered and used as input as our Chief Executive Officer makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets and equity awards for each executive officer. The Chief Executive Officer also considers compensation data gathered from compensation surveys. The Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance during the year, considering accomplishments, areas of strength and areas for development. Our Senior Vice President, Human Resources assists the Chief Executive Officer in developing performance feedback and in reviewing the market compensation data to determine the compensation recommendations. Our executive officers do not propose or recommend changes to their own compensation.

The Chief Executive Officer’s annual performance review is conducted by the Compensation Committee acting on behalf of the whole Board of Directors. The evaluation is considered by the committee in determining the Chief Executive Officer’s recommended base salary, annual incentive cash target and equity awards.

For more information on the responsibilities and activities of the Compensation Committee, including the process for determining executive compensation see the “Determining Competitive Compensation Practices” section in this Proxy Statement, and the Compensation Committee charter.

Compensation Committee

The Compensation Committee reviews the performance of our executive officers, makes recommendations to the Board of Directors as to the compensation of our executive officers, reviews the compensation programs for other key employees, including salary and cash incentive payment levels, reviews and approves certain employee benefit policies and programs, and reviews and makes recommendations to management with respect to executive recruitment. In addition, the Compensation Committee administers the Emulex Corporation 2005 Equity Incentive Plan, the Director Plan, certain of our legacy equity incentive plans as well as other equity incentive plans under which we may have outstanding awards as a result of prior acquisitions, including review and approval of grants of awards under these plans. The Compensation Committee also administers the Employee Stock Purchase Plan.

The Compensation Committee’s recommendations regarding executive officer compensation are primarily based upon an assessment of the executive officer’s performance and potential to enhance long-term stockholder value. Except for certain elements of compensation that are specifically tied to certain performance metrics, the Committee does not rely on rigid quantitative guidelines or formulas in determining the recommended amount or mix of compensation elements for each executive officer. The Committee also considers the recommendations of the Chief Executive Officer and the other directors as to the compensation of the other executive officers. Key factors in evaluating executive compensation include:

•	the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year;

•	the nature, scope and level of the executive’s responsibilities;

•	the executive’s contribution to our financial results; and

•	the executive’s demonstration of job knowledge and skills.

In addition, the Compensation Committee considers corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and our success in meeting our financial objectives. The Compensation Committee also considers the level and types of compensation paid to executive officers in similar positions at peer companies as previously identified, as these companies are most likely to compete with us for the services of its executives.

The compensation programs and opportunities for our executive officers will continue in their present form until such time as the Compensation Committee determines in its discretion that revisions to our current plans or replacement plans are advisable. Such revisions may include changes in our compensation arrangements in the future, including the peers against which our committee measures executive compensation, changes in equity or other long-term incentives, and other changes as the committee may determine.

The members of the Compensation Committee are selected by our Board of Directors with consideration of their expertise in executive compensation and knowledge of technology industry compensation practices. As of the mailing date of the Proxy Statement, the Compensation Committee consists of three non-employee, independent members of the Board of Directors: Bruce C. Edwards (Chairman), Beatriz V. Infante and Don M. Lyle. Mr. Edwards became Chairman of the Compensation Committee in November 2008, replacing Mr. Lyle who had previously served as Chairman. Ms. Infante was appointed as a member of the Compensation Committee in August 2012, replacing Nersi Nazari who was appointed as a member of the Compensation Committee in November 2011. No person who served as a member of the Compensation Committee during fiscal 2012, nor any current member, has any interlocking relationships as defined by the Securities and Exchange Commission. Each Compensation Committee member qualifies as an “outside” director under Section 162(m) of the Internal Revenue Code and as a “non-employee” director under Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee has available to it such external compensation advice and data as the Compensation Committee deems appropriate (and as described below under “Compensation Consultant”).

During fiscal 2012, the Compensation Committee held eight formal sessions to review our compensation programs and policies.

Compensation Consultant

The Compensation Committee engaged Towers Watson & Company (“Towers Watson”), an independent professional services company, to assist the Compensation Committee from time to time on matters relating to executive compensation. Towers Watson began providing compensation consulting services to the Compensation Committee in fiscal 2010. In the most recent fiscal year, Towers Watson assisted us in determining groups of peer or comparable companies and assisted the Compensation Committee with executive officer and non-employee director compensation levels, mix of compensation components and competitive stock granting practices. The compensation consultant, however, did not make specific compensation recommendations with respect to executive officers or directors. The Compensation Committee has the right to retain and terminate its compensation consultant, to assign consulting engagements, and to review study findings independent of management. Towers Watson currently does not provide any other services to us.

Stock Ownership Guidelines

In September 2007, Emulex implemented stock ownership guidelines for the members of its Board of Directors. Those guidelines provide that directors should own, or acquire within three years after the later of first becoming a director or the initial adoption of the guidelines, shares of Emulex common stock, including shares of restricted stock, with a value of three times his or her annualized retainer (the quarterly retainer multiplied by four), excluding any out of pocket expenses reimbursed and any additional retainers paid to committee chairs. Beginning in fiscal 2011, the Board of Directors extended these stock ownership guidelines to our executive officers in order to further align their interests with the interests of our stockholders. For our executive officers, effective December 24, 2010, each executive officer should own, or acquire within five years after the later of first becoming an executive officer or the initial adoption of this guideline, shares of Emulex common stock, including shares of restricted stock, and shares represented by restricted stock units, with a value equal to his or her annualized base salary.

Accounting and Tax Considerations

In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on us and our executive officers.

Deductibility of Executive Compensation

For incentive-based compensation, the Compensation Committee considers the desirability to qualify for deductibility under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by Emulex for tax purposes. The Compensation Committee balances the desirability to qualify for such deductibility with Emulex’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals as described above. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. The aggregate amount of compensation in fiscal 2012 of the Named Executive Officers that will not qualify for Section 162(m) deductibility is expected to be approximately $1.5 million. The Compensation Committee also seeks to minimize the tax consequences that might arise under a potential change in control of Emulex by limiting the amount of compensation as may be paid to an executive in such a circumstance.

The existing Key Employee Retention Agreements (“KERAs”) do not provide for any gross-up payment related to potential 280G excise taxes.

Nonqualified Deferred Compensation

Emulex does not provide its executive officers with elective deferred compensation or nonqualified deferred compensation such as a Supplemental Executive Retirement Plan (“SERP”). However, Emulex does have certain benefits, such as severance and Change-in-Control payments that are subject to Section 409A. Emulex believes it is operating in good faith compliance with the statutory provisions which were effective as of January 1, 2005.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

BRUCE C. EDWARDS, Chairman

BEATRIZ V. INFANTE*

DON M. LYLE

NERSI NAZARI**

*	Currently a member but did not serve as a member of the Compensation Committee in fiscal 2012.
**	Not currently a member but served as a member of the Compensation Committee from November 2011 through the end of fiscal 2012.

Summary Compensation

The following table sets forth information concerning compensation for the fiscal years ended June 27, 2010, July 3, 2011 and July 1, 2012 of the current Principal Executive Officer, the current Chief Financial Officer and each of the three most highly compensated executive officers of Emulex as of July 1, 2012, whose salary and cash incentive compensation for the fiscal year ended July 1, 2012 was at least $100,000.

Name and Participant Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(11)		Total ($)
James M. McCluney	2012	587,155	—	1,162,800	—	534,960	N/A	6,889	(7)	2,291,804
Chief Executive Officer(1)	2011	585,750	—	905,450	608,344	572,779	N/A	14,471	(7)	2,686,794
	2010	585,750	—	932,900	406,585	730,022	N/A	11,475	(7)	2,666,732
Michael J. Rockenbach	2012	383,962	—	510,340	—	221,560	N/A	6,267		1,122,129
Executive V. P. and	2011	379,293	—	531,650	377,781	224,702	N/A	7,757		1,521,183
Chief Financial Officer	2010	366,978	—	343,700	147,849	304,911	N/A	8,001		1,171,439
Jeffrey W. Benck	2012	439,551	—	646,000	—	338,190	N/A	5,353	(8)	1,429,094
President and	2011	433,376	—	626,850	348,570	300,701	N/A	11,567	(8)	1,721,064
Chief Operating Officer(2)	2010	413,621	—	872,100	405,905	400,943	N/A	19,589	(8)	2,112,158
Jeffery L. Hoogenboom	2012	333,936	—	374,680	—	225,203	N/A	5,353	(9)	939,172
Senior Vice President,	2011	326,262	—	288,550	193,701	228,054	N/A	9,594	(9)	1,046,161
Worldwide Sales	2010	301,511	—	402,520	168,582	361,265	N/A	105,788	(9)	1,339,666
Margaret A. Evashenk	2012	342,293	—	303,620	—	181,113	N/A	7,422	(10)	834,448
Senior Vice President,	2011	319,619	—	240,250	94,802	139,747	N/A	20,202	(10)	814,620
Chief Development	2010	269,564	—	297,550	75,655	126,593	N/A	16,199	(10)	785,561
Executive(3)

(1)	Effective August 24, 2010, Mr. McCluney resigned as President of Emulex but retained his position of Chief Executive Officer.

(2)	Effective August 24, 2010, Mr. Benck was appointed President and Chief Operating Officer of Emulex.

(3)	Ms. Evashenk was promoted to the position of Senior Vice President, Chief Development Executive in May 2011.

(4)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2012, 2011 and 2010. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic No. 718. There is no guarantee that, if and when these stock awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to stock option and award grants, refer to Note 11 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended July 1, 2012, as filed with the SEC. These amounts reflect our accounting expense for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the Director.

(5)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2012, 2011 and 2010. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic No. 718. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to stock option and award grants, refer to Note 11 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended July 1, 2012, as filed with the SEC. These amounts reflect our accounting expense for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the Director.

(6)	This column reflects performance-based cash incentive payments paid pursuant to Emulex’s Executive Incentive Plan and may include amounts earned in a given fiscal year but not paid until the subsequent year.

(7)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2012, 2011 and 2010 fiscal years, respectively, including life insurance premiums ($—, $1,582 and $1,290), out of pocket health care expenses ($—, $4,075 and $7,236), physical exam expense ($—, $2,995 and $0), special occasion gifts ($—, $187 and $752), and 401(k) matching contributions ($—, $5,632 and $2,197).

(8)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2012, 2011 and 2010 fiscal years, respectively, including club membership ($—, $2,481 and $6,462), life insurance premiums ($—, $450 and $369), out of pocket health care expenses ($—, $1,668, and $4,144), physical exam expense ($—, $0 and $2,995), family members traveling along on business travel ($—, $0 and $2,236), special occasion gifts ($—, $857 and $201), and 401(k) matching contributions ($—, $6,111 and $3,182).

(9)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2012, 2011 and 2010 fiscal years, respectively, including automobile allowance ($—, $— and $9,600), tax and financial consulting ($—, $— and $750), club memberships ($—, $— and $6,554), life insurance premiums ($—, $— and $369), out of pocket health care expenses ($—, $— and $3,717), relocation allowance ($—, $— and $82,361), special occasion gifts ($—, $— and $118), and 401(k) matching contributions ($—, $— and $2,319).

(10)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2012, 2011 and 2010 fiscal years, respectively, including automobile allowance ($—, $9,600 and $6,000), tax and financial consulting ($—, $0 and $0), life insurance premiums ($—, $450 and $369), out of pocket health care expenses ($—, $4,516 and $7,468), and 401(k) matching contributions ($—, $5,636 and $2,362).

(11)	Beginning September 1, 2008, which was Emulex’s fiscal 2009, automobile allowance and tax and financial consulting reimbursements were eliminated for Named Executive Officers. Because Mr. Hoogenboom was not considered a Named Executive Officer until after the completion of fiscal 2010, he did receive auto allowance for a portion of fiscal 2011 and in fiscal 2010, and tax and financial consulting in fiscal 2011 and 2010. Further, because Ms. Evashenk was not considered a Named Executive Officer until after the completion of fiscal 2012, she did receive auto allowance in fiscal 2011 and fiscal 2010 and tax and financial consulting reimbursements in fiscal 2012. Beginning July 1, 2010, which was Emulex’s fiscal 2011, out of pocket health care expense reimbursement was eliminated for Named Executive Officers. Mr. McCluney, Mr. Rockenbach, Mr. Folino, and Mr. Benck did receive out of pocket healthcare expense reimbursements in fiscal 2011 for expenses incurred prior to July 1, 2010. Further, as Ms. Evashenk was not considered a Named Executive Officer until after the completion of fiscal 2012, she did receive out of pocket healthcare reimbursements in fiscal 2011 and fiscal 2010.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase Emulex’s common stock and other plan-based awards made during the fiscal year ended July 1, 2012, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

In Fiscal 2012

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
James M. McCluney	N/A	184,977	587,231	—	—	—	—	—	—	—	—
	9/2/2011	—	—	—	0	90,000	135,000	90,000	—	—	1,162,800
Michael J. Rockenbach	N/A	72,579	230,409	—	—	—	—	—	—	—	—
	9/2/2011	—	—	—	0	23,700	35,550	55,300	—	—	510,340
Jeffrey W. Benck	N/A	110,770	351,651	—	—	—	—	—	—	—	—
	9/2/2011	—	—	—	0	30,000	45,000	70,000	—	—	646,000
Jeffery L. Hoogenboom	N/A	70,130	233,764	—	—	—	—	—	—	—	—
	9/2/2011	—	—	—	—	—	—	58,000	—	—	374,680
Margaret A. Evashenk	N/A	59,319	188,311	—	—	—	—	—	—	—	—
	9/2/2011	—	—	—	—	—	—	47,000	—	—	303,620

(1)	There is not an established maximum payment set by Emulex.

(2)	This column shows the number of shares of restricted stock awards granted in fiscal 2012 to the Named Executive Officers. Such restricted stock awards vest in installments over a three-year period. Unvested shares are subject to a right of repurchase at the original purchase price on behalf of Emulex in the event of the Named Executive Officer’s termination of service with Emulex.

(3)	Performance based stock awards and unvested restricted stock awards are granted to the Named Executive Officers without an exercise price. The grant date fair value equals the closing price of Emulex’s common stock on the grant date. Stock options are granted with an exercise price per share equal to the closing price of Emulex’s common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of July 1, 2012.

Outstanding Equity Awards at July 1, 2012

Name	Option Grant Date	# of Securities of Unexercised Options Exercisable	# of Securities of Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	# of Shares of Restricted Stock Not Vested (1)	Market Value of Shares of Restricted Stock Not Vested (2)
James M. McCluney	11/17/2003	29,060	—	$19.41	7/28/2013	—	—
	11/17/2003	43,592	—	$9.53	5/18/2013	—	—
	11/18/2003	150,000	—	$26.65	11/17/2013	—	—
	8/19/2004	100,000	—	$10.01	8/18/2014	—	—
	9/2/2008	50,000	—	$13.34	9/1/2014	—	—
	9/2/2009	99,000	11,000	$9.82	9/1/2015	38,000	$273,600
	9/2/2010	92,987	80,013	$9.95	9/1/2016	63,700	$458,640
	9/2/2011	—	—	—	—	180,000	$1,296,000
Michael J. Rockenbach	11/21/2002	40,000	—	$25.41	11/20/2012	—	—
	8/20/2003	152,333	—	$24.00	8/19/2013	—	—
	8/19/2004	75,000	—	$10.01	8/18/2014	—	—
	9/2/2009	36,000	4,000	$9.82	9/1/2015	14,000	$100,800
	7/2/2010	18,375	16,625	$9.17	7/1/2016	14,000	$100,800
	9/2/2010	40,312	34,688	$9.95	9/1/2016	24,500	$176,400
	9/2/2011	—	—	—	—	79,000	$568,800
Jeffrey W. Benck	9/2/2009	58,500	6,500	$9.82	9/1/2015	22,000	$158,400
	3/2/2010	24,500	10,500	$13.28	3/1/2016	10,000	$72,000
	9/2/2010	53,212	34,688	$9.95	9/1/2016	44,100	$317,520
	9/2/2011	—	—	—	—	100,000	$720,000
Jeffery L. Hoogenboom	9/2/2009	18,000	2,000	$9.82	9/1/2015	7,200	$51,840
	3/2/2010	14,000	6,000	$13.28	3/1/2016	6,800	$48,960
	9/2/2010	29,562	25,438	$9.95	9/1/2016	20,300	$146,160
	9/2/2011	—	—	—	—	58,000	$417,600
Margaret A. Evashenk	12/2/2009	8,400	2,100	$9.52	12/1/2015	3,400	$24,480
	3/2/2010	5,600	2,400	$13.28	3/1/2016	2,400	$17,280
	9/2/2010	15,526	11,474	$9.95	9/1/2016	10,500	$75,600
	6/2/2011	—	—	—	—	7,000	$50,400
	9/2/2011	—	—	—	—	47,000	$338,400

(1)	Assuming continued employment with Emulex, 30%, 30% and 40% of the unvested shares will vest on the first, second and third year anniversaries of the grant date, respectively. Includes awards of both shares of restricted stock and restricted stock units.

(2)	Market value of the non-incentive plan unvested stock is computed by multiplying the fiscal 2012 year-end closing market price of $7.20 by the number of shares held.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2012 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. McCluney	—	—	95,800	618,868
Michael J. Rockenbach	—	—	41,000	264,860
Jeffrey W. Benck	—	—	42,900	303,309
Jeffery L. Hoogenboom	—	—	49,200	458,331
Margaret A. Evashenk	—	—	22,550	169,485

Potential Payments Upon Termination or Change in Control

Emulex has executed key employee retention agreements with each of its Named Executive Officers (other than Mr. Hoogenboom and Ms. Evashenk). Under the terms of these agreements, as currently in effect, Emulex provides certain benefits and payments for its executive officers in the case of a separation from Emulex. These benefits are considered and approved as a part of Emulex’s total compensation program. Emulex enters into retention agreements with its key executive officers to minimize distraction and risk of departure of executives in the event of a potential change-in-control transaction, to align the potential severance benefits for senior executives with competitive practices and to ensure that the interests of these officers are aligned with the interests of the stockholders.

The key employee retention agreements for Messrs. Benck and Rockenbach provide that they are entitled to receive the following payments and benefits in the event of a termination of their employment by Emulex without cause, or by them for good reason (each as defined in the agreements) during the period beginning twelve months before and ending twenty-four months after the effective date of a change in control of Emulex (a “Change of Control Period”):

•

a lump sum cash severance payment equal to twelve months (for Mr. Rockenbach) and eighteen months (for Mr. Benck) of their base pay, inclusive of their target incentive payment level with respect to the fiscal year prior to their termination date;

•	continuation of their health insurance with all premiums paid by Emulex for twelve months (for Mr. Rockenbach) and eighteen months (for Mr. Benck) following the termination of their employment; and

•	full vesting and acceleration of their stock options and other stock awards and the right to exercise stock options for a period of twelve months following their termination date.

The agreements also provide these executives with reimbursement of up to $15,000 for outplacement services utilized within the first twelve months following termination of employment. If the severance payment and benefits received by any one of these executives would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby subjecting the executive to a 20% penalty excise tax, then the severance payment and benefits will be reduced to the extent that a reduction would result in these executives receiving a greater after-tax amount.

The terms of the amended key employment retention agreement for Mr. McCluney is substantially the same as described above, except that it provides for a lump sum cash severance payment equal to twenty-four months of his base pay, inclusive of his target incentive payment level with respect to the fiscal year prior to his termination date, and continuation of his health insurance with all premiums paid by Emulex for two years following the termination of his employment.

Mr. Hoogenboom and Ms. Evashenk do not have key employee retention agreements with the Emulex but instead participate in Emulex’s Change in Control Retention Plan (the “CIC Plan”) along with approximately 24 other key employees as of the end of fiscal 2012. Under the terms of the CIC Plan, Mr. Hoogenboom and Ms. Evashenk are each entitled to receive payments and benefits substantially similar to those payable to Mr. Rockenbach under his key employee retention agreement in the event of a termination of employment by Emulex without cause, or by them for good reason (each as defined in the CIC Plan) during the Change in Control Period.

In August 2012, we amended and restated the key employee retention agreements for each of Mr. McCluney, Mr. Benck and Mr. Rockenbach, and amended the terms of the CIC Plan, with all such amendments to be effective as of January 1, 2013. The amended agreements and CIC Plan remain materially unchanged from the key employee retention agreements and CIC Plan described above except for the following:

•

the definition of “Change of Control” was modified so that the period begins on the date on which Emulex becomes party to an agreement relating to a change of control transaction and ending twenty-four months following the change of control;

•	continuation of health insurance coverage was replaced with an equivalent lump sum cash payment equal to the cost of such continuation coverage;

•	acceleration of equity awards was clarified so that performance equity awards acceleration occurs at a minimum of the target achievement level; and

•

the provisions regarding reduction of payment in the event of “excess parachute payment” treatment under Section 280G of the Internal Revenue Code was extended to all payments that may be received in connection with a change of control.

In addition to his key employee retention agreement, on August 21, 2012 we entered into a severance agreement with Mr. McCluney which is effective on January 1, 2013 and amends Mr. McCluney’s existing severance arrangement to provide for “Good Reason” termination, replace continuation health insurance coverage with a comparable lump-sum cash payment, and provide for acceleration of all time-based equity awards rather than only options.

The severance agreement, as amended, generally provides for the following benefits to Mr. McCluney upon a termination without “Cause” or by Mr. McCluney for “Good Reason” at any time outside of the above-referenced Change in Control Period: (i) payment of a severance benefit equal to one year’s base salary, (ii) payment of any deferred incentive bonuses, (iii) a cash amount equal to twelve months COBRA coverage (health, dental, and vision benefits) for Mr. McCluney and his spouse and dependents, and (iv) one year of continued time vesting with respect to time-based equity awards with an exercise period equal to three months following the date of vesting of the applicable stock option.

Qualified Termination of Employment

The following table describes the potential payments to our Named Executive Officers upon an eligible termination without cause by Emulex or by the executive officer for good reason (as defined within the executive officer’s Key Employee Retention Agreement or the CIC Plan, as applicable) due to a change in control assuming termination as of July 1, 2012:

Name	Base Salary ($)(1)	Bonus ($)(2)	Acceleration of Vesting of Restricted Stock Awards ($)(3)	Acceleration of Vesting of Options ($)	Benefits ($)(4)	Total ($)
James M. McCluney	1,175,448	1,175,448	2,028,240	—	46,335	4,425,471
Michael J. Rockenbach	384,358	230,614	946,800	—	36,904	1,598,676
Jeffrey W. Benck	659,477	527,582	1,267,920	—	47,856	2,502,805
Jeffery L. Hoogenboom	334,036	233,826	664,560	—	36,904	1,269,326
Margaret A. Evashenk	342,344	188,289	506,160	—	34,429	1,071,222

(1)	Base salary is based on the annual salary as of July 1, 2012 over the severance period (twenty-four months for Mr. McCluney eighteen months for Mr. Benck, twelve months for the other executive officers).

(2)	Bonus is based on the target bonus level for fiscal 2012 as a percentage of base salary.

(3)	Calculated as the closing market price on July 1, 2012, multiplied by the number of shares of restricted stock awards subject to accelerated vesting if the termination of employment occurred on July 1, 2012.

(4)	Benefits include medical or health premiums for the severance period and $15,000 each for reimbursement of outplacement services.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of July 1, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a))
	(a)	(b)	(c)
Equity compensations plans approved by security holders(1)	3,891,032	$14.03	8,709,455	(4)
Employee stock purchase plan approved by security holders(2)	—	—	2,126,424
Equity compensations plans not approved by security holders(3)	425,234	$7.47	3,412

Total	4,316,266	$13.38	10,839,291

(1)	Consists of the Emulex Corporation Employee Stock Option Plan, the Emulex Corporation 2005 Equity Incentive Plan, the Emulex Corporation 2004 Employee Stock Incentive Plan, and the Director Plan.

(2)	The Emulex Employee Stock Purchase Plan enables employees to purchase our common stock at a 15% discount to the lower of market value at the beginning or end of each six month offering period. As such, the number of shares that may be issued during a given six month period and the purchase price of such shares cannot be determined in advance. See Note 11 in the fiscal 2012 Annual Report on Form 10-K accompanying notes to consolidated financial statements.

(3)	Consists of the ServerEngines Corporation (“ServerEngines”) Amended and Restated 2008 Stock Option Plan, Sierra Logic, Inc. (“Sierra Logic”) 2001 Stock Option Plan, Aarohi Communications Inc. (“Aarohi”) 2001 Stock Option Plan, the Vixel Corporation (“Vixel”) 2000 Non-Officer Equity Incentive Plan, the Vixel Corporation 1999 Equity Incentive Plan, the Vixel Corporation Amended and Restated 1995 Stock Option Plan. Options issued under these plans were converted into options to purchase Emulex Corporation common stock as a result of the acquisitions of ServerEngines, Sierra Logic, Aarohi, and Vixel.

(4)	Includes net unvested stock granted of 3,319,507 shares that are not deemed issued for accounting purposes until vested

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Section 16 of the Exchange Act requires Emulex’s Directors and executive officers and persons who own more than 10% of a registered class of Emulex’s equity securities to file various reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their holdings of, and transactions in, securities of Emulex. Copies of these filings must be furnished to Emulex.

Based on a review of the copies of such forms furnished to Emulex and written representations from Emulex’s executive officers and Directors, Emulex believes that during the 2012 fiscal year, none of the officers, Directors and greater than 10% stockholders were delinquent in their applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

Advance Notice Procedures

Under Emulex’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to Emulex. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at the Emulex’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.

Stockholder Proposals for 2013

Stockholders who wish to present proposals for action at the 2013 Annual Meeting may do so by following the procedures prescribed by SEC Rule 14a-8. To be eligible for inclusion in next year’s proxy statement and proxy card, stockholder proposals must be received by the Secretary of Emulex at the address of Emulex set forth on the first page of this Proxy Statement no later than June 10, 2013.

ANNUAL REPORT TO STOCKHOLDERS

The Annual Report to Stockholders of Emulex for the fiscal year ended July 1, 2012, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

OTHER MATTERS

The Management of Emulex does not know of any other matters which are to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

ANNUAL REPORT ON FORM 10-K

A copy of Emulex’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. A copy of our Annual Report on Form 10-K is also available on our website at www.emulex.com.

By Order of the Board of Directors

MICHAEL J. ROCKENBACH

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Costa Mesa, California

October 8, 2012

Exhibit A

AMENDED AND RESTATED

EMULEX CORPORATION

2005 EQUITY INCENTIVE PLAN

(as amended through October 1, 2012)

1.	Purpose; Available Awards.

1.1 Purpose.    The purpose of this Amended and Restated Emulex Corporation 2005 Equity Incentive Plan (“Plan”) is to further the growth and development of Emulex Corporation (“Company”) and its subsidiaries by providing, through ownership of stock of the Company, an incentive to officers and other key Employees and Consultants who are in a position to contribute materially to the prosperity of the Company, to increase such persons’ interests in the Company’s welfare, to encourage them to continue their services to the Company or its subsidiaries, and to attract individuals of outstanding ability to enter the employment of the Company or its subsidiaries. This Amendment and Restatement of the Plan is effective October 1, 2012, subject to approval by the Company’s stockholders.

1.2 Available Awards.    The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in value of the Company’s Common Stock through the granting of one or more of the following Awards: (a) Incentive Stock Options, (b) Nonstatutory Stock Options, (c) Restricted Stock Awards, (d) Restricted Stock Unit Awards, (e) Unrestricted Stock Awards, (f) Performance Awards and (g) Stock Appreciation Rights.

1.3 Prior Plans.    The Board has amended or caused to be amended each of the Prior Plans (as defined below) to provide that no additional awards may be granted under the Prior Plans. The number of shares that were available for grant under the Prior Plans other than the ServerEngeines Plan (as defined below) but which are not the subject of outstanding options or other awards shall be included as shares reserved for Awards under this Plan.

2.	Definitions.

2.1 “409A Award” means an Award that is considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Section 8 of this Plan.

2.2 “Aarohi” means Aarohi Communications, Inc., a California corporation.

2.3 “Aarohi Plan” means the Aarohi Communications, Inc. 2001 Stock Option Plan.

2.4 “Administrator” means the Board or the Committee appointed by the Board in accordance with Section 3.5.

2.5 “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

2.6 “Award” means any right granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Performance Award, a Stock Appreciation Right and a 409A Award.

2.7 “Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

2.8 “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

2.9 “Board” means the Board of Directors of the Company.

2.10 “Business Combination” has the meaning set forth in Section 2.13(e).

2.11 “Cashless Exercise” has the meaning set forth in Section 6.3.

2.12 “Cause” means if the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition therein contained, or, if no such agreement exists, it shall mean (a) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate, (b) conduct tending to bring the Company into substantial public disgrace, or disrepute, or (c) gross negligence or willful misconduct with respect to the Company or an Affiliate. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

2.13 “Change in Control” shall mean:

(a) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(c) The adoption of a plan relating to the liquidation or dissolution of the Company; or

(d) Any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); or

(e) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (1) 50% or more of the total voting power of (i) the Surviving Corporation, or (ii) if applicable, the ultimate Parent Corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (3) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”).

The foregoing notwithstanding, a transaction shall not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (ii) it constitutes a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system; (iii) it constitutes a change in Beneficial Ownership that results from a change in ownership of an existing stockholder; or (iv) solely because 50% or more of the total voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit Plans of the Company or any Affiliate, or (B) any Company which, immediately prior to such Business Combination, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

2.14 “Code” means the Internal Revenue Code of 1986, as amended.

2.15 “Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.5.

2.16 “Common Stock” means the common stock of the Company.

2.17 “Company” means Emulex Corporation, a Delaware corporation.

2.18 “Company Voting Securities” has the meaning set forth in Section 2.13(d).

2.19 “Consultant” means any person, including an advisor, who is engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Company or an Affiliate pursuant to a written agreement; provided that, such person is a natural person and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and provided further that a member of the Company’s or an Affiliate’s Board of Directors shall not be considered a Consultant.

2.20 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

2.21 “Covered Employee” means the chief executive officer and the three (3) other highest compensated officers of the Company (other than the principal financial officer) for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined as of the last day of the fiscal year for purposes of Section 162(m) of the Code.

2.22 “Date of Grant” means the date on which the Administrator adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award and from which the Participant begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Company Common Stock or, if a different date is set forth in such resolution, or determined by the Administrator, as the Date of Grant, then such date as is set forth in such resolution. In any situation where the terms of the Award are subject to negotiation with the Participant, the Date of Grant shall not be earlier than the date the key terms and conditions of the Award are communicated to the Participant.

2.23 “Director” means a member of the Board of Directors of the Company.

2.24 “Disability” means that the Optionholder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.4 hereof, the term Disability shall have the meaning ascribed to it under Code Section 22(e)(3). The determination of whether an individual has a Disability shall be determined under procedures established by the Administrator. Except in situations where the Administrator is determining Disability for purposes of the term of an Incentive Stock Option pursuant to

Section 6.4 hereof within the meaning of Code Section 22(e)(3), the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

2.25 “Effective Date” shall mean the effective date of this Amendment and Restatement, which is October 1, 2012.

2.26 “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a Director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

2.27 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.28 “Fair Market Value” means, as of any date, the value of the Common Stock determined in good faith by the Administrator. The “Fair Market Value” of any share of Common Stock of the Company at any date shall be (a) if the Common Stock is listed on the New York Stock Exchange (“NYSE”) or other established stock exchange or exchanges, the last reported sale price per share on such date on the NYSE or the principal exchange on which it is traded, or if no sale was made on such date on such principal exchange, at the closing reported bid price on such date on such exchange, or (b) if the Common Stock is not then listed on an exchange, the last reported sale price per share on such date reported by Nasdaq, or if sales are not reported by Nasdaq or no sale was made on such date, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on Nasdaq on such date, or (c) if the Common Stock is not then listed on an exchange or quoted on Nasdaq, an amount determined in good faith by the Administrator.

2.29 “Free Standing Rights” has the meaning set forth in Section 7.5(a).

2.30 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.31 “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.32 “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

2.33 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.34 “Non-Qualifying Transaction” has the meaning set forth in Section 2.13(e).

2.35 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.36 “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

2.37 “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.38 “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

2.39 “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations § 1.162-27(e)(3).

2.40 “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

2.41 “Performance Award” means Awards granted pursuant to Section 7.3.

2.42 “Plan” means this Amended and Restated Emulex Corporation 2005 Equity Incentive Plan.

2.43 “Prior Outstanding Options” means an option or other award that was granted under the Prior Plans and continued to be outstanding as of the Effective Date. The number of Prior Outstanding Options as of the Effective Date is 1,369,180 shares.

2.44 “Prior Plans” means the Emulex Corporation 2004 Employee Stock Incentive Plan, the Emulex Corporation Employee Stock Option Plan, the Aarohi Plan, the ServerEngines Plan and the Sierra Plan.

2.45 “Related Rights” has the meaning set forth in Section 7.5(a).

2.46 “Restricted Period” has the meaning set forth in Section 7.1.

2.47 “Restricted Stock Award” means an Award of shares of Common Stock, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate, granted pursuant to Section 7.1.

2.48 “Restricted Stock Unit Award” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock, cash or other property is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate, granted pursuant to Section 7.1.

2.49 “Right of Repurchase” means the Company’s option to repurchase Common Stock acquired under the Plan upon the Participant’s termination of Continuous Service pursuant to Section 7.4.

2.50 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

2.51 “SAR Amount” has the meaning set forth in Section 7.5(h).

2.52 “SAR Exercise Price” has the meaning set forth in Section 7.5(b).

2.53 “SEC” means the Securities and Exchange Commission.

2.54 “Securities Act” means the Securities Act of 1933, as amended.

2.55 “ServerEngines” means ServerEngines Corporation, a California corporation.

2.56 “ServerEngines Plan” means the ServerEngines Corporation 2008 Amended and Restated Stock Option Plan.

2.57 “Sierra” means Sierra Logic, Inc., a Delaware corporation.

2.58 “Sierra Plan” means the Sierra Logic, Inc. 2001 Stock Option Plan.

2.59 “Stock Appreciation Right” means the right pursuant to an award granted under Section 7.5 to receive an amount equal to the excess, if any, of (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of stock covered by such right or such portion thereof, over (B) the aggregate SAR Exercise Price of such right or such portion thereof.

2.60 “Stock For Stock Exchange” has the meaning set forth in Section 6.3.

2.61 “Surviving Entity” means the Company if immediately following any merger, consolidation or similar transaction, the holders of outstanding voting securities of the Company immediately prior to the merger or consolidation own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or similar transaction. In all other cases, the other entity to the transaction and not the Company shall be the Surviving Entity. In making the determination of ownership by the stockholders of an entity immediately after the merger, consolidation or similar transaction, equity securities which the stockholders owned immediately before the merger, consolidation or similar transaction as stockholders of another party to the transaction shall be disregarded. Further, outstanding voting securities of an entity shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

2.62 “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

2.63 “Unrestricted Stock” means any Award of Common Stock granted pursuant to Section 7.2 that is not subject to restrictions on transfer or a risk of forfeiture.

2.64 “Unrestricted Stock Award” means any Award granted pursuant to Section 7.2.

3. Administration.

3.1 Administration by Board.    The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in Section 3.5 (the group that administers the Plan is referred to as the “Administrator”).

3.2 Powers of Administrator.    The Administrator shall have the power and authority to select and grant to Participants, Awards pursuant to the terms of the Plan.

3.3 Specific Powers.    In particular, the Administrator shall have the authority: (a) to construe and interpret the Plan and apply its provisions; (b) to promulgate, amend and rescind rules and regulations relating to the administration of the Plan; (c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (d) to delegate its authority to one or more Officers of the Company with respect to awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act; (e) to determine when Awards are to be granted under the Plan; (f) from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted; (g) to determine the number of shares of Common Stock to be made subject to each Award; (h) to determine whether each Option is to be an Incentive Stock Option or a Nonstatutory Stock Option; (i) to prescribe the terms and conditions of each Award, including, without limitation, the purchase price or exercise price and medium of payment, vesting provisions and Right of Repurchase provisions, and to specify the provisions of the Award Agreement relating to such grant or sale; (j) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, the term of any Award, the purchase price or exercise price, as the case may be, subject to applicable legal restrictions; provided, however, that the Administrator may not, without the approval of the stockholders of the Company, (A) reprice or otherwise reduce the exercise price of unexercised Options, or (B) cancel previously granted Options and issue new Options to the same Optionholder at a lower exercise price. In addition, if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award, such amendment shall also be subject to the Participant’s consent (provided, however, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value of the Common Stock underlying the Options and the exercise price, shall not constitute an impairment of the Participant’s rights that requires consent); (k) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their Continuous Service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies; (l) to make decisions with respect to outstanding Options and other Awards that may become necessary upon a Change in Control (including, without limitation, the substitution or conversion of outstanding awards, the cancellation of outstanding awards in exchange for a cash payment) or an event that triggers anti-dilution adjustments; and (m) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of the Plan. Any actions or determinations of the Administrator pursuant to this Section 3.3 may, but need not be uniform as to all outstanding Awards, and the Administrator may, but need not treat all holders of outstanding Awards identically.

3.4 Decisions Final.    All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.5 The Committee.

(a) General.    The Board may delegate administration of the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Administrator shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and to serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without Cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(b) Committee Composition when Common Stock is Publicly Traded.    During such periods that the Company’s Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Administrator may (i) delegate to a committee of two or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (B) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of two or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. In addition, the Administrator may delegate its authority within specified parameters to one or more Officers of the Company with respect to awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act;

3.6 Indemnification.    In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, the Administrator and each of the Administrator’s consultants shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrator or any of its consultants may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid by the Administrator or any of its consultants in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrator or any of its consultants in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Administrator or any of its consultants did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Administrator or any of its consultants shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.	Eligibility.

4.1 Eligibility for Specific Awards.    Awards under the Plan may be granted to (i) any Employees of the Company or any Affiliate who are designated by the Administrator to receive an Award and (ii) Consultants of the Company who are designated by the Administrator to receive an Award. No Director who is not also an Employee shall be eligible to receive an Award under the Plan.

4.2 Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock at the Date of Grant and the Option is not exercisable after the expiration of five years from the Date of Grant.

5.     Shares Subject to Awards.    The stock available for grant of Options and other Awards under the Plan shall be shares of the Company’s authorized but unissued, or reacquired, Common Stock. The aggregate number of shares which may be issued pursuant to exercise of Awards granted under the Plan (including Incentive Stock Options) excluding unissued shares subject to currently outstanding Awards granted under the Plan and outstanding shares previously issued under the Plan (whether by exercise of options or otherwise), is (i) 5,453,235 shares of Common Stock, plus (ii) the amount of Common Stock subject to any Prior Outstanding Options that expire, are forfeited, cancelled or terminate under the Prior Plans after the Effective Date for any reason without having been exercised in full. If Prior Outstanding Options expire, are forfeited, cancelled or terminate for any reason without having been exercised in full under the Prior Plans, the number of shares of Common Stock which may be issued upon the exercise of Awards under the Plan shall be increased by the number of shares of Common Stock underlying such expired, forfeited or terminated Prior Outstanding Options. In no event, however, will the maximum aggregate amount of Common Stock which may be issued upon exercise of all Awards under the Plan, including Incentive Stock Options, exceed 23,716,908 shares of Common Stock (subject to adjustment as provided in Section 6.13), all of which may be used for Incentive Stock Options. Awards for fractional shares of Common Stock may not be issued under the terms of the Plan.

5.1 Section 162(m) Limitation.    The maximum number of shares with respect to which Awards may be granted to any Employee in any one calendar year shall be 500,000 shares.

5.2 Reversion of Shares to Share Reserve.    If any Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised or settled in full or being fully vested, the shares of Common Stock not acquired under such Award shall revert to and again become available for issuance under the Plan. If shares of Common Stock issued under the Plan are reacquired by the Company pursuant to the terms of any forfeiture provision, including the Right of Repurchase of unvested Common Stock under Section 7.4, such shares shall again be available for purposes of the Plan.

5.3 Source of Shares.    The shares of Common Stock subject to the Plan may be authorized but unissued Common Stock or reacquired Common Stock, bought on the market, pursuant to any forfeiture provision or otherwise.

6.     Terms and Conditions of Options.    Options granted under the Plan shall be evidenced by Option Agreements (which need not be identical) in such form and containing such provisions which are consistent with the Plan as the Administrator shall from time to time approve. Each agreement shall specify whether the Option granted thereby is an Incentive Stock Option or a Nonstatutory Stock Option. Such agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions:

6.1 Number of Shares Subject to Option.    Each Option Agreement shall specify the number of shares subject to the Option.

6.2 Option Price.    The purchase price for the shares subject to any Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock of the Company on the date the Option is granted.

6.3 Medium and Time of Payment.    The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or certified or bank check at the time the Option is exercised or (b) in the discretion of the Administrator, upon such terms as the Administrator shall approve, the exercise price may be paid: (i) by delivery to the Company of other Common

Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock For Stock Exchange”); (ii) during any period for which the Common Stock is publicly traded, by a copy of instructions to a broker directing such broker to sell the Common Stock for which such Option is exercised, and to remit to the Company the aggregate Exercise Price of such Options (a “Cashless Exercise”); (iii) in any other form of legal consideration that may be acceptable to the Administrator; provided, however, if applicable law requires, the par value (if any) of the shares, if newly issued, shall be paid in cash or cash equivalents. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Unless otherwise provided in the terms of an Option Agreement, payment of the exercise price by a Participant who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act in the form of a Stock For Stock Exchange is subject to pre-approval by the Administrator, in its sole discretion. Any such pre-approval shall be documented in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Options involved in the transaction.

6.4 Term of Option.    No Option granted to a Participant (including a Director who is an Employee) shall be exercisable after the expiration of the earliest of (a) ten (10) years after the date the Option is granted (or, such shorter period as the Option Agreement may specify), (b) three months after the date the Optionholder’s Continuous Service with the Company and its subsidiaries terminates if such termination is for any reason other than Disability, death, or Cause, (c) the date the Optionholder’s Continuous Service with the Company and its subsidiaries terminates if such termination is for Cause, as determined by the Board or by the Committee, in its sole discretion, or (d) one year after the date the Optionholder’s Continuous Service with the Company and its subsidiaries terminates if such termination is a result of death or Disability, or death results within not more than three months after the date on which the Optionholder’s Continuous Service terminates; provided, however, that the Option Agreement for any Option may provide for shorter periods in each of the foregoing instances. Notwithstanding anything to the contrary contained in this Section 6.4 or any other provision of the Plan, the terms of any Option Agreement under the Plan may provide that the exercise period described in Section 6.4(b) above may be longer than three months after the date the Optionholder’s Continuous Service with the Company and its subsidiaries terminates.

6.5 Exercise of Option.    No Option shall be exercisable during the lifetime of an Optionholder by any person other than the Optionholder. The Administrator shall have the power to set the time or times within which each Option shall be exercisable and to accelerate the time or times of exercise. Unless otherwise provided by the Administrator, each Option granted under the Plan shall become exercisable on a cumulative basis as to 30% of the total number of shares covered thereby at any time after one year from the date the Option is granted an additional 7 1/2% of the total number of shares at any time after the end of each of the next four consecutive quarterly anniversary dates and an additional 10% of the total number of shares at any time after the end of each of the next four consecutive quarterly anniversary dates thereafter until the Option has become exercisable as to all of such total number of shares. To the extent that an Optionholder has the right to exercise an Option and purchase shares pursuant thereto, the Option may be exercised from time to time by written notice to the Company, stating the number of shares being purchased and accompanied by payment in full of the purchase price for such shares. If shares of Common Stock of the Company are used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option in accordance with the provisions of Section 6.2 and Section 6.3. Any certificate(s) for shares of outstanding Common Stock of the Company used to pay the purchase price shall be accompanied by stock power(s) duly endorsed in blank by the registered holder of the certificate(s) (with the signature thereon guaranteed). In the event the certificate(s) tendered by the Optionholder in such payment cover more shares than are required for such payment, the certificate(s) shall also be accompanied by instructions from the Optionholder to the Company’s transfer agent with respect to disposition of the balance of the shares covered thereby.

6.6 No Transfer of Option.    No Option shall be transferable by an Optionholder otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7 Limit on Incentive Stock Options.    To the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an Optionholder during any calendar year (under all Incentive Stock Option plans of the Company and its subsidiaries) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

6.8 Restriction on Issuance of Shares.    The issuance of Options and shares shall be subject to compliance with all of the applicable requirements of law with respect to the issuance and sale of securities, including, without limitation, any exemption or required qualification under the California Corporate Securities Law of 1968, as amended.

6.9 Investment Representation.    Any Optionholder may be required, as a condition of issuance of shares covered by his or her Option, to represent that the shares to be acquired pursuant to exercise of the Option will be acquired for investment and without a view to distribution thereof, and in such case, the Company may place a legend on the certificate evidencing the shares reflecting the fact that they were acquired for investment and cannot be sold or transferred unless registered under the Securities Act of 1933, as amended, or unless counsel for the Company is satisfied that the circumstances of the proposed transfer do not require such registration.

6.10 Rights as a Stockholder or Employee.    An Optionholder or transferee of an Option shall have no rights as a stockholder of the Company with respect to any shares covered by any Option until the date of issuance of a share certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities, or other property) or distribution or other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 6.13. Nothing in the Plan or in any Option Agreement shall confer upon any Employee any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with any right of the Company or any subsidiary to terminate the Optionholder’s Continuous Service at any time.

6.11 No Fractional Shares.    In no event shall the Company be required to issue fractional shares upon the exercise of an Option.

6.12 Exercisability in the Event of Death.    In the event of the death of the Optionholder while he or she is an Employee or Consultant within not more than three months after the date on which he or she ceased to be an Employee and/or Director, any Option or unexercised portion thereof granted to the Optionholder, to the extent exercisable by him or her on the date of death, may be exercised by the Optionholder’s designated beneficiary, personal representatives, heirs, or legatees, subject to the provisions of Section 6.4 hereof.

6.13 Recapitalization or Reorganization of Company.    Except as otherwise provided herein, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Plan and to the Option rights granted under the Plan, and the exercise price of such Option rights, in the event of a stock dividend (but only on Common Stock), stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, separation, or like change in the capital structure of the Company. In the event of a liquidation of the Company, or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another corporation, any unexercised Options theretofore granted under the Plan shall be deemed canceled unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume the Options under the Plan or to use substitute Options in place thereof; provided, however, that, notwithstanding the foregoing, if such Options would otherwise be canceled in accordance with the foregoing, the Optionholder shall have the right, exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger, or consolidation, to exercise the Optionholder’s Option in whole or in part without regard to any installment exercise provisions in the Optionholder’s Option Agreement. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Administrator, the determination of which in that respect shall be final, binding, and conclusive, provided that each Option granted pursuant to the Plan shall not be adjusted in a manner that causes the Option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

6.14 Modification, Extension, and Renewal of Options.    Subject to the terms and conditions and within the limitations of the Plan, the Administrator may modify, extend, or renew outstanding Options granted under the Plan, accept the surrender of outstanding Options (to the extent not theretofore exercised), and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised); provided, however, that the Administrator may not, without the approval of the stockholders of the Company, (a) reprice or otherwise reduce the exercise price of unexercised Options, or (b) cancel previously granted Options and issue new Options to the same Optionholder at a lower exercise price. The Administrator shall not, however, modify any outstanding Incentive Stock Option in any manner which would cause the Option not to qualify as an incentive stock option within the meaning of Section 422 of the Code. Notwithstanding the foregoing, no modification of an Option shall, without the consent of the Optionholder, alter or impair any rights of the Optionholder under the Option.

6.15 Additional Requirements Under Section 409A.    Each Option Agreement shall include a provision whereby, notwithstanding any provision of the Plan or the Option Agreement to the contrary, the Option shall satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code, in accordance with Section 8 hereof, in the event any Option under this Plan is granted with an exercise price less than Fair Market Value of the Common Stock subject to the Option on the date the Option is granted (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value, or is materially modified at a time when the Fair Market Value exceeds the exercise price), or is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code.

6.16 Other Provisions.    Each Option may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Administrator. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code and Section 8 of the Plan.

7.	Provisions of Awards Other Than Options.

7.1 Restricted Stock Awards and Restricted Stock Unit Awards.    The Administrator may from time to time award (or sell at a purchase price determined by the Administrator) Restricted Stock Awards or Restricted Stock Unit Awards under the Plan to eligible Participants. Restricted Stock Awards and Restricted Stock Unit Awards may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose during such period (the “Restricted Period”) as the Administrator shall determine. Each Restricted Stock Award and Restricted Stock Unit Award shall be in such form and shall contain such terms, conditions and Restricted Periods as the Administrator shall deem appropriate, including the treatment of dividends or dividend equivalents, as the case may be. The Administrator in its discretion may provide for an acceleration of the end of the Restricted Period in the terms of any Restricted Stock Award or Restricted Stock Unit Award, at any time, including in the event a Change in Control occurs. Each Restricted Stock Award or Restricted Stock Unit Award shall be evidenced by an Award Agreement, the terms and conditions of which need not be identical, provided that each Restricted Stock Award and Restricted Stock Unit Award shall include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(a) Purchase Price.    The purchase price of Restricted Stock Awards and Restricted Stock Unit Awards shall be determined by the Administrator, and may be stated as cash, property or prior services.

(b) Consideration.    The consideration for the shares or units of Common Stock acquired pursuant to the Restricted Stock Award or Restricted Stock Unit Award shall be paid either: (i) in cash at the time of purchase; or (ii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, a recourse promissory note, property or a Stock For Stock Exchange or prior services that the Administrator determines have a value at least equal to the Fair Market Value of such Common Stock.

(c) Vesting.    Shares or units of Common Stock acquired under a Restricted Stock Award or Restricted Stock Unit Award may, but need not, be subject to a Restricted Period that specifies a vesting schedule, including a Right of Repurchase in favor of the Company in accordance with a vesting schedule to be determined by the Administrator, or forfeiture in the event the consideration was in the form of prior services. Such vesting schedule may be based on the achievement of performance goals (whether meeting the requirements of Section 7.3 or otherwise) or the passage of time or a combination of both. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Restricted Stock Award or Restricted Stock Unit Award, at any time, including in the event a Change in Control occurs.

(d) Termination of Participant’s Continuous Service.    Unless otherwise provided in a Restricted Stock Award, Restricted Stock Unit Award or in an employment agreement the terms of which have been approved by the Administrator, in the event a Participant’s Continuous Service terminates for any reason, the Company may exercise its Right of Repurchase or otherwise reacquire, or the Participant shall forfeit, the unvested portion of a Restricted Stock Award or Restricted Stock Unit Award acquired in consideration of prior or future services, and any or all of the shares or units of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Restricted Stock Award or Restricted Stock Unit Award shall be forfeited and the Participant shall have no rights with respect to the Award.

(e) Transferability.    Rights to acquire shares or units of Common Stock under a Restricted Stock Award or Restricted Stock Unit Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Administrator shall determine in its discretion, so long as the shares or units of Common Stock awarded under the Restricted Stock Award or Restricted Stock Unit Award remain subject to the terms of the Award Agreement.

(f) Concurrent Tax Payment.    The Administrator, in its sole discretion, may (but shall not be required to) provide for payment of a concurrent cash award in an amount equal, in whole or in part, to the estimated after tax amount required to satisfy applicable federal, state or local tax withholding obligations arising from the receipt and vesting (including, in the case of Restricted Stock Awards, deemed vesting upon a timely election under Section 83(b) of the Code) of Restricted Stock Awards and Restricted Stock Unit Awards.

(g) Lapse of Restrictions.    Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator, the restrictions applicable to the Restricted Stock Award or Restricted Stock Unit Award shall lapse. In the case of a Restricted Stock Award or a Restricted Stock Unit Award settled in shares of Common Stock, a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered, free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of the Restricted Stock Award or Restricted Stock Unit Award, to the Participant or the Participant’s beneficiary or estate, as the case may be. In the case of a Restricted Stock Unit Award settled with cash or property other than Common Stock, such cash or property shall be delivered, free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of the Restricted Stock Award or Restricted Stock Unit Award, to the Participant or the Participant’s beneficiary or estate, as the case may be. Notwithstanding the foregoing, Common Stock, cash or other property with which a Restricted Stock Award or Restricted Stock Unit Award is settled may be deferred in compliance with Section 409A of the Code if permitted by the Administrator in its sole discretion. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be. Unless otherwise subject to a deferral condition that complies with the 409A Award requirements, the Common Stock certificate, cash or other property, as applicable, shall be issued and delivered and, in the case of Common Stock, the Participant shall be entitled to the beneficial ownership rights of such Common Stock, not later than (i) the date that is 2 1/2 months after the end of the Participant’s taxable year for which the Restricted Period ends and the Participant has a legally binding right to such amounts; (ii) the date that is 2 1/2 months after the end of the Company’s taxable year for which the Restricted Period ends and the Participant has a legally binding right to such amounts, whichever is later; or (iii) such earlier date as may be necessary to avoid application of Code Section 409A to such Award.

(h) Voting Rights.    Unless otherwise determined by the Administrator, Participants holding shares of Common Stock pursuant to a Restricted Stock Award granted hereunder may exercise full voting rights with respect to those shares of Common Stock during the period of restriction. Participants shall have no voting rights with respect to shares of Common Stock underlying a Restricted Stock Unit Award unless and until such shares of Common Stock are reflected as issued and outstanding shares on the Company’s stock ledger.

(i) Other Provisions.    Each Restricted Stock Award or Restricted Stock Unit Award may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Administrator. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person (i) if a Restricted Stock Award or Restricted Stock Unit Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Restricted Stock Award or Restricted Stock Unit Award do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code or (ii) for any other unexpected tax consequence affecting any Participant or other person due to the receipt or settlement of any Restricted Stock Award or Restricted Stock Unit Award granted hereunder.

7.2 Unrestricted Stock Awards.    The Administrator may, in its sole discretion, award (or sell at a purchase price determined by the Administrator) an Unrestricted Stock Award to any Participant, pursuant to which such individual may receive shares of Common Stock free of any vesting restriction (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

7.3 Performance Awards.

(a) Nature of Performance Awards.    A Performance Award is an Award entitling the recipient to acquire cash, actual shares of Common Stock or hypothetical Common Stock units having a value equal to the Fair Market Value of an identical number of shares of Common Stock upon the attainment of specified performance goals. The Administrator may make Performance Awards independent of or in connection with the granting of any other Award under the Plan. Performance Awards may be granted under the Plan to any Participant, including those who qualify for awards under other performance plans of the Company. The Administrator in its sole discretion shall determine whether and to whom Performance Awards shall be made, the performance goals applicable under each Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded cash or shares; provided, however, that the Administrator may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Awards under the Plan. Performance goals shall be based on a pre-established objective formula or standard that specifies the manner of determining the amount of cash or the number of shares under the Performance Award that will be granted or will vest if the performance goal is attained. Performance goals will be determined by the Administrator prior to the time 25% of the service period has elapsed and may be based on one or more business criteria that apply to a Participant, a business unit or the Company and its Affiliates. Such business criteria may include, by way of example and without limitation, revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), funds from operations, funds from operations per share, operating income, pre-tax or after-tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, return on capital, economic value added, share price performance, improvements in the Company’s attainment of expense levels, and implementing or completion of critical projects, or improvement in cash-flow (before or after tax). A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. More than one performance goal may be incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other. The Administrator may, in connection with the establishment of performance goals for a performance period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that performance period. The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Administrator may determine. Performance goals shall be objective and, if the Company is publicly traded, shall otherwise meet the requirements of Section 162(m) of the Code. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. A Performance Award to a Participant who is a Covered Employee shall (unless the Administrator determines otherwise) provide that in the event of the Participant’s termination of Continuous Service prior to the end of the performance period for any reason, such Award will be payable only (i) if the applicable performance objectives are achieved and (ii) to the extent, if any, as the Administrator shall determine. Such objective performance goals are not required to be based on increases in a specific business criteria, but may be based on maintaining the status quo or limiting economic losses.

(b) Restrictions on Transfer.    Performance Awards and all rights with respect to such Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c) Rights as a Stockholder.    A Participant receiving a Performance Award shall have the rights of a stockholder only as to shares actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Common Stock under a Performance Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Award (or in a performance plan adopted by the Administrator). The Common Stock certificate shall be issued and delivered and the Participant shall be entitled to the beneficial ownership rights of such Common Stock not later than (i) the date that is 2 1/2 months after the end of the Participant’s taxable year for which the Administrator certifies that the Performance Award conditions have been satisfied and the Participant has a legally binding right to such amounts; (ii) the date that is 2 1/2 months after the end of the Company’s taxable year for which the Administrator certifies that the Performance Award conditions have been satisfied and the Participant has a legally binding right to such amounts, whichever is later; or (iii) such other date as may be necessary to avoid application of Section 409A to such Awards.

(d) Termination.    Except as may otherwise be provided by the Administrator at any time, a Participant’s rights in all Performance Awards shall automatically terminate upon the Participant’s termination of Continuous Service (or business relationship) with the Company and its Affiliates for any reason.

(e) Acceleration, Waiver, Etc.    At any time prior to the Participant’s termination of Continuous Service (or other business relationship) by the Company and its Affiliates, the Administrator may in its sole discretion accelerate, waive or, subject to Section 8, amend any or all of the goals, restrictions or conditions imposed under any Performance Award. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Performance Award at any time, including in the event a Change in Control occurs. The provisions of this Section 7.3(e) shall apply only to Performance Awards that are not intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(f) Certification.    Following the completion of each performance period, the Administrator shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the performance objectives and other material terms of a Performance Award have been achieved or met. Unless the Administrator determines otherwise, Performance Awards shall not be settled until the Administrator has made the certification specified under this Section 7.3(f).

7.4 Right of Repurchase.    Each Award Agreement may provide that, following a termination of the Participant’s Continuous Service, the Company may repurchase the Participant’s unvested Common Stock acquired under the Plan as provided in this Section 7.4 (the “Right of Repurchase”). The Right of Repurchase shall be exercisable with respect to unvested stock at a price equal to the lesser of the purchase price at which such Common Stock was acquired under the Plan or the Fair Market Value of such Common Stock. The Award Agreement may specify the period of time following a termination of the Participant’s Continuous Service during which the Right of Repurchase may be exercised, provided that such exercise may in any event be extended to a date that is at least 60 days after the six months anniversary of the date the stock was acquired from the Company.

7.5 Stock Appreciation Rights.

(a) General.    Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of Section 7.5(b) are satisfied, in tandem with all or part of any Option granted under the Plan (“Related Rights”). In the case of a Nonstatutory Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

(b) Grant Requirements.    A Stock Appreciation Right may only be granted if the Stock Appreciation Right: (i) does not provide for the deferral of compensation within the meaning of Section 409A of the Code; or (ii) satisfies the requirements of Section 7.5(h) and Section 8 hereof. A Stock Appreciation Right does not provide for a deferral of compensation if: (A) the value of the Common Stock the excess over which the right provides for payment upon exercise (the “SAR Exercise Price”) may never be less than the Fair Market Value of the underlying Common Stock on the date the right is granted, (B) the compensation payable under the Stock Appreciation Right can never be greater than the difference between the SAR Exercise Price and the Fair Market Value of the Common Stock on the date the Stock Appreciation Right is exercised, (C) the number of shares of Common Stock subject to the Stock Appreciation Right is fixed on the date of grant of the Stock Appreciation Right, and (D) the right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right.

(c) Exercise and Payment.    Upon exercise thereof, the holder of a Stock Appreciation Right shall be entitled to receive from the Company, an amount equal to the product of (i) the excess of the Fair Market Value, on the date of such written request, of one share of Common Stock over the SAR Exercise Price per share specified in such Stock Appreciation Right or its related Option, multiplied by (ii) the number of shares for which such Stock Appreciation Right shall be exercised. Payment with respect to the exercise of a Stock Appreciation Right that satisfies the requirements of Section 7.5(b)(i) shall be paid on the date of exercise and made in shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), valued at Fair Market Value on the date of exercise. Payment with respect to the exercise of a Stock Appreciation Right that does not satisfy the requirements of Section 7.5(b)(i) shall be paid at the time specified in the Award in accordance with the provisions of Section 7.5(h) and Section 8. Payment may be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash or a combination thereof, as determined by the Administrator.

(d) Exercise Price.    The exercise price of a Free Standing Stock Appreciation Right shall be determined by the Administrator, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Date of Grant of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Administrator determines that the requirements of Section 7.5(b)(i) are satisfied.

(e) Reduction in the Underlying Option Shares.    Upon any exercise of a Stock Appreciation Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right shall have been exercised. The number of shares of Common Stock for which a Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option shall have been exercised.

(f) Written Request.    Unless otherwise determined by the Administrator in its sole discretion and only if permitted in the Stock Appreciation Right’s Award Agreement, any exercise of a Stock Appreciation Right for cash, may be made only by a written request filed with the Corporate Secretary of the Company during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date. Within 30 days of the receipt by the Company of a written request to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise such Stock Appreciation Right for cash, the Administrator shall, in its sole discretion, either consent to or disapprove, in whole or in part, such written request. A written request to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise a Stock Appreciation Right for cash may provide that, in the event the Administrator shall disapprove such written request, such written request shall be deemed to be an exercise of such Stock Appreciation Right for shares of Common Stock.

(g) Disapproval by Administrator.    If the Administrator disapproves in whole or in part any election by a Participant to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise such Stock Appreciation Right for cash, such disapproval shall not affect such Participant’s right to exercise such Stock Appreciation Right at a later date, to the extent that such Stock Appreciation Right shall be otherwise exercisable, or to elect the form of payment at a later date, provided that an election to receive cash upon such later exercise shall be subject to the approval of the Administrator. Additionally, such disapproval shall not affect such Participant’s right to exercise any related Option.

(h) Additional Requirements under Section 409A. A Stock Appreciation Right that is not intended to or fails to satisfy the requirements of Section 7.5(b)(i) shall satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code, in accordance with Section 8 hereof. The requirements herein shall apply in the event any Stock Appreciation Right under this Plan is granted with an SAR Exercise Price less than Fair Market Value of the Common Stock underlying the Award on the date the Stock Appreciation Right is granted (regardless of whether or not such SAR Exercise Price is intentionally or unintentionally priced at less than Fair Market Value, or is materially modified at a time when the Fair Market Value exceeds the SAR Exercise Price), provides that it is settled in cash, or is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Any such Stock Appreciation Right may provide that it is exercisable at any time permitted under the governing written instrument, but such exercise shall be limited to fixing the measurement of the amount, if any, by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the SAR Exercise Price (the “SAR Amount”). However, once the Stock Appreciation Right is exercised, the SAR Amount may only be paid on the fixed time, payment schedule or other event specified in the governing written instrument.

(i) No Stock Appreciation Right granted to a Participant (including a Director who is an Employee) shall be exercisable after the expiration of the earliest of (a) ten (10) years after the date the Stock Appreciation Right is granted, (b) three months after the date the holder’s Continuous Service with the Company and its subsidiaries terminates if such termination is for any reason other than Disability, death, or Cause, (c) the date the holder’s Continuous Service with the Company and its subsidiaries terminates if such termination is for Cause, as determined by the Board or by the Committee, in its sole discretion, or (d) one year after the date the holder’s Continuous Service with the Company and its subsidiaries terminates if such termination is a result of death or Disability, or death results within not more than three months after the date on which the holder’s Continuous Service terminates; provided, however, that the Award Agreement for any Stock Appreciation Right may provide for shorter periods in each of the foregoing instances.

8.	Additional Conditions Applicable to Nonqualified Deferred Compensation Under Section 409A of the Code.

In the event any Award under this Plan is granted with an exercise price less than Fair Market Value of the Common Stock subject to the Award on the Date of Grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value, or such Award is materially modified and deemed a new Award at a time when the Fair Market Value exceeds the exercise price), or is otherwise determined to constitute a 409A Award, the Administrator shall have the authority to impose such additional conditions as it deems necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock upon settlement, vesting or other events with respect to Restricted Stock Awards or Restricted Stock Unit Awards, or in payment or satisfaction of a Performance Award. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Stock or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

9.     Termination or Amendment of Plan.    The Board may at any time terminate or amend the Plan; provided that, without approval of the stockholders of the Company, there shall be, except by operation of the equitable adjustment provisions of Section 6.13, no increase in the total number of shares covered by the Plan, no change in the class of persons eligible to receive Awards granted under the Plan or other material modification of the requirements as to eligibility for participation in the Plan, and no extension of the latest date upon which Awards may be granted; and provided further that, without the consent of the Participant, no amendment may adversely affect any then outstanding Award or any unexercised portion thereof. However, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value of the Common Stock underlying the Award and the exercise price, shall not constitute an impairment of the Participant’s rights that requires consent.

10.    General Provisions.

10.1 Other Compensation Arrangements.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

10.2 Recapitalizations.    Each Option Agreement and Award Agreement shall contain provisions required to reflect the equitable adjustment provisions of Section 6.13 in the event of a corporate capital transaction.

10.3 Delivery.    Upon exercise of an Award granted under this Plan, the Company shall issue shares of Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory obligations the Company may otherwise have, for purposes of this Plan, thirty days shall be considered a reasonable period of time.

10.4 Other Provisions.    The Option Agreements and Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Administrator may deem advisable.

10.5 Disqualifying Dispositions.    Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two (2) years from the Date of Grant of such Incentive Stock Option or within one (1) year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

10.6 Withholding Obligations.    To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrator, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company or (d) by execution of a recourse promissory note by a Participant who is not a Director or executive officer. Unless otherwise provided in the terms of an Option Agreement, payment of the tax withholding by a Participant who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act by delivering previously owned and unencumbered shares of Common Stock of the Company or in the form of share withholding is subject to pre-approval by the Administrator, in its sole discretion. Any such pre-approval shall be documented in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Options involved in the transaction.

11.     Effective Date.    This Amendment and Restatement shall become effective as of the Effective Date subject to approval by the stockholders of the Company, which approval shall be within twelve (12) months following the Effective Date.

12.     Termination or Suspension of the Plan.    The Plan shall terminate automatically on September 30, 2020. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

13.    Data Privacy.

13.1 Participants in the Plan shall explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of their personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing a Participant’s participation in the Plan.

13.2 Participants shall acknowledge that the Company and its Affiliates hold certain personal information about Participants, including, but not limited to, a Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Common Stock awarded, canceled, vested, unvested or outstanding in a Participant’s favor, as the Company and its Affiliates deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). Participants shall acknowledge that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in a Participant’s country or elsewhere (and outside the European Union), and that the recipient’s country may have different data privacy laws and protections than a Participant’s country. Participants may request a list with the names and addresses of any potential recipients of the Data by contacting their local human resources representative. Participants shall authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing a Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom a Participant may elect to deposit any shares of Common Stock acquired upon vesting of an Award. Data will be held only as long as is necessary to implement, administer and manage a Participant’s participation in the Plan. Participants may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Participants shall acknowledge, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Awards or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

14.     Compliance with Laws and Regulations.    This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any shares of Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Affiliates shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no shares of Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares of Common Stock underlying such Award is effective and current or the Company has determined that such registration is unnecessary. The Administrator may modify the provisions of the Plan or adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding the conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Administrator may also adopt sub-plans applicable to particular Affiliates or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 5 and 9, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Administrator shall not be required to obtain the approval of stockholders prior to the adoption, amendment or termination of any sub-plan unless required by applicable law (including the law of the foreign jurisdiction in which Participants participating in the sub-plan are located) or the New York Stock Exchange listing requirements.

15.     Choice of Law.    The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

16.     Execution.    To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

Exhibit B

EMULEX CORPORATION

STOCK AWARD PLAN FOR NON-EMPLOYEE DIRECTORS

(Amended and Restated Through October 1, 2012)

1.    Purpose.

1.1    The purpose of the Emulex Corporation Stock Award Plan for Non-Employee Directors (the “Plan”) is to provide a means by which each director of Emulex Corporation, a Delaware corporation (the “Company”), who is not an employee of the Company or any of its subsidiaries (each such person being hereafter referred to as a “Non-Employee Director”) will be given an incentive to continue their services to the Company by providing, opportunities for ownership of common stock of the Company (the “Common Stock”).

1.2    The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

1.3    Under the Plan, eligible recipients of awards may be given an opportunity to benefit from increases in value of the Company’s Common Stock through the granting of one or more of the following awards: (a) stock options, (b) restricted stock, and (c) stock appreciation rights.

2.    Administration.

2.1    The Plan shall be administered by the Board of Directors of the Company (the “Board”) unless and until the Board delegates administration to a committee, as provided in Section 2.2.

2.2    The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The Committee shall act pursuant to a majority vote or the written consent of a majority of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the provisions of the Plan and the directions of the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may deem advisable. The Board or Committee that administers the Plan shall be referred to herein as the “Administrator.”

2.3    No member of the Administrator shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on the Company and the Non-Employee Directors who are Participants under the Plan, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.    Shares Subject to the Plan.

3.1    Subject to the provisions of Section 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to awards heretofore or hereafter granted under the Plan shall not exceed in the aggregate 2,380,000 shares of the Company’s Common Stock. If any award granted under the Plan shall for any reason expire or otherwise terminate without having been exercised or realized in full, the stock not purchased or forfeited under such award shall again become available for awards under the Plan as if no award had been granted with respect to such shares.

3.2    The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.    Eligibility.    Awards shall be granted only to Non-Employee Directors of the Company who are eligible directors at the time of grant. Each Non-Employee Director shall be eligible to receive an award under the Plan if such director is not then an employee of the Company or any of its subsidiaries. A director of the Company shall not be deemed to be an employee of the Company or any of its subsidiaries solely by reason of the existence of an agreement between such director and the Company or any subsidiary thereof pursuant to which the director provides services as a consultant to the Company or its subsidiaries on a regular or occasional basis for compensation.

5.    Automatic Grants and Discretionary Awards.

5.1    Each person who first becomes an eligible Non-Employee Director (a “Participant”) after October 1, 2004 shall, upon the date of his or her initial qualification as a Participant, automatically be granted an initial option to purchase sixty thousand (60,000) shares of the Company’s Common Stock (subject to adjustment as provided in Section 12 hereof) upon the terms and conditions set forth herein.

5.2    On each anniversary of the date of grant of the initial option to each Participant pursuant to Section 5.1 which occurs after October 1, 2004, each such Participant shall automatically be granted an additional option to purchase twenty thousand (20,000) shares of the Company’s Common Stock (subject to adjustment as provided in Section 12 hereof) upon the terms and conditions set forth herein.

5.3    The Administrator will also have discretion to grant additional awards to Participants in the form of restricted stock and stock appreciation rights or to substitute such additional awards for the formula grants specified in Section 5.1 and Section 5.2 hereof.

6.    Option Provisions.    Each option shall contain the following terms and conditions:

6.1     The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date (“Expiration Date”) ten years from the date of grant. The term of each option may terminate sooner than such Expiration Date if the optionee’s service as a director of the Company terminates for any reason or for no reason. In the event of such termination of service, the option shall terminate on the earlier of the Expiration Date or the date one year following the date of termination of service. In any and all circumstances, an option may be exercised following termination of the optionee’s service as a director of the Company only as to that number of shares as to which it was exercisable on the date of termination of such service under the provisions of Section 6.5. Notwithstanding the foregoing, if exercise within the foregoing periods is prohibited under Section 15 below, the term of the option shall be extended to a date thirty (30) days following the first date on which the condition of Section 15 of the Plan has been met, and the option shall be exercisable as to that number of shares that could have been exercised on the date of termination of service had the condition of Section 15 been satisfied on that date.

6.2    The exercise price of each option shall be one hundred percent (100%) of the fair market value of the stock subject to such option on the date such option is granted. For purposes of the Plan, the “fair market value” of any share of Common Stock of the Company at any date shall be (i) if the Common Stock is listed on the New York Stock Exchange (“NYSE”) or other established stock exchange or exchanges, the last reported sale price per share on such date on the NYSE or the principal exchange on which it is traded, or if no sale was made on such date on such principal exchange, at the closing reported bid price on such date on such exchange, or (ii) if the Common Stock is not then listed on an exchange, the last reported sale price per share on such date reported by Nasdaq, or if sales are not reported by Nasdaq or no sale was made on such date, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on Nasdaq on such date, or (iii) if the Common Stock is not then listed on an exchange or quoted on Nasdaq, an amount determined in good faith by the Administrator.

6.3    An option that is exercisable may be exercised by the delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, addressed to the attention of the Administrator. Such notice shall specify the number of shares of Common Stock with respect to which the option is being exercised and shall be accompanied by payment in full of the exercise price per share of the shares of Common Stock for which the option is being exercised. Payment of the exercise price of each option is due in full in cash upon any exercise when the number of shares being purchased upon such exercise is less than 1,000 shares; but when the number of shares being purchased upon an exercise is 1,000 or more shares, the optionee may elect to make payment of the exercise price under one of the following alternatives:

(a)    Payment of the exercise price per share in cash at the time of exercise; or

(b)    Provided that at the time of exercise the Company’s Common Stock is publicly traded and quoted regularly in The Wall Street Journal, payment by delivery of already owned shares of Common Stock of the Company owned by the optionee for at least six (6) months and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at fair market value on the date of exercise; or

(c)    Provided that at the time of exercise the Company’s Common Stock is publicly traded and quoted regularly in The Wall Street Journal, a copy of instructions to a broker directing such broker to sell the Common Stock for which such option is exercised, and to remit to the Company the aggregate exercise price of such option (a “cashless exercise”). Payment in full of the exercise price per share need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Common Stock for which the option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the exercise price per share for the shares of Common Stock purchased pursuant to the exercise of the option plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of the option.

(d)    Payment by a combination of the methods of payment specified in Sections 6.3(a), 6.3(b) and 6.3(c) above.

6.4    An option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the “Code”), or Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder (a “QDRO”), and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or by his guardian or legal representative or any transferee pursuant to a QDRO.

6.5    The options shall become exercisable in installments as follows:

(a)    Each of the options described in Section 5.1 shall become exercisable in installments as follows: one-third ( 1/3) of the shares covered by the option on each of the first three anniversaries of the date of grant, until all the shares have become purchasable, provided that options shall become exercisable only during periods that the optionee is a director of the Company.

(b)    Each of the options described in Section 5.2 shall become exercisable in installments as follows: one-half ( 1/2) of the shares covered by the option on the date six (6) months after the date of grant, one-fourth ( 1/4) of the shares covered by the option on the date nine (9) months after the date of grant, and one-fourth ( 1/4) of the shares covered by the option on the first anniversary of the date of grant, until all the shares have become purchasable; provided that options shall become exercisable only during periods that the optionee is a director of the Company.

(c)    Subject to the limitations contained herein, including, without limitation, those contained in Section 15, each option shall be exercisable with respect to each installment on or after the date of exercisability applicable to such installment.

6.6    Each option shall contain a representation and any optionee may be required, as a condition of the grant of the option and the issuance of shares covered by his or her option, to represent that the option and the shares to be acquired pursuant to exercise of the option will be acquired for investment and without a view to distribution thereof. In addition, the Company may require any optionee or any person to whom an option is transferred under Section 6.4, as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionee’s knowledge and experience in financial and business matters; (ii) and to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise of the option has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

6.7    Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

6.8    Each option agreement shall include a provision whereby, notwithstanding any provision of the Plan or the option agreement to the contrary, the option shall satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code, in accordance with Section 8 hereof, in the event any option under this Plan is granted with an exercise price less than fair market value of the Common Stock subject to the option on the date the option is granted (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than fair market value, or is materially modified at a time when the fair market value exceeds the exercise price), or is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an option or other award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such option or award do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code and Section 8 of the Plan.

7.    Provisions of Awards Other Than Options.

7.1    Restricted Stock Awards.    The Administrator may from time to time award (or sell at a purchase price determined by the Administrator) restricted Common Stock under the Plan to Participants. Restricted stock awards may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Administrator shall determine. Each restricted stock award shall be in such form and shall contain such terms, conditions and Restricted Periods as the Administrator shall deem appropriate, including the treatment of dividends or dividend equivalents, as the case may be. The Administrator in its discretion may provide for an acceleration of the end of the Restricted Period in the terms of any restricted stock award, at any time, including in the event a Change in Control occurs. The terms and conditions of the restricted stock awards may change from time to time, and the terms and conditions of separate restricted stock awards need not be identical, but each restricted stock award shall include (through incorporation of provisions hereof by reference in the award agreement or otherwise) the substance of each of the following provisions:

(a)    The purchase price of restricted stock awards shall be determined by the Administrator, and may be stated as cash, property or prior services. The consideration for Common Stock acquired pursuant to the restricted stock award shall be paid either: (i) in cash at the time of purchase; or (ii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, property or a Stock For Stock Exchange or prior services that the Administrator determines have a value at least equal to the fair market value of such Common Stock.

(b)    Shares of Common Stock acquired under the restricted stock award may, but need not, be subject to a Restricted Period that specifies a right of repurchase in favor of the Company (the “Right of Repurchase”) in accordance with a vesting schedule to be determined by the Administrator, or forfeiture in the event the consideration was in the form of prior services. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any restricted stock award, at any time, including in the event a Change in Control occurs. Unless otherwise provided in a restricted stock award, in the event a Participant’s service terminates for any reason, the Company may exercise its right of repurchase or otherwise reacquire, or the Participant shall forfeit the unvested portion of a restricted stock award acquired in consideration of prior or future services, and any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock award shall be forfeited and the Participant shall have no rights with respect to the award.

(c)    Each restricted stock award may provide that, following a termination of the Participant’s service, the Company may repurchase the Participant’s unvested Common Stock acquired under the Plan. The Right of Repurchase shall be exercisable with respect to unvested stock at a price equal to the lesser of the purchase price at which such Common Stock was acquired under the Plan or the fair market value of such

Common Stock. The restricted stock award may specify the period of time following a termination of the Participant’s service during which the Right of Repurchase may be exercised, provided that such exercise may in any event be extended to a date that is at least 60 days after the six months anniversary of the date the stock was acquired from the Company.

(d)    Rights to acquire shares of Common Stock under the restricted stock award shall be transferable by the Participant only upon such terms and conditions as are set forth in the award agreement, as the Administrator shall determine in its discretion, so long as Common Stock awarded under the restricted stock award remains subject to the terms of the award agreement.

(e)    The Administrator, in its sole discretion, may (but shall not be required to) provide for payment of a concurrent cash award in an amount equal, in whole or in part, to the estimated after tax amount required to satisfy applicable federal, state or local tax withholding obligations arising from the receipt and deemed vesting of restricted stock for which an election under Section 83(b) of the Code may be required.

(f)    Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator, the restrictions applicable to the restricted stock award shall lapse and a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered, free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of a restricted stock award, to the Participant or the Participant’s beneficiary or estate, as the case may be, unless such restricted stock award is subject to a deferral condition that complies with the 409A Award requirements that may be allowed or required by the Administrator in its sole discretion. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the fair market value of such fractional share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be. Unless otherwise subject to a deferral condition that complies with the 409A Award requirements, the Common Stock certificate shall be issued and delivered and the Participant shall be entitled to the beneficial ownership rights of such Common Stock not later than (i) the date that is 2-1/2 months after the end of the Participant’s taxable year for which the Restricted Period ends and the Participant has a legally binding right to such amounts; (ii) the date that is 2-1/2 months after the end of the Company’s taxable year for which the Restricted Period ends and the Participant has a legally binding right to such amounts, whichever is later; or (iii) such earlier date as may be necessary to avoid application of Code Section 409A to such Award.

7.2    Stock Appreciation Rights.    Stock appreciation rights may be granted either alone (“Free Standing Rights”) or in tandem with all or part of any option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such option.

(a)    A stock appreciation right may only be granted if the stock appreciation right: (i) does not provide for the deferral of compensation within the meaning of Section 409A of the Code; or (ii) satisfies the requirements of Section 7.2(g) and Section 8 hereof. A stock appreciation right does not provide for a deferral of compensation if: (A) the value of the Common Stock the excess over which the right provides for payment upon exercise (the “SAR Exercise Price”) may never be less than the fair market value of the underlying Common Stock on the date the right is granted, (B) the compensation payable under the stock appreciation right can never be greater than the difference between the SAR Exercise Price and the fair market value of the Common Stock on the date the stock appreciation right is exercised, (C) the number of shares of Common Stock subject to the stock appreciation right is fixed on the date of grant of the stock appreciation right, and (D) the right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right.

(b)    Upon exercise thereof, the holder of a stock appreciation right shall be entitled to receive from the Company, an amount equal to the product of (i) the excess of the fair market value, on the date of such written request, of one share of Common Stock over the SAR Exercise Price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right shall be exercised. Payment with respect to the exercise of a stock appreciation right that satisfies the requirements of Section 7.2(a)(i) shall be paid on the date of exercise and made in shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), valued at fair market value on the date of exercise. Payment with respect to the exercise of a stock appreciation right that does not satisfy the requirements of Section 7.2(a)(i) shall be paid at the time specified in the award in accordance with the provisions of Section 7.2(g) and Section 8. Payment may be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash or a combination thereof, as determined by the Administrator.

(c)    The exercise price of a Free Standing stock appreciation right shall be determined by the Administrator, but shall not be less than 100% of the fair market value of one share of Common Stock on the date of grant of such stock appreciation right. A Related Right granted simultaneously with or subsequent to the grant of an option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that a stock appreciation right, by its terms, shall be exercisable only when the fair market value per share of Common Stock subject to the stock appreciation right and related option exceeds the exercise price per share thereof and no stock appreciation rights may be granted in tandem with an option unless the Administrator determines that the requirements of Section 7.2(a)(i) are satisfied.

(d)    Upon any exercise of a stock appreciation right, the number of shares of Common Stock for which any related option shall be exercisable shall be reduced by the number of shares for which the stock appreciation right shall have been exercised. The number of shares of Common Stock for which a stock appreciation right shall be exercisable shall be reduced upon any exercise of any related option by the number of shares of Common Stock for which such option shall have been exercised.

(e)    Unless otherwise determined by the Administrator in its sole discretion and only if permitted in the stock appreciation rights award agreement, any exercise of a stock appreciation right for cash, may be made only by a written request filed with the Corporate Secretary of the Company during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date. Within 30 days of the receipt by the Company of a written request to receive cash in full or partial settlement of a stock appreciation right or to exercise such stock appreciation right for cash, the Administrator shall, in its sole discretion, either consent to or disapprove, in whole or in part, such written request. A written request to receive cash in full or partial settlement of a stock appreciation right or to exercise a stock appreciation right for cash may provide that, in the event the Administrator shall disapprove such written request, such written request shall be deemed to be an exercise of such stock appreciation right for shares of Common Stock.

(f)    If the Administrator disapproves in whole or in part any election by a Participant to receive cash in full or partial settlement of a stock appreciation right or to exercise such stock appreciation right for cash, such disapproval shall not affect such Participant’s right to exercise such stock appreciation right at a later date, to the extent that such stock appreciation right shall be otherwise exercisable, or to elect the form of payment at a later date, provided that an election to receive cash upon such later exercise shall be subject to the approval of the Administrator. Additionally, such disapproval shall not affect such Participant’s right to exercise any related option.

(g)    A stock appreciation right that is not intended to or fails to satisfy the requirements of Section 7.2(a)(i) shall satisfy the requirements of this Section 7.2(g) and the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code, in accordance with Section 8 hereof. The requirements herein shall apply in the event any stock appreciation right under this Plan is granted with an SAR Exercise Price less than fair market value of the Common Stock underlying the award on the date the stock appreciation right is granted (regardless of whether or not such SAR Exercise Price is intentionally or unintentionally priced at less than fair market value, or is materially modified at a time when the fair market value exceeds the SAR Exercise Price), provides that it is settled in cash, or is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Any such stock appreciation right may provide that it is exercisable at any time permitted under the governing written instrument, but such exercise shall be limited to fixing the measurement of the amount, if any, by which the fair market value of a share of Common Stock on the date of exercise exceeds the SAR Exercise Price (the “SAR

Amount”). However, once the stock appreciation right is exercised, the SAR Amount may only be paid on the fixed time, payment schedule or other event specified in the governing written instrument or in Section 8.1 hereof.

8.    Additional Conditions Applicable to Nonqualified Deferred Compensation Under Section 409A of the Code.    In the event any award under this Plan is granted with an exercise price less than fair market value of the Common Stock subject to the award on the date of grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than fair market value, or such award is materially modified and deemed a new award at a time when the fair market value exceeds the exercise price), or is otherwise determined to constitute a 409A Award, the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any 409A Award agreement.

8.1     No 409A Award shall be exercisable or distributable earlier than upon one of the following:

(a)    A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award, but not later than after the expiration of 10 years from the date of grant. If the written grant instrument does not specify a fixed time or schedule, such time shall be the date that is the fifth anniversary of the date of grant.

(b)    Separation from service (within the meaning of Section 409A of the Code) by the 409A Award recipient; provided, however, if the 409A Award recipient is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 8.1(b) may not be made before the date which is six months after the date of separation from service.

(c)    The date of death of the 409A Award recipient.

(d)    The date the 409A Award recipient becomes disabled (within the meaning of Section 8.4(b) hereof).

(e)    The occurrence of an unforeseeable emergency (within the meaning of Section 8.4(b) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Common Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(f)    The occurrence of a Change in Control Event (within the meaning of Section 8.4(a) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such award upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event.

8.2    Notwithstanding anything to the contrary in this Plan or the terms of any 409A Award agreement, the term of any 409A Award shall expire and such award shall no longer be exercisable on the date that is the later of: (a) 2-1/2 months after the end of the Company’s taxable year in which the 409A Award first becomes exercisable or distributable pursuant to Section 8 hereof and is not subject to a substantial risk of forfeiture; or (b) 2-1/2 months after the end of the 409A Award recipient’s taxable year in which the 409A Award first becomes exercisable or distributable pursuant to Section 8 hereof and is not subject to a substantial risk of forfeiture, but not later than the earlier of (i) the expiration of 10 years from the date the 409A Award was granted, or (ii) the term specified in the 409A Award agreement.

8.3    A 409A Award may not be accelerated or exercised prior to the time specified in Section 8 hereof, except in the case of one of the following events:

(a)    The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)    The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(c)    The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation. In addition, the Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award provided that such acceleration does not change the time or schedule of payment of such award and otherwise satisfies the requirements of this Section 8 and the requirements of Section 409A of the Code.

8.4    Solely for purposes of this Section 8 and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Proposed Regulations § 1.409A-3(g)(5) and any subsequent guidance interpreting Code Section 409A). For example, a Change in Control Event will occur if:

(i)    a person or more than one person acting as a group:

(A)    acquires ownership of stock that brings such person’s or group’s total ownership in excess of 50% of the outstanding stock of the Company; or

(B)    acquires ownership of 35% or more of the total voting power of the Company within a 12 month period; or

(ii)    acquires ownership of assets from the Company equal to 40% or more of the total value of the Company within a 12 month period.

(b)    “Disabled” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees.

(c)    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

9.    Covenants of the Company.

9.1    During the terms of the awards granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such awards.

9.2    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the awards granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any award granted under the Plan or any stock issued or issuable pursuant to any such award. If the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such awards.

10.    Use of Proceeds from Stock.    Proceeds from the sale of stock pursuant to awards granted under the Plan shall constitute general funds of the Company.

11.    Miscellaneous.

11.1    Neither an award recipient nor any person to whom an award is transferred under Section 6.4, Section 7.1(d) or Section 11.5 shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such award unless and until such person has satisfied all requirements for exercise or vesting of the award pursuant to its terms.

11.2    Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or shall affect any right of the Company or its Board or stockholders to terminate the service of any Non-Employee Director with or without cause.

11.3    No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him or her, shall have any right, title or interest in or to any award reserved for the purposes of the Plan except as to such shares of Common Stock, if any, as shall have been reserved for him or her pursuant to an award granted to him or her.

11.4    In connection with each award made pursuant to the Plan, it shall be a condition precedent to the Company’s obligation to issue or transfer shares to a Non-Employee Director or to evidence the removal of any restrictions on transfer that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax. The Non-Employee Director may satisfy any federal, state or local tax withholding obligation relating to the exercise or vesting of such award by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or vesting of the award a number of shares having a fair market value less than or equal to the amount of withholding tax obligation; (iii) or delivering to the Company owned and unencumbered shares of Common Stock having a fair market value less than or equal to the amount of the withholding tax obligation.

11.5    In the event of the death of an optionee, any option or stock appreciation right (or unexercised portion thereof) held by the optionee, to the extent exercisable by him or her on the date of death, may be exercised by the optionee’s personal representatives, heirs, or legatees subject to the provisions of Sections 6.1 and 6.5 hereof.

12.    Adjustments upon Changes in Stock.

12.1    If any change is made in the stock subject to the Plan or subject to any award granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding awards will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding awards.

12.2    In the event of a liquidation of the Company, or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a subsidiary of another corporation, any unexercised awards theretofore granted under the Plan shall be deemed cancelled unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume the awards under the Plan or to use substitute awards in place thereof; provided, however, that, notwithstanding the foregoing, if such awards would otherwise be cancelled in accordance with the foregoing, the holder shall have the right, exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger, or consolidation, to fully exercise the optionee’s award in whole or in part without regard to any installment exercise provisions otherwise provided by Section 6.5. In the event of a Change in Control of the Company, as defined below, any unexercised award theretofore granted under the Plan which is not then already exercisable as to all of the shares subject to the option or stock appreciation right shall become exercisable upon such Change in Control in addition to the shares, if any, as to which the option is already exercisable and any unvested shares of restricted stock shall become fully vested and the Restricted Period shall lapse. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Administrator, the determination of which in that respect shall be final, binding, and conclusive. A “Change in Control” shall be deemed to have occurred if:

(a)    any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially one-third ( 1/3) or more of the common stock of the Company outstanding; or

(b)    if following:

(i)    a tender or exchange offer for voting securities of the Company (other than any such offer made by the Company), or

(ii)    a proxy contest for election of directors of the Company,

the persons who were directors of the Company immediately before the initiation of such event (or directors who were appointed by such directors) cease to constitute a majority of the Board of the Company upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

13.    Amendment of the Plan.

13.1    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the vote of the majority of the shares of the Company represented and voting at a duly held meeting within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(a)    Materially increase the number of shares which may be issued under the Plan;

(b)    Materially modify the requirements as to eligibility for participation in the Plan; or

(c)    Materially increase the benefits accruing to Participants under the Plan, whether by increasing the number of shares for which an award may be granted to a Participant or otherwise.

13.2    Rights and obligations under any award granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan except with the consent of the person to whom the award was granted.

14.    Termination or Suspension of the Plan.

14.1    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on September 30, 2020. No awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.2    Rights and obligations under any award granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan except with the consent of the person to whom the award was granted.

14.3    The Plan shall terminate upon the occurrence of any of the events described in Section 12.2 above.

15.    Effective Date of Amended Plan; Conditions of Exercise.    The effective date of this amended and restated Plan shall be October 1, 2012, subject to the approval of stockholders of the Company within 12 months of the date of adoption. The Plan originally became effective on November 1, 1997, subject to the condition subsequent that the Plan be approved by the vote or written consent of the holders of a majority of the shares of the Company represented and voting at the next special or annual meeting of stockholders of the Company. No award shall be granted under the amended Plan unless and until the stockholder approval condition of this Section 15 has been satisfied.

16.    Indemnification.    In addition to such other rights of indemnification as they may have as members of the Administrator, the members of the Administrator administering the Plan shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such member is liable for negligence or misconduct in the performance of his or her duties, provided that within 60 days after institution of any such action, suit, or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

17.    Captions.    The use of captions in this Plan or any related award agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such award agreement.

18.    Other Provisions.    Each award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Administrator, in its sole discretion.

19.    Number and Gender.    With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

20.    Severability.    If any provision of the Plan or any award agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

21.    Governing Law.    The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

22.    Execution.    To record the adoption of the amended and restated Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

EMULEX®

Computershare

Shareowner Services LLC

480 Washington Boulevard

Jersey City, NJ 07310

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees

01 Michael P. Downey 02 Bruce C. Edwards 03 Paul F. Folino 04 Robert H. Goon 05 Beatriz V. Infante 06 Don M. Lyle

07 James M. McCluney 08 Nersi Nazari 09 Dean A. Yoost

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

For Against Abstain

2 RATIFICATION AND APPROVAL OF THE AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN.

3 RATIFICATION AND APPROVAL OF THE AMENDED AND RESTATED 1997 STOCK AWARD PLAN FOR NON-EMPLOYEE DIRECTORS.

4 RATIFICATION AND APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

5 RATIFICATION OF THE SELECTION OF KPMG LLP AS EMULEX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

For address change/comments, mark here.

(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

EMULEX CORPORATION

3333 SUSAN STREET

COSTA MESA, CALIFORNIA 92626

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul F. Folino and Robert H. Goon as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated on the reverse side, all the shares of common stock of Emulex Corporation held of record by the undersigned at the close of business on September 21, 2012, at the Annual Meeting of Shareholders to be held on November 20, 2012, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, “FOR” EACH OF PROPOSALS 2, 3, 4 AND 5. IN ADDITION, THIS PROXY WILL BE VOTED AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(If you noted any Address Changes/Comments above, please mark corresponding box)

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